Exhibit 10.50

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

RAFAELLA APPAREL GROUP, INC.,

RAFAELLA APPAREL FAR EAST LIMITED

and

VERRAZANO, INC.

and

PERRY ELLIS INTERNATIONAL, INC.

Dated as of January 7, 2011

i

(continued)

(continued)

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EXHIBITS

Form of Bill of Sale	A
Form of Escrow Agreement	B
Form of Intellectual Property Powers of Attorney	C
Form of Trademark and Copyright Assignment	D
Form of Transition Agreement	E
Form of Warrant Agreement	F

SCHEDULES

Sellers’ Disclosure Schedule	I

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of January 7, 2011 (this “Agreement”), is by and among Rafaella Apparel Group, Inc., a Delaware corporation (“Rafaella”), Rafaella Apparel Far East Limited, a Hong Kong limited company (“Rafaella Apparel Far East”), and Verrazano, Inc., a New York corporation (“Verrazano” and collectively with Rafaella, Rafaella Apparel Far East and Verrazano, the “Sellers”), and Perry Ellis International, Inc., a Florida corporation (“Purchaser” and collectively with the Sellers, the “Parties”).

RECITALS

WHEREAS, the Sellers desire to sell, transfer and assign to Purchaser substantially all of the assets owned, leased or licensed by the Sellers;

WHEREAS, Rafaella directly owns all of the capital stock of Rafaella Apparel Far East and Verrazano; and

WHEREAS, Purchaser desires to acquire and assume from the Sellers substantially all of the assets owned, leased or licensed by the Sellers.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, intending to be legally bound hereby, as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1.            Definitions.

(a)           Whenever used in this Agreement, unless the context otherwise requires, the following words and phrases shall have the respective meanings ascribed to them as follows:

“Adjusted EBITDA” means EBITDA adjusted to exclude (a) any extraordinary or non-recurring cash expenses or losses, including, without limitation, (i) costs of the transactions contemplated under this Agreement and the Transaction Documents, including without limitation financial advisory, legal, accounting, tax and investment banking fees and expenses incurred, (ii) the refinancing, repurchasing, and proposed refinancing of Indebtedness, (iii) costs, fees and expenses (including legal fees) incurred by the Sellers in connection with the arbitration proceedings commenced by Kobra International, Ltd. d/b/a Nicole Miller in April of 2009, (iv) subleases and related charges in connection with the New Jersey Lease, (v) third party warehouse transition costs incurred in connection with the outsourcing of Sellers’ distribution center to a third party, including, without limitation, severance and benefit costs, transportation costs, legal fees and expenses, information technology costs, rent and lease charges, (vi) expenses incurred in connection with any insured loss or casualty with respect to Leased Real Property, and (vii) charges related to closure of former pattern room in New York; (b) any non-cash charges; (c) any extraordinary income or gains, including, without limitation, all insurance proceeds and all rights to insurance proceeds, received or receivable in respect of any loss or casualty with respect to Leased Real Property referenced in clause (a)(vi) above; and (d) any other non-cash income.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and affairs of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aged Inventory” means any Inventory (other than Replenishment Inventory, Ongoing Inventory or any Piece Goods Inventory) more than six (6) months old and subject of a Customer Order as of any date of determination.

“Assumed Current Assets” means all Purchased Assets that are Current Assets.

“Assumed Current Liabilities” means all Assumed Liabilities that are Current Liabilities.

“Balance Sheet” means the Sellers’ most recent consolidated audited balance sheet included in the Financial Statements.

“Base Net Working Capital” means ten million dollars ($10,000,000).

“BoNY” means The Bank of New York, a New York banking corporation, and its successors in interest.

“Business” means (i) the business of designing, manufacturing, sourcing, wholesaling, marketing, selling and distributing women’s apparel, accessories and related goods and services, as currently conducted by the Sellers, and (ii) the business of marketing and managing the “Rafaella,” “Verrazano” and “Ellavie” family of trademarks for use in connection with the related goods and services.

“Business Day” means any day, other than Saturday and Sunday, on which federally-insured commercial banks in Miami, Florida and New York, New York are generally open for business and capable of sending and receiving wire transfers.

“Business Intellectual Property” means all Sellers’ right, title and interests in Intellectual Property that is now, and/or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business, including, without limitation, all the Intellectual Property listed in Section 3.20(a) of the Sellers’ Disclosure Schedule.

“Business Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance, occurrence, state of facts, condition or effect that, individually or when taken together with all other such events, changes, violations, inaccuracies, circumstances, occurrences, state of facts, conditions or effects, has had, or is reasonably likely to have, (i) a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Business, taken as a whole, (ii) a material adverse diminution in the value of, or the rights associated with, the Purchased Assets, or (iii) a material adverse effect on the value of, or the rights associated with, the Assumed Liabilities; provided, however, that in determining whether a Business Material Adverse Effect has occurred or exists, there shall be excluded any adverse change or effect that is the result of (A) any war, riot, acts of terrorism, revolution, civil commotion, acts of public enemies or embargo involving the United States or the military forces of the Unites States, (B) general declines in the economy or financial markets of the United States, (C) any conditions generally affecting the industry in which the Business competes, but only to the extent that the change or effect thereof on the Business is not disproportionately more adverse than the change or effect thereof on comparable companies or businesses in the industry in which the Business competes, (D) actions taken by Sellers as required or contemplated by this Agreement or with the express written consent of the Purchaser between the date hereof and the Closing Date, (E) any public announcement of this Agreement or the transactions contemplated hereby, or (F) a termination of the New York Lease pursuant to Item 4 of Schedule 6.2(c).

“Cash Collateralized Letters of Credit” means the Purchaser Cash Collateralized Letters of Credit and the Sellers Cash Collateralized Letters of Credit.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“Cleanup” means all actions to: (i) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any requests by any Governmental Authority for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment, that in any such case are reasonably determined by the Person taking the actions to be required under any applicable Environmental Law or reasonably determined to be desirable in order to mitigate or avoid Liability under any Environmental Law.

“Closing” means the closing of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities, each as contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Net Working Capital” means the amount of Net Working Capital calculated as of the end of the Business Day immediately preceding the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” has the meaning ascribed to such term in the Senior Indenture, including any amendments or supplements to the Collateral Agreements.

“Contract” means any agreement, contract, plan, undertaking, instrument, note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, Permit, license (including, without limitation any License), lease, purchase order, sales order or other similar commitment, obligation, arrangement or understanding, whether written or oral.

“Contract Manufacturer” means any Person other than the Sellers that produces or manufactures any Finished Goods, Inventory or Excluded Inventory or produces any goods or performs any services using the Business Intellectual Property.

“CPSA” means the Consumer Product Safety Act, as amended, and the rules and regulations promulgated thereunder or any successor statute or statutes thereto.

“CPSA Certificate” means the General Certification of Conformity required by section 14(g) of the CPSA and any similar form required under the CPSA.

“Current Assets” means, as of a particular date and without duplication, amounts which would, in conformity with GAAP, be included under and classified as current assets on a consolidated balance sheet of the Sellers, provided, however, that (i) the amount of Receivables from the Sellers’ consolidated balance sheet shall be reduced to an amount equal to Eligible Receivables, (ii) the amount of inventory from the Sellers’ consolidated balance sheet shall be reduced by the amount of Excluded Inventory included therein, and (iii) that Current Assets shall exclude (x) assets associated with federal, state, local or foreign income based Taxes, (y) the Sellers’ LC Cash Deposit, and (z) any deferred costs incurred in connection with the Sellers’ Senior Notes and Financing Agreements.

“Current Liabilities” means, as of a particular date and without duplication, amounts which would, in conformity with GAAP, be included under and classified as current liabilities on a consolidated balance sheet of the Sellers, including, without limitation, (i) all of the Sellers’ obligations with respect to accounts payable associated with the corresponding Business obligations of any of the Sellers and (ii) all accrued, but unpaid, expenses, but excluding any liabilities to HSBC (or any other financial institution which issued such Cash Collateralized Letters of Credit) relating to the Cash Collateralized Letters of Credit.

“Deregistration Notice” means a notice filed or to be filed with the SEC on Form 15 or otherwise, whether or not required under the Exchange Act, regarding Rafaella’s termination of registration and/or duty to file periodic SEC Reports.

“DOJ” means the United States Department of Justice, or any successor Governmental Authority.

“EBITDA” means, for any date of determination, consolidated net income of the Sellers plus, without duplication and to the extent reflected as a charge in the statement of consolidated net income of the Sellers, the sum of (a) total Taxes, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (c) depreciation expense, (d) amortization of intangibles (including customer relationships and non-competition agreements), (e) non-cash write offs of fixed assets, and minus, to the extent included in the statement of such consolidated net income, (x) interest income and (y) gains from the Sellers’ purchase of Senior Notes.

“Eligible Receivables” means Receivables less (a) any reserves established by Sellers for returns, allowances, chargebacks and discounts to, or taken by, customers for such Receivables, and (b) any fees or charges of Wells Fargo in its capacity as Seller Factor under Seller Factoring Agreements or any agreements entered into by any Seller, Wells Fargo and Purchaser in respect of Section 6.2(p) for bad checks, wire transfers or changed terms, which were deducted by Wells Fargo after the Closing Date from payments made by Wells Fargo to Purchaser in accordance with the foregoing agreements.

“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on, or imperfections of, title or transfer of any nature whatsoever (including, without limitation, any Encumbrances arising from any Liability for Taxes).

“Environmental Claim” means any claim, action, cause of action, investigation, demand, letter, request for information or notice (written or oral) by any Person inquiring as to or alleging potential Liability (including, without limitation, potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, Release or threatened Release of any Hazardous Substance, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any international, supranational, national, provincial, regional, federal, state, municipal or local Law, regulation, order, judgment, decree, authorization, opinion or other legally binding requirement relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety of human or other living organisms, including, without limitation, the manufacture, introduction into commerce, export, import, processing, distribution, use, generation, treatment, storage, handling, presence, disposal, transportation, Release or management of, or other activities with respect to, Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., the Clean Air Act, 33 U.S.C. § 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., in each case as in effect from time to time prior to, on and after the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means Person required at any particular time to be aggregated with any of the Sellers under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder or any successor statute or statutes thereto.

“Excluded Inventory” means any Inventory that is (i) damaged, (ii) more than six (6) months old (exclusive of any Replenishment Inventory, any Ongoing Inventory or any Piece Goods Inventory) and not to subject of a Customer Order as of any date of determination and/or (iii) not of useable or saleable quality in the ordinary course of business.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder or any successor statute or statutes thereto.

“Final Adjustment Amount” means (x) Final Net Working Capital, plus any decrease of the Purchase Price in accordance with the first sentence of Section 2.10(b), if any, minus (y) the sum of (i) Base Net Working Capital, plus (ii) Excluded Cash, if any, plus (iii) any Purchase Price increase paid to Sellers pursuant to clause (y) of the second sentence of Section 2.10(b), if applicable.

“Final Net Working Capital” means the Closing Date Net Working Capital (y) as shown in Purchaser’s calculation delivered pursuant to Section 2.11(a), if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.11(b); or (z) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 2.11(b), (A) as agreed by Purchaser and the Sellers pursuant to Section 2.11(c) or (B) in the absence of such agreement, as shown in the Reviewing Accountant’s calculation delivered pursuant to Section 2.11(d); provided, that in no event shall Final Net Working Capital be more than the Sellers’ calculation of Closing Date Net Working Capital delivered pursuant to Section 2.11(b) or less than Purchaser’s calculation of Closing Date Net Working Capital delivered pursuant to Section 2.11(a).

“Financing Agreements” means, collectively, (i) the Financing Agreement, dated June 20, 2005, among Rafaella, Verrazano, HSBC, Israel Discount Bank of New York and the other lenders signatory thereto, (ii) the Amended and Restated Financing Agreement, dated May 21, 2010, among Rafaella, Verrazano, Cerberus Capital Management, L.P., HSBC and the other lenders signatory thereto, (iii) the Continuing Indemnity Agreement, dated June 20, 2005, between Rafaella and HSBC, (iv) the Pledge Agreement, dated June 20, 2005, among Rafaella and HSBC, as agent, and the other parties thereto, (v) the Reaffirmation of Stock Pledge Agreement, dated May 21, 2010, among Rafaella and HSBC, as agent, and the other parties thereto, (vi) the Continuing Letter of Credit Agreement, dated June 20, 2005, among Rafaella and HSBC and the other parties thereto, (vii) the Deposit Account Control Agreement, dated June 20, 2005, among Rafaella, BoNY and HSBC, (viii) the Trademark Collateral Security Agreement, dated June 20, 2005, among Rafaella and HSBC and the other parties thereto, (ix) the Reaffirmation of Trademark Collateral Security Agreement, dated May 21, 2010, among Rafaella and HSBC and the other parties thereto, (x) the Intercreditor Agreement, dated June 20, 2005, among Rafaella, Verrazano, HSBC and BoNY, as trustee and collateral agent, (xi) the Second Lien Security Agreement, dated June 20, 2005, in favor of BoNY, among Rafaella, the additional grantors listed therein and BoNY, and (xii) the Note Purchase Agreement.

“Finished Goods” means items of apparel or accessories that are complete and packaged or ready to be packaged and ready to be shipped.

“FTC” means the United States Federal Trade Commission, or any successor Governmental Authority.

“GAAP” means United States generally accepted accounting principles.

“GMAC” means Ally Commercial Finance LLC, formerly known as GMAC Commercial Finance LLC.

“GMAC Factoring Agreement” means that certain Amended and Restated Collection Services Factoring Agreement, dated December 16, 2008, between GMAC and Rafaella, which was terminated prior to February 28, 2009.

“Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, medical waste, radon, asbestos or asbestos-containing products or materials, chlorofluorocarbon, hydrofluorocarbon, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or lead-containing paint or plumbing; and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning.

“HSBC” means HSBC Bank USA, National Association, a national banking association, including its successors and assigns.

“Identified Agreements” means, collectively, the Collateral Agreements, the Financing Agreements, the Seller Factoring Agreements, the Senior Indenture and the Rafaella Acquisition Agreements.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary and usual course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (viii) all guarantees by such Person of the indebtedness of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Initial Adjustment Amount” means an amount equal to the difference between the Net Working Capital as of the date of the Previous Month’s Balance Sheet and Base Net Working Capital.

“Intellectual Property” means all intellectual property, in any jurisdiction worldwide, whether registered and unregistered, including, without limitation: (i) all trademarks, service marks, trade names, logos, artwork, designs and symbols, corporate names, certification marks, collective marks, d/b/a’s, Internet domain names and websites, user names on social media websites, business symbols, brand names and other indicia of origin, all applications and registration for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) all patents, patent applications and inventions, if any, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all published and unpublished works of authorship, if any, whether copyrightable or not (including, without limitation, data bases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (iv) all confidential information, trade secrets and know-how, if any, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer and supplier lists and other industry information; (v) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at Law or equity for any past, present or future infringement or misappropriation of any of the Intellectual Property; (vi) all Licenses, options to license and other contractual rights to use the Intellectual Property; (vii) all UPC Codes; and (viii) all computer and electronic data processing programs and software programs and related documentation, existing research projects, computer software presently under development, and all software concepts owned and all proprietary information, processes, formulae and algorithms, used in the ownership, marketing, development, maintenance, support and delivery of such software, subject to all applicable licenses and rights to use such software.

“Intellectual Property Powers of Attorney” means, collectively, the irrevocable powers of attorney naming Purchaser or its designee as the applicable Seller’s attorney-in-fact for the purpose of transferring any registered Business Intellectual Property from the applicable Sellers to Purchaser or its designee, in substantially the form of Exhibit C attached hereto.

“Inventory” means all inventory, valued at (i) for Finished Goods (other than Aged Inventory), the Landed Duty-Paid Value at cost, (ii) for Aged Inventory, the lower of the Landed Duty-Paid Value at cost or the purchase price in any related Customer Order with respect to such Aged Inventory, and (iii) for work-in-process, supplies and raw materials, the standard cost which approximates a first-in-first-out basis, that is now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business, including, without limitation, Finished Goods, work-in-process, supplies and raw materials; provided, however, that Inventory shall not include any Excluded Inventory.

“IRS” means the United States Internal Revenue Service, or any successor Governmental Authority.

“Jefferies” means Jefferies & Company, Inc.

“Landed Duty-Paid Value” means, with respect to any Finished Goods, the sum of (i) the standard cost of such Inventory (including insurance, freight costs and commissions allocated thereto) at the first port of arrival in the United States (whether such Finished Goods have been shipped to such port, are in transit or have arrived at such port) and any import duties thereon, plus (ii) standard freight costs to transport such Finished Goods to the first warehouse or distribution center owned, leased or operated by Sellers or a third party for Sellers’ behalf or account (whether such Finished Goods have been shipped, are in transit or have arrived at such warehouse or distribution center).

“Law” means any federal, provincial, state, local, municipal, foreign, national, supranational, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty imposed by a Governmental Authority.

“Letter of Intent” means the non-binding expression of interest in pursuing the transactions contemplated by this Agreement, dated October 18, 2010, by and between Rafaella and Purchaser.

“Liability” means any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

“Losses” means any and all damages, fines, fees, penalties, deficiencies, Liabilities, claims, losses (including loss of value), demands, judgments, settlements, actions, obligations and costs and expenses (including interest, court costs and fees and costs of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Net Working Capital” means, as of a specified date, (A) the sum of (x) Assumed Current Assets plus (y) Excluded Cash plus (z) Prepaid Expenses which are not classified as current assets on the consolidated balance sheet of the Sellers, less (B) the sum of (x) Assumed Current Liabilities plus (y) $150,000; provided, that such calculation shall exclude (i) any intercompany accounts and any balances owed between or among any of the Sellers, (ii) any current Tax assets and Tax liabilities (including deferred Tax assets and Tax liabilities), (iii) any property or item of value received in connection with any transfer of any Excluded Assets (other than any Assumed Current Assets or cash so received, which shall be included in the calculations), (iv) the Sellers’ LC Cash Deposit, and (v) any gain or loss relating to or resulting from any hedging agreement, calculated in a manner consistent with the preparation of the Sellers’ calculation of Net Working Capital as of September 30, 2010, as set forth in Section 2.10(a) to the Sellers’ Disclosure Schedule.   For the avoidance of doubt, “cash and cash equivalents” of the Sellers for purposes of calculating Net Working Capital shall not include the amount of Sellers’ LC Cash Deposit (or the amount required to be deposited in respect thereto) but shall include the cash and cash equivalents released or to be released by HSBC to Purchaser, if any, upon Purchaser’s deposit of cash with HSBC to cash collateralize the Purchaser’s Cash Collateralized Letters of Credit.

“New Jersey Lease” means that certain lease, dated as of July 25, 2007, by and between 51-53 Hook Road, L.L.C., as landlord, and Rafaella, as tenant.

“New York Lease” means the Indenture of Lease, dated March 15, 1993, between Keystone Associates and Rafaella Sportswear, Inc., as amended and supplemented, regarding the property located at 1411 Broadway, New York, New York 10018.

“Note Purchase Agreement” means the Note Purchase Agreement, dated June 13, 2005, among Rafaella, Jefferies and the guarantors named therein.

“Ongoing Inventory” means, for the purposes of the Previous Month’s Balance Sheet, “ongoing” Inventory as of November 30, 2010 which is set forth on Section 1.1(a) of the Sellers’ Disclosure Schedule as of the date hereof and, for purposes of the Closing Date Balance Sheet, “ongoing” Inventory as of the Closing Date.  As of two (2) Business Days prior to the Closing Date, the Sellers shall deliver an updated Section 1.1(a) of the Sellers’ Disclosure Schedule as of the last day of the immediately preceding month end prior to the Closing Date.

“Parent” means RSW 2005, Inc., a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor Governmental Authority established under ERISA.

“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, order, certificate or authorization by, of or to any Governmental Authority, including, without limitation, any CSPA Certificates.

“Permitted Encumbrances” means (i) landlord’s liens, (ii) liens for Taxes, assessments and charges of Governmental Authorities that are not yet due and payable (or being contested in good faith; provided, that adequate reserves have been posted or set aside therefor); (iii) mechanics’, carriers’, workers’ and other similar Encumbrances arising or incurred in the ordinary course of business, in each case that individually or in the aggregate with other such title defects and imperfections, does not materially impair the value of the property subject to such Encumbrances or other such title defect or the use of such property in the conduct of the Business; (iv) in the case of the Purchased Leased Real Property, (a) the rights of any lessor and (b) any Encumbrance granted by any lessor of such Purchased Leased Real Property or any such lessor’s predecessors in title; (v) Encumbrances, including custom duties and freight costs, created or imposed by the terms of the Purchase Orders, Customer Orders, Purchased Contracts or Purchased Real Property Leases set forth in Sections 2.1(i), 2.3(a)(ii) (as such Section 2.3(a)(ii) of the Sellers’ Disclosure Schedule is updated in accordance with Section 2.3(a)(ii) and Section 5.18), 3.17(a), 3.17(b) (as such Section 3.17(b) of Sellers’ Disclosure Schedules is updated in accordance with Section 5.18) and 3.21(b) of the Sellers’ Disclosure Schedule, respectively; (vi) Encumbrances under the Purchaser Cash Collateralized Letters of Credit; and (vii) the lien in favor of GMAC in connection with the GMAC Factoring Agreement against (x) all of Rafaella’s Receivables (together with the proceeds thereof) created or arising prior to December 19, 2008 and (y) any merchandise represented thereby and any proceeds thereof; provided, that the obligation giving rise to such lien is for an amount not exceeding $65,000 and has been fully collateralized by a cash collateralized letter of credit issued by HSBC, which has been posted by Rafaella for the benefit of GMAC.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

“Piece Goods Inventory” means, for the purposes of the Previous Month’s Balance Sheet, “piece goods” Inventory as of November 30, 2010 which is set forth on Section 1.1(b) of the Sellers’ Disclosure Schedule as of the date hereof and, for purposes of the Closing Date Balance Sheet, “piece goods” Inventory as of the Closing Date.  As of two (2) Business Days prior to the Closing Date, the Sellers shall deliver an updated Section 1.1(b) of the Sellers’ Disclosure Schedule as of the last day of immediately preceding month end prior to the Closing Date.

“Plan” means any employment, consulting, wage, base compensation, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation or depreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, sick time, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, obligation, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Environmental Liabilities” means all Losses asserted against, resulting to, imposed on, or incurred by Purchaser or its Affiliates in connection with: (i) any actual or alleged Release or threatened Release of any Hazardous Substance prior to the Closing Date on or from or affecting any of the Leased Real Property; (ii) any actual or alleged violation of any Environmental Law prior to the Closing Date, by any of the Sellers or in connection with the Business by any other Person; (iii) any Environmental Claim made by any Person that relates to or is based upon the operation of the Business prior to the Closing Date or to any act or omission of any of the Sellers prior to the Closing, including, without limitation, Environmental Claims based on indemnities or other contractual undertakings; and (iv) the matters listed in Section 3.22 of the Sellers’ Disclosure Schedule.

“Prepaid Expenses” means all prepaid expenses, deferred charges, advance payments, the Security Deposits paid by or on behalf of Sellers, reserves in connection with any Permitted Encumbrances and similar items, excluding any such items arising from, related to, or in connection with, any Excluded Assets. The Prepaid Expense categories and amounts as of September 30, 2010 are set forth in Section 1.1(c) of the Sellers’ Disclosure Schedule.

“Previous Month Adjusted EBITDA Statement” means the statement of Adjusted EBITDA for the twelve (12) calendar months ended on the date of the Previous Month’s Balance Sheet.

“Proposition 65” means The Safe Drinking Water and Toxic Enforcement Act of 1986 of the State of California, as amended, including the rules and regulations promulgated thereunder.

“Purchase Order” means a Contract between the Sellers and any of their Contract Manufacturers for Finished Goods detailing the merchandise or services to be rendered to the Sellers.

“Purchaser Material Adverse Change” means any development or change that has, or is reasonably likely to have a Purchaser Material Adverse Effect.

“Purchaser Material Adverse Effect” means a material adverse effect on the enforceability of Purchaser’s obligations under this Agreement or the Transaction Documents or the Purchaser’s ability to perform its obligations under this Agreement or the Transaction Documents in a timely manner or to consummate the transactions contemplated by this Agreement or the Transaction Documents without material delay.

“Purchaser Public Reports” means, collectively, (i) all Annual Reports on Form 10-K, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Purchaser with the SEC since January 1, 2008; (ii) all Quarterly Reports on Form 10-Q, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Purchaser with the SEC since January 1, 2008; (iii) all Current Reports on Form 8-K, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Purchaser with the SEC since January 1, 2008; (iv) all registration statements, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Purchaser with the SEC since January 1, 2008; and (v) any other information, reports, forms, applications and other documents and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Purchaser with the SEC since January 1, 2008.

“Rafaella Acquisition Agreements” means, collectively, (i) the Securities Purchase Agreement, dated April 15, 2005, among RA Cerberus Acquisition, LLC, Parent, Verrazano, Ronald Frankel and Rafaella (including Amendment No. 1 to the Securities Purchase Agreement, dated May 27, 2005); (ii) the Contribution Agreement, dated June 20, 2005, among Parent and Rafaella; (iii) the Registration Rights Agreement, dated June 20, 2005, among Rafaella, Jefferies and the guarantors named therein; (iv) the Escrow Agreement, dated June 20, 2005, among Rafaella, RA Cerberus Acquisition, LLC, Ronald Frankel, and JPMorgan Chase Bank, N.A., as escrow agent; (v) the Redemption Agreement, dated June 20, 2005, among Rafaella, Parent and RA Cerberus Acquisition, LLC; and (vi) the Stockholder’s Agreement, dated June 20, 2005, among Rafaella, RA Cerberus Acquisition, LLC, Parent and the principals set forth therein; and (vii) any other Contract (other than the Financing Agreements) entered into in connection with the acquisition of the assets of Parent and the Sellers and the Business, including any amendments or supplements to any of the foregoing.

“Receivables” means all of the Sellers’ accounts (including, without limitation, all health-care insurance receivables), Contract rights, instruments (including, without limitation, promissory notes and other instruments evidencing Indebtedness owed to the Sellers by any Person other than any of their respective Affiliates), chattel paper (whether tangible or electronic), general intangible assets relating to accounts, drafts and acceptances, and all other forms of obligation owing to any of the Sellers arising out of, or in connection with, the sale, lease or other disposition of Inventory or Excluded Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured.

“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape and includes any “release” as defined in CERCLA or in any other Environmental Law.

“Replenishment Inventory” means Inventory that relates to a current customer program that will be in place for at least twelve (12) months after the Closing Date.  The Replenishment Inventory as of December 6, 2010 is set forth on Section 1.1(d) of the Sellers’ Disclosure Schedule attached hereto.  As of two (2) Business Days prior to the Closing Date, the Sellers shall update Section 1.1(d) of the Sellers’ Disclosure Schedule as of the close of business on the date which is four (4) Business Days prior to the Closing Date.

“Representatives” with respect to any Person, means, collectively, such Person’s directors, officers, managers, trustees, shareholders, members, partners, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives.

“SEC” means the United States Securities and Exchange Commission, or any successor Governmental Authority.

“SEC Reports” means, collectively, (i) all Annual Reports on Form 10-K, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, any of the Sellers with the SEC since July 1, 2008; (ii) all Quarterly Reports on Form 10-Q, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, any of the Sellers with the SEC since July 1, 2008; (iii) all Current Reports on Form 8-K, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, any of the Sellers with the SEC since July 1, 2008; (iv) all registration statements, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, any of the Sellers with the SEC since July 1, 2008; (v) any Deregistration Notice, and any amendments or supplements thereto, filed or to be filed by, or on behalf of, any of the Sellers with the SEC; and (vi) any other information, reports, forms, applications and other documents and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, any of the Sellers with the SEC since July 1, 2008.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder or any successor statute or statutes thereto.

“Security Deposit” means any security deposits, whether deposited with or paid by any of the Sellers or any of their respective Affiliates (including any tenant security or other similar deposit held by or on behalf of a landlord in connection with any Leased Real Property and any tenant security or other similar deposit held by or on behalf of any of the Sellers in connection with any sub-lease thereof).

“Seller Employment Agreements” means, collectively, (i) the Employment Agreement, dated June 20, 2005, between Rafaella and Chad J. Spooner, (ii) the Employment Agreement, dated as of April 24, 2006, between Rafaella and Christa Michalaros, (iii) the Consulting Agreement and General Release, effective as of April 25, 2006, among Rafaella and Glenn S. Palmer, (iv) the Employment Agreement dated as of May 1, 2006, between Rafaella and Nichole Vowteras, (v) the Employment Agreement, dated as of June 20, 2006, between Rafaella and Rosemary Mancino, (vi) the Employment Agreement, dated as of April 3, 2009, between Rafaella and Lance Arneson, (vii) the Employment Agreement, dated as of January 22, 2007, between Rafaella and Jason W. Epstein, (viii) the Employment Agreement, dated as of January 8, 2008, between Rafaella and Husein Jafferjee, (ix) the Amended and Restated Employment Agreement, dated as of October 13, 2010, between Rafaella and Richard Metzger, (x) the letter agreement, dated as of July 28, 2009, between Rafaella and Joel H. Newman, (xi) the Amended and Restated Agreement for Chairman of the Board of Directors, dated as of May 21, 2010, between Rafaella and John Kourakos and (xii) any other Seller Plan with, or for the benefit of, any of the Sellers’ current and former directors and principal executive officers, including any amendments or supplements to any of the foregoing.

“Seller Factor” means Wells Fargo and any other factor that enters into a Seller Factoring Agreement.

“Seller Factoring Agreements” means, collectively, the Factoring Agreement, dated December 19, 2008, between Rafaella and the Wells Fargo (including the amendment thereto, dated February 18, 2010) and the Factoring Agreement, dated December 19, 2008, between Verrazano and Wells Fargo (including the amendment thereto, dated February 18, 2010) and any other agreement between any of the Sellers and a Seller Factor, including any other amendments or supplements thereto, but excluding the GMAC Factoring Agreement.

“Seller Material Adverse Change” means any development or change that has or is reasonably likely to have a Business Material Adverse Effect or a Seller Material Adverse Effect.

“Seller Material Adverse Effect” means a material adverse effect on the enforceability of the Sellers’ respective obligations under this Agreement or the Transaction Documents or the Sellers’ ability to perform their respective obligations under this Agreement or the Transaction Documents in a timely manner or to consummate the transactions contemplated by this Agreement or the Transaction Documents without material delay, but excluding a Business Material Adverse Effect, provided a termination of the New York Lease pursuant to Item 4 of Schedule 6.2(c) shall not constitute a Seller Material Adverse Effect.

“Seller Plan” means a Plan that any of the Sellers, or any ERISA Affiliate, sponsors, maintains, has any obligation to contribute to, has or may have Liability under or is otherwise a party to, or that otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of any of the Sellers or the Business on account of employment with the Sellers, on the date of this Agreement or, in the case of representations being made as of the Closing Date, the Closing Date, and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five (5) year period preceding the date of this Agreement, but excluding any provision or covenant therein that prohibits or limits the ability of any Person to disclose or use any of the Sellers’ confidential information or compete with the Business, the Sellers or any of their respective Affiliates.

“Seller Subsidiaries” means Verrazano and Rafaella Apparel Far East and any other Subsidiaries of Rafaella.

“Sellers’ Disclosure Schedule” means that schedule of disclosures made by Sellers and annexed hereto as Schedule I.

“Sellers’ Knowledge” means, with respect to the Sellers, the facts and circumstances that are known or reasonably should have been known, (i) after reasonable inquiry, by Christa Michalaros or Lance Arneson or (ii) by Rosemary Mancino, in each case pursuant to the discharge of their duties as executive officers of Rafaella.

“Senior Indenture” means the Indenture, dated June 20, 2005, among Rafaella, the guarantors named therein, the Senior Indenture Trustee and BoNY, as collateral agent, including any amendments and supplements thereto.

“Senior Indenture Trustee” means BoNY, as trustee under the Senior Notes Indenture, and its successors in such capacity.

“Senior Notes” means the 11.25% Senior Secured Notes due 2011 issued by Rafaella under the Senior Indenture.

“Straddle Period” means any Tax period beginning, but not ending, on or before the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person; (ii) of which the first Person or any other Subsidiary of the first Person is a general partner or managing member or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

“Tangible Property” means all machinery, tools, equipment, computers, computer equipment, servers, computer disks and peripheral devices, appliances, fixtures, motor vehicles, trucks, forklifts, and other rolling stock, spare parts and other tangible personal property (other than Inventory or Excluded Inventory) including, without limitation, any assignable warranties related thereto, in each case whether owned or leased by any of the Sellers or any of their respective Affiliates, that is now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business.

“Tax” and “Taxes” means all federal, state, municipal, local or foreign income, gross receipts, employment, payroll, license, excise, severance, stamp (other than as expressly set forth in

Section 12 of the Warrant), occupation, premium, windfall profits, environmental (including, without limitation, taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, and any Liability for the payment of any items described above as a result of (i) being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group, (ii) being included (or being required to be included) in any Tax Return related to such group and (iii) any Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee Liability, in respect of any of the items described in above, including any interest, penalty or addition to any of the foregoing imposed by any Taxing Authority, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Trademark and Copyright Assignment” means the agreement, substantially in the form attached as Exhibit D hereto.

“Transaction Documents” means the Bill of Sale, the Escrow Agreement, the Trademark and Copyright Assignment, the Transition Agreement, and the Warrant, collectively.

“Transition Agreement” means that certain agreement, dated as of the Closing Date, between Purchaser and Sellers pursuant to which Purchaser shall provide assistance to Sellers in connection with the winding down of each of Rafaella, Rafaella Far East and Verrazano, substantially in the form attached as Exhibit E hereto.

“UPC Code” means any Universal Product Code, including, without limitation, any International Article Numbers.

“Warrant” means the non-transferable two (2) year warrant agreement to be issued and delivered to Rafaella, substantially in the form attached as Exhibit F hereto, entitling the holder thereof to purchase up to one-hundred six thousand five-hundred sixty-four (106,564) unregistered shares of Purchaser’s common stock pursuant to the terms, and subject to the conditions, of the Warrant.

“Wells Fargo” means Wells Fargo Trade Capital, LLC.

Section 1.2.                                   Other terms defined are in the other parts of this Agreement indicated below:

“AAA”	2.11(c)
“Acceptance Notice”	5.14(b)
“Agreement”	Preamble
“Assumed Liabilities”	2.3(a)

“BDO Seidman”	2.11(c)
“Bill of Sale”	2.9(b)
“Business Permits”	3.12(b)
“Chargeback Dispute Resolution Period”	5.14(c)
“Chargeback Disputed Matters”	5.14(c)
“Chargeback Special Accountants”	5.14(c)
“Closing Amount”	2.8(a)
“Closing Date Balance Sheet”	2.11(a)
“Closing Extension Notice”	8.2(a)
“Confidentiality Agreement”	5.2(a)
“Confirmed Inventory”	2.12
“Confirmed Inventory Location”	2.12
“Consent”	3.2(b)
“Customer Order”	2.3(a)(ii)
“Deferred Purchased Contract”	5.8
“Deferred Purchased Contract Period”	5.8
“Dispute Notice”	2.11(b)
“Downward Adjustment Payment”	2.11(e)
“Escrow Account”	5.15
“Escrow Agent”	5.15
“Escrow Agreement”	5.15
“Escrow Amount”	2.8(b)
“Excluded Assets”	2.2
“Excluded Cash”	2.10(b)
“Excluded Insurance Items”	2.2
“Excluded Liabilities”	2.4
“Excluded Tax Refunds”	2.2
“FF&E”	2.1(b)
“Financial Statements”	3.3(a)
“Governmental Approvals”	3.2(c)
“HSR Act”	3.2(c)
“Indemnity Amount”	7.4(a)
“Indemnity Period”	7.1(a)
“Landlord”	8.2(b)
“LC Limit	2.8(j)
“Leased Real Property”	3.21(a)
“License”	3.20(b)
“Licensed Intellectual Property”	3.20(b)
“Maximum Indemnity Amount”	7.4(a)
“McGladrey”	2.11(c)
“New York Lease Extension Notice”	8.2(b)
“Order Book”	2.3(a)
“Parties”	Preamble
“Permitted Closing”	8.2(a)
“Physical Count”	2.12
“Previous Month’s Balance Sheet”	2.10(a)

“Purchase Price”	2.5(a)
“Purchase Price Allocation”	2.5(b)
“Purchased Assets”	2.1
“Purchased Contract”	2.1(i)
“Purchased Leased Real Property”	3.21(b)
“Purchaser”	Preamble
“Purchaser Cash Collateralized Letters of Credit	2.8(j)
“Purchaser Chargebacks”	5.14(a)
“Purchaser Health Plan”	5.10(a)
“Purchaser Indemnified Parties”	7.2
“Purchaser Plans”	5.10(a)
“Purchaser Returns”	5.14(b)
“Rafaella”	Preamble
“Rafaella Apparel Far East”	Preamble
“Return Notice”	5.14(b)
“Returned Goods”	5.14(b)
“Reviewing Accountant”	2.11(c)
“Right of First Refusal”	5.14(b)
“ROFR Notice Period”	5.14(b)
“Seller Cash Collateralized Letters of Credit”	2.9(e)
“Seller Chargebacks”	5.14(a)
“Seller Indemnified Parties”	7.3
“Seller Returns”	5.14(b)
“Sellers”	Preamble
“Sellers’ LC Cash Deposit”	2.9(e)
“Supplemental Disclosure”	5.18
“Third Party Price”	5.14(b)
“Threshold”	7.4(a)
“Transferred Employees”	5.10(a)
“Unidentifiable Chargebacks”	5.14(a)
“Unidentifiable Returns”	5.14(b)
“Upward Adjustment Payment”	2.11(e)

Section 1.3.                                   As used in this Agreement, except to the extent that the context otherwise requires:

(a)                                  when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)                                 the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, irrespective of whether used in connection with the words “without limitation”, they are deemed in all cases to be followed by the words “without limitation”;

(d)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                                    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)                                 if any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day; provided, however, that if an action is to be taken in Hong Kong on a day that commercial banks in Hong Kong are not generally open for business, such action shall be taken on the next business day that commercial banks in Hong Kong are generally open for business;

(h)                                 references to a Person are also to its permitted successors and assigns;

(i)                                     references to “dollar” amounts or “$” shall mean United States dollars.

(j)                                     the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(k)                                  “ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice”;

(l)                                     “assets” shall include “rights,” including rights under Contracts; and

(m)                               “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS AND CLOSING

Section 2.1.                                   Purchase and Sale.  At the Closing, upon the terms and subject to the conditions of this Agreement, each of the Sellers will sell, transfer, assign, convey and deliver or cause to be sold, transferred, assigned, conveyed and delivered, to Purchaser, and Purchaser will purchase from the Sellers, and acquire good, valid and marketable title to, free and clear of all Encumbrances (including, without limitation, any Encumbrances under the Identified Agreements), other than Permitted Encumbrances, all of the assets, properties and rights of the Sellers and their respective Subsidiaries that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business, including, without limitation, all assets reflected on the most recent balance sheet included in the Financial Statements and not subsequently disposed of in the ordinary course of business without breach of any provision of this Agreement, in each case other than the Excluded Assets described in Section 2.2 (collectively, the “Purchased Assets”).  The Purchased Assets shall include:

(a)                                  all Purchased Leased Real Property;

(b)                                 all Tangible Property (including all rights of the Sellers in any leases of Tangible Property), including all of the furniture, fixtures and equipment (“FF&E”); Section 2.1(b) of the Sellers’ Disclosure Schedule sets forth the FF&E as of November 30, 2010, which FF&E shall be listed by location;

(c)                                  all Inventory and Excluded Inventory;

(d)                                 the Order Book;

(e)                                  the Purchase Orders, as set forth in Section 3.17(b) of the Sellers’ Disclosure Schedule as updated as of two (2) Business Days prior to the Closing Date in accordance with Section 5.18 hereof and the Customer Orders as set forth in Section 2.3(a)(ii) of the Sellers’ Disclosure Schedules as updated as of two (2) Business Days prior to the Closing Date in accordance with Section 2.3(a)(ii) and Section 5.18;

(f)                                    all Receivables and all notes, bonds and other evidence of Indebtedness of any Person (other than the Sellers), and rights of any of the Sellers or any of their respective Affiliates to receive payments arising out of, sales occurring in the conduct of the Business and the security agreements related thereto, including, without limitation, all rights of any of the Sellers or their respective Affiliates with respect to any third-party collection proceedings or any other actions or proceedings that have been commenced in connection therewith;

(g)                                 the Sellers’ UPC Codes, in each case, as set forth in Section 2.1(g) of the Sellers’ Disclosure Schedule;

(h)                                 all Business Intellectual Property;

(i)                                     all rights of the Sellers under all Contracts (including the Purchaser Cash Collateralized Letters of Credit) that are now, or at the time of the Closing will be, used or useful in, or necessary for the conduct of, the Business or relating to or arising out of the conduct of the Business, including, without limitation, all Contracts under which any of the Sellers have the right to protect the confidentiality of information relating to the Business or to prevent third parties from competing with the Business or soliciting employees of the Business, all agency and distributor agreements, all of which Contracts are listed either in Section 2.1(i), 2.3(a)(ii) (as such Section 2.3(a)(ii) of the Sellers’ Disclosure Schedule is updated in accordance with Section 2.3(a)(ii) and Section 5.18), 3.17(a), 3.17(b) (as such Section 3.17(b) of the Sellers’ Disclosure Schedule is updated in accordance with Section 5.18 hereof) or 3.21(b) of the Sellers’ Disclosure Schedule (collectively, the “Purchased Contracts”); provided, however, that Purchased Contracts shall exclude the (i) Identified Agreements (other than the Purchaser Cash Collateralized Letters of Credit) and the GMAC Factoring Agreement and (ii) the New York Lease in the event the New York Lease is terminated pursuant to Item 4 of Schedule 6.2(c);

(j)                                     all Permits that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business, including, without limitation, the Business Permits listed in Section 3.12(b) of the Sellers’ Disclosure Schedule;

(k)                                  all files, documents, instruments, papers, books and records (whether in paper, digital or other tangible or intangible form) that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business, the Purchased Assets or the Assumed Liabilities, including, without limitation, copies of financial records, copies of Tax records (other than income Tax records), all technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, manuals, engineering and scientific data, sales and promotional literature, drawings, technical plans, business plans, budgets, price lists, lists of customers and suppliers and human resources data;

(l)                                     all rights, claims and causes of action and choses in action that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business or any of the Assumed Liabilities or the Purchased Assets;

(m)                               all Prepaid Expenses that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business;

(n)                                 all rights to any all refunds or credits, if any, of Taxes with respect to the Business for the Straddle Period, other than the Excluded Tax Refunds, and for any taxable period beginning after the Closing Date;

(o)                                 all rights of any of the Sellers under or pursuant to all warranties, representations, indemnities and guarantees made by suppliers, manufacturers, intermediaries, distributors and contractors in connection with products sold or services provided to any of the Sellers for, or in connection with, the Business, or in respect of any Purchased Asset, but excluding any such rights with respect to Excluded Assets;

(p)                                 all insurance proceeds and all rights to insurance proceeds, other than Excluded Insurance Items, received or receivable in respect of any loss or casualty with respect to any asset that on the Closing Date is a Purchased Asset;

(q)                                 all telephone numbers, websites and domain names and user names on social media websites that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business;

(r)                                    all goodwill associated with the Business and the Purchased Assets, together with the right to represent to third parties that Purchaser is the successor to the Business;

(s)                                  all assets described in Section 2.1(s) of the Sellers’ Disclosure Schedule, whether or not now, or at the time of the Closing, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business; and

(t)                                    cash and cash equivalents of Sellers, other than the Excluded Cash.

Section 2.2.                                   Excluded Assets.  Notwithstanding any provision of this Agreement express or implied to the contrary, Purchaser shall not acquire and there shall be excluded from the Purchased Assets (a) the capital stock of, or any membership interest, partnership interest or any similar equity interest in, any Person, (b) any Seller Plan and all Contracts and refunds related thereto (including refunds of workers’ compensation expenses, Contract premiums or payments), (c) all Leased Real Property (other than Purchased Leased Real Property), (d) the Excluded Cash and any bank account in which the Excluded Cash is deposited, (e) insurance policies and all prepaid expenses or premiums, proceeds, rights and claims thereunder (“Excluded Insurance Items”), provided Excluded Insurance Items shall not include insurance proceeds or the rights to insurance proceeds received or receivable by the Sellers in respect of any loss or casualty with respect to any asset that on the Closing Date is a Purchased Asset, unless the Company has paid to restore, repair or replace such asset prior to the Closing Date, (f) all income Tax based assets and all refunds or credits, if any, of Taxes due to or from the Sellers with respect to the Business for a taxable period ending before the Closing Date or due to or from Sellers with respect to the Business for the applicable pro rata portion of the Straddle Period (the “Excluded Tax Refunds”), (g) the minute books, charter documents, and transfer records of the Sellers and such other books and records as pertain to the organization, existence or capitalization of the Sellers, any other books or records not related to the Business or the Purchased Assets, and financial records pertinent to the Sellers’ operation of the Business (copies of which will be provided to Purchaser) and the Sellers’ Tax records (copies of which will be provided to Purchaser), (h) the Sellers’ rights under this Agreement and the Transaction Documents to which it is a party, (i) all assets owned or held in trust or otherwise associated with or used in connection with any Seller Plan, (j) all of the Sellers’ rights, claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against third parties which (1) may arise in connection with the discharge by the Sellers of the Excluded Liabilities or (2) are related to the Excluded Assets, (k) any amounts received by Purchaser or the Sellers related to, associated with, or in payments of the Seller Chargebacks and the Seller Returns, (l) the Sellers’ LC Cash Deposit, (m) the Seller Cash Collateralized Letters of Credit, (n) any prepaid expenses made by or on behalf of the Sellers other than Prepaid Expenses, (o) each of the assets set forth in Section 2.2 of the Sellers’ Disclosure Schedule, and (p) any assets, properties, privileges, rights, interests and claims, real and personal, tangible and intangible, disposed of prior to the Closing in the ordinary course of business and not in violation of this Agreement (collectively, the “Excluded Assets”).

Section 2.3.                                   Assumed Liabilities.

(a)                                  Purchaser agrees that, on the Closing Date, Purchaser shall assume and thereafter (subject to contesting such assumed Liabilities in good faith) pay, perform or discharge, as the case may be, only (i) Liabilities related to Purchaser Chargebacks and Purchaser Returns; (ii) those Liabilities accruing as of or after the Closing Date and in respect of the all orders (“Customer Orders”) for shipment of goods bearing the Business Intellectual Property as set forth in Section 2.3(a)(ii) of the Sellers’ Disclosure Schedule, (which shall be updated two (2) Business Days prior to the Closing Date to the close of business as of the date which is four (4) Business Days prior to Closing solely to reflect, and such updates shall be limited to, ordinary course transactions consistent with the past practices of the Business, which occur between the date hereof and the Closing Date) (the “Order Book”); (iii) all Liabilities related to the Purchaser Cash Collateralized Letters of Credit; (iv) all Liabilities of the Sellers under the Purchased Contracts, Governmental Authorizations and other agreements and interests that are included in the Purchased Assets, in all cases only to the extent arising and to be performed after the Closing, and (v) the Liabilities to be prorated pursuant to Section 2.6 (collectively, the “Assumed Liabilities”).

(b)                                 Notwithstanding the provisions of Section 2.3(a), in the event that the Sellers incur any Liabilities in the ordinary course of business in connection with the Business prior to the Closing Date in accordance with Section 5.1, Purchaser shall assume such Liabilities.

(c)                                  In the event of any claim against Purchaser with respect to any of the Assumed Liabilities, Purchaser shall have, and each of the Sellers hereby assigns to Purchaser, all defenses, counterclaims and rights of setoff that would have been available to any of the Sellers or the Business if such claim had been asserted against any of the Sellers or the Business.  The assumption by Purchaser of the Assumed Liabilities and the transfer of the Assumed Liabilities by any of the Sellers shall in no way expand the rights or remedies of any Person against Purchaser, the Sellers, their respective Affiliates or any of their respective Representatives as compared to the rights and remedies that such Person would have had against the Purchaser, any of the Sellers, their respective Affiliates or any of their respective Representatives had Purchaser not assumed the Assumed Liabilities.  Without limiting the generality of the foregoing, the assumption by Purchaser of the Assumed Liabilities shall not create any direct or indirect third-party beneficiary rights.

Section 2.4.                                   Excluded Liabilities. Notwithstanding any provision of this Agreement express or implied to the contrary (and without any implication that Purchaser is assuming any Liability of the Sellers or the Business or any Liability related to any of the Purchased Assets not expressly excluded), Purchaser is not assuming or becoming obligated in any way in respect of, and shall not be required to pay, perform, undertake or discharge, any Liabilities that are not specifically included in the Assumed Liabilities (the “Excluded Liabilities”).  The Sellers shall pay, perform or discharge when due or required to be performed or discharged, or contest in good faith, the Excluded Liabilities.  The Excluded Liabilities shall include, without limitation, the following:

(a)                                  all Liabilities related to, associated with, arising out of, or incurred in connection with the Excluded Assets;

(b)                                 all Liabilities related to, associated with, or arising out of the Seller Chargebacks and the Seller Returns in excess of aggregate reserves reflected in the Closing Date Balance Sheet;

(c)                                  all Liabilities related to, associated with, or arising out of any Contract that is (i) not a Purchased Asset or (ii) a Purchased Asset that is not set forth in any of Sections 2.1(i), 2.3(a)(ii) (as such Section 2.3(a)(ii) of the Sellers’ Disclosure Schedule is updated in accordance with Section 2.3(a)(ii) and Section 5.18), 3.17(a), 3.17(b) (as such Section 3.17(b) of the Sellers’ Disclosure Schedule is updated in accordance with Section 5.18 hereof) and 3.21(b) of the Sellers’ Disclosure Schedule;

(d)                                 all Liabilities related to, associated with, or arising out of any Seller Employment Agreement;

(e)                                  all Liabilities related to, in connection with, or arising from any SEC Reports;

(f)                                    all Liabilities based on any actual or alleged defect in the design, manufacture, quality, conformity to specification or fitness for purpose of any product manufactured, sold or distributed (including, without limitation, the Inventory and the Excluded Inventory) by, or for, the Sellers, or any service provided by the Sellers and/or the Business, before the Closing Date, including, without limitation, all product Liability, product warranty Liabilities and all Liabilities in respect of product recalls or product warnings (including, without limitation, product labeling, product disclosure, voluntary recalls and warnings reasonably intended to avoid or mitigate Liability);

(g)                                 all Pre-Closing Environmental Liabilities;

(h)                                 all Liabilities for income Taxes, franchise Taxes or other Taxes based on income, revenue or gross receipts, and all Liabilities for or relating to other Taxes to the extent the other Taxes arise from or relate to any period ending prior to the Closing Date and the portion attributable to any a Straddle Period that is allocable to the portion of the taxable period ending on the Closing Date;

(i)                                     all Liabilities related to, associated with, or arising out of any breach or default, failure to perform and overcharges or underpayments, in each case arising from events or actions prior to the Closing under the Purchased Contracts (including, without limitation, any Licenses);

(j)                                     all Liabilities related to, associated with, or arising out of any employment or other service arrangement by or with the Sellers or any of their respective Affiliates (including, without limitation, all Seller Plans) for all periods prior to and including the Closing Date (other than the COBRA responsibilities expressly provided for in Section 5.10(b)), including, without limitation, any amounts payable as compensation, bonuses, expense reimbursements and indemnification;

(k)                                  all legal, accounting, brokerage, investment banking and finder’s fees or other fees and expenses incurred by or on behalf of the Sellers or any of their respective Affiliates in connection with this Agreement and the transactions contemplated hereby;

(l)                                     all Liabilities related to, associated with, or arising out of the matters described in Items 1 and 2 of Section 3.11 of the Sellers’ Disclosure Schedule or in Section 2.4(l) of the Sellers’ Disclosure Schedule; and

(m)                               all Liabilities related to, associated with or arising out of any action, claim, suit or proceeding with respect to the operation of the Business prior to the Closing, whether such action, claim, suit or proceeding is brought prior to, on or after the Closing.

Section 2.5.                                   Purchase Price.

(a)                                  Subject to any adjustments required pursuant to Sections 2.10 and 2.11, the aggregate purchase price (the “Purchase Price”) for the Purchased Assets is (i) seventy million dollars ($70,000,000) plus (ii) the issuance and delivery by Purchaser to Rafaella of the Warrant, plus (iii) the assumption by Purchaser of the Assumed Liabilities.

(b)                                 Within sixty (60) days after the Closing Date, Purchaser shall provide the Sellers with a proposed schedule (the “Purchase Price Allocation”) allocating Purchase Price and the Assumed Liabilities in a manner consistent with Section 1060 of the Code.  The Allocation Schedule shall become final and binding on the Parties ten (10) Business Days after Purchaser provides to the Sellers the Purchase Price Allocation, unless the Sellers object in writing to Purchaser, specifying the basis for their objection and preparing an alternative allocation.  If the Sellers do so object, the Sellers and Purchaser shall in good faith attempt to resolve the dispute within ten (10) Business Days of written notice to Purchaser of the Sellers’ objection.  Any such resolution shall be final and binding on the Parties.  Any unresolved disputes shall be promptly submitted to the Reviewing Accountant for determination, with such determination being final and binding on the Parties.  The Sellers and Purchaser will each pay one-half of the fees and expenses of the Reviewing Accountant. The Parties shall cooperate with each other and the Reviewing Accountant in connection with the matters contemplated by this Section 2.5(b), including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants’ work papers), personnel and properties as may be reasonably requested.   Unless required by Law, each of the Parties (i) agrees to be bound by the Purchase Price Allocation, (ii) will prepare all Tax Returns in a manner consistent with the Purchase Price Allocation, (iii) will not take a position on any Tax Return before any Taxing Authority or in any judicial proceeding that is in any way inconsistent with the Purchase Price Allocation and (iv) will cooperate with each other in timely filing Forms 8594 with the IRS consistent with such allocation.

Section 2.6.                                   Proration of Payments.  After the Closing, any regular periodic charges with respect to the Business or the Purchased Assets, including amounts payable with respect to leases, insurance and utilities and all real property, personal property and similar Taxes relating to the Purchased Assets, which become due and payable on or after the Closing Date and relate to periods both before and after the Closing Date, shall be prorated and adjusted between the Sellers and Purchaser as of the Closing Date on a per diem basis and the Sellers shall be responsible for and pay to Purchaser the portion of such amounts allocable to the period prior to the Closing Date for which payment is due on or after the Closing Date within five (5) Business Days of the receipt of an invoice from Purchaser.

Section 2.7.                                   Closing.  The Closing shall be held at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, at 10:00 a.m. local time, on the fifth Business Day following the satisfaction or waiver of all conditions set forth in Article VI (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time or place as Purchaser and the Sellers mutually agree.

Section 2.8.                                   Closing Deliveries by Purchaser.

At the Closing, Purchaser will deliver or cause to be delivered:

(a)                                  to the Sellers, an amount in cash equal to sixty-three million five hundred thousand dollars ($63,500,000) (the “Closing Amount”) by wire transfer of immediately-available funds to such account as the Sellers may direct by written notice to Purchaser; provided, that the value of the Closing Amount shall be subject to adjustment, as of the Closing Date, pursuant to Section 2.10 hereof;

(b)                                 to the Escrow Agent, an amount in cash equal to three million five hundred thousand dollars ($3,500,000) (the “Escrow Amount”) by wire transfer of immediately-available funds to the Escrow Agent in accordance with the Escrow Agreement;

(c)                                  to the Escrow Agent, an additional amount in cash equal to three million dollars ($3,000,000) by wire transfer of immediately available funds to the Escrow Agent in accordance with the Escrow Agreement to be distributed in accordance with Section 2.11(e) and (f) hereof. For avoidance of doubt, the three million dollars ($3,000,000) deposited pursuant to this Section 2.8(c) shall not be included in the definition of Escrow Amount.

(d)                                 to the Sellers, the duly executed Warrant;

(e)                                  to the Sellers, a duly executed counterpart of the Escrow Agreement;

(f)                                    to the Sellers, a duly acknowledged counterpart of the Trademark and Copyright Assignment;

(g)                                 to the Sellers, a duly executed counterpart of the Transition Agreement;

(h)                                 to the Sellers, acknowledged counterparts of the Intellectual Property Powers of Attorney; and

(i)                                     to HSBC, an amount of cash equal to 105%, or such lesser percentage agreed to in writing by HSBC, of the undrawn amounts of the outstanding letters of credit (x) described in Section 2.8(j) of the Sellers’ Disclosure Schedule (as the amount of such letters of credit may increase or decrease) or (y) issued in respect of the Business in the ordinary course of business after the date hereof (the “Purchaser Cash Collateralized Letters of Credit”); provided, however, that in no event shall the face amount of such Purchaser Cash Collateralized Letters of Credit as of the Closing Date exceed $15,000,000, in the aggregate (the “LC Limit”).

Section 2.9.                                   Closing Deliveries by the Sellers.  At the Closing, the Sellers will deliver or cause to be delivered:

(a)                                  To Purchaser, a duly executed original copy of the Bill of Sale (the “Bill of Sale”) in substantially the form of Exhibit A;

(b)                                 To Purchaser, a duly executed counterpart of the Trademark and Copyright Assignment;

(c)                                  To Purchaser, a duly executed counterpart of the Escrow Agreement;

(d)                                 To Purchaser, duly executed copies of the Intellectual Property Powers of Attorney;

(e)                                  To HSBC (unless delivered prior to the Closing), an amount of cash (“Sellers’ LC Cash Deposit”) equal to 105%, or such lesser percentage agreed to in writing by HSBC, of the undrawn amounts of the outstanding letters of credit described in Section 2.9(e) of the Sellers’ Disclosure Schedule (as the amounts of such letters of credit may increase or decrease) (the “Seller Cash Collateralized Letters of Credit”); and

(f)                                    Such further instruments and documents as may be required to be delivered by the Sellers pursuant to the terms of this Agreement or as may be reasonably requested by

Purchaser in connection with the Closing of the transactions contemplated by this Agreement and the Transaction Documents to complete the transfer of the Purchased Assets and the Business to Purchaser, including, without limitation, good, sufficient instruments of assignment with respect to the Intellectual Property being transferred by the Sellers to Purchaser in recordable form, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment necessary or appropriate to vest in Purchaser all right, title and interest in, to and under the Purchased Assets.

Section 2.10.                             Initial Purchase Price Adjustment.

(a)                                  No later than two (2) calendar days prior to the Closing Date, the Sellers shall deliver to Purchaser the unaudited consolidated balance sheet of the Sellers as of November 30, 2010, the “Previous Month’s Balance Sheet”), together with a statement based on the Previous Month’s Balance Sheet setting forth the Sellers’ calculation of Net Working Capital as of the date of the Previous Month’s Balance Sheet; provided, that the Sellers’ calculation of Net Working Capital shall be prepared in a manner consistent with the preparation of the Sellers’ calculation of Net Working Capital as of September 30, 2010, as set forth in Section 2.10(a) to the Sellers’ Disclosure Schedule. Purchaser shall as promptly as practicable review such statement of Net Working Capital, and the Parties promptly shall discuss in good faith all comments and questions Purchaser may have with respect to such statement of Net Working Capital.

(b)                                 The Purchase Price and Closing Amount payable pursuant to Sections 2.5 and 2.8, respectively, shall be decreased on a dollar-for-dollar basis (without any threshold or deductible for de minimus amounts) by the Initial Adjustment Amount if that amount is negative.  If the Initial Adjustment Amount is positive, (x) the Sellers shall be entitled to retain an amount of cash or cash equivalents (the “Excluded Cash”) equal to the lesser of (i) the Initial Adjustment Amount and (ii) the amount of cash and cash equivalents of the Sellers, but excluding cash and cash equivalents of Sellers related to Prepaid Expenses of third-parties held by Sellers, and (y) the Purchase Price and Closing Amount payable in cash pursuant to Sections 2.5 and 2.8, respectively, shall be increased on a dollar-for-dollar basis (without any threshold or deductible for de minimis amounts) by a cash amount equal to the (i) Initial Adjustment Amount minus (ii) the amount of Excluded Cash retained by the Sellers.  For the avoidance of doubt, (x) the definition of “Excluded Cash” shall not include the Sellers’ LC Cash Deposit but shall include the cash and cash equivalents released or to be released by HSBC upon Purchaser’s deposit of cash with HSBC to cash collateralize the Purchaser’s Cash Collateralized Letters of Credit, and (y) for the purpose of this Section 2.10(b), “cash and cash equivalents” of the Sellers shall not include the Sellers’ LC Cash Deposit but shall include the cash and cash equivalents released or to be released by HSBC upon Purchaser’s deposit of cash with HSBC to cash collateralize the Purchaser’s Cash Collateralized Letters of Credit.

Section 2.11.                             Closing Date Balance Sheet.

(a)                                  As promptly as practicable following the Closing Date, but in no event more than ninety (90) days following the Closing Date, Purchaser will prepare and deliver to the Sellers (i) a pro forma balance sheet as of the Business Day immediately preceding the Closing Date, which shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, as if the Business Day immediately preceding the Closing Date were the end of a fiscal year, and which shall set forth the Purchased Assets, the Excluded Cash and Assumed

Liabilities as of the Closing Date (the “Closing Date Balance Sheet”) and (ii) a statement based on the Closing Date Balance Sheet setting forth Purchaser’s calculation of Closing Date Net Working Capital.  Purchaser shall permit Sellers to review and to have reasonable access to the financial records of the Business for purposes of reviewing the Closing Date Balance Sheet and the Closing Date Net Working Capital determination during the thirty (30) day period set forth in Section 2.11(b).  For the avoidance of doubt, to the extent known or reasonably estimable, any Liabilities with respect to Seller Chargebacks and Seller Returns (excluding Unidentifiable Chargebacks and Unidentifiable Returns) relating to shipments prior to the Closing Date in excess of the amounts reserved for Seller Chargebacks and Seller Returns shall be deducted from Closing Date Net Working Capital.

(b)                                 Unless within thirty (30) days after delivery of the Closing Date Balance Sheet, the Sellers shall deliver to Purchaser a notice setting forth, in reasonable detail, any good faith dispute as to the Closing Date Net Working Capital and the basis for such dispute (a “Dispute Notice”), Purchaser’s calculation of Closing Date Net Working Capital shall be deemed accepted by the Sellers and shall be final and binding.

(c)                                  For thirty (30) days after Purchaser’s receipt of any Dispute Notice, the Parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice to reach definitive agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Date Net Working Capital, which amount shall not be more than the amount thereof shown in the Sellers’ calculations delivered pursuant to Section 2.11(b) nor less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 2.11(a). If the Parties are unable to resolve any matter in the Dispute Notice within such thirty (30) day period, Purchaser and the Sellers shall engage McGladrey & Pullen, LLP (“McGladrey”) as the “Reviewing Accountant”; provided, however, that if McGladrey is unable or unwilling to serve as the Reviewing Accountant, Purchaser and the Sellers shall engage BDO Seidman, LLP (“BDO Seidman”) as the Reviewing Accountant and if both McGladrey and BDO Seidman are unable or unwilling to serve as the Reviewing Accountant, the Parties shall, within fifteen (15) days after the end of such thirty (30) day period, agree on an alternate independent accounting firm or have such selection made pursuant to the rules of the American Arbitration Association (the “AAA”) to resolve the remaining disputes. Purchaser and the Sellers will each pay one-half of the fees and expenses of the Reviewing Accountant.

(d)                                 Purchaser and the Sellers shall instruct the Reviewing Accountant to resolve the disputed matters as promptly as practicable.  The Parties shall cooperate with each other and the Reviewing Accountant in connection with the matters set forth in this Section 2.11, including by furnishing such information as may be reasonably requested.  Each Party shall afford the other Party the reasonable and unrestricted opportunity to participate in all communications with the Reviewing Accountant.  The Reviewing Accountant will give to the Purchaser and the Sellers its written determination of its calculation of the Closing Date Net Working Capital, which determination will be made, to the extent practicable, within thirty (30) days of the Reviewing Accountant’s engagement; provided, that, in no event will such final determination be greater than the amount shown in the Sellers’ calculations delivered pursuant to Section 2.11(b), or less than the amount shown on Purchaser’s calculation delivered pursuant to Section 2.11(a).  The Reviewing Accountant’s determination shall be final and binding and no Party shall seek recourse to any Governmental Authority, arbitral body or otherwise, other than to collect any amounts due under this Section 2.11.  Judgment may be entered to enforce the Reviewing Accountant’s determination in any court having jurisdiction over the Party against which such determination is to be enforced.

(e)                              (i)  If the Final Adjustment Amount is zero or a positive amount, then (A) the Escrow Agent shall release to the Sellers, in the manner and with interest as provided in Section 2.11(f) and in accordance with the terms of the Escrow Agreement, three million dollars ($3,000,000), and (B) Purchaser shall pay in cash to the Sellers, as an adjustment to the Purchase Price, an amount equal to the Final Adjustment Amount, in the manner and with interest as provided in Section 2.11(f) (the “Upward Adjustment Payment”);

(ii)                                  If the Final Adjustment Amount is a negative amount, and the amount is less than or equal to three million dollars ($3,000,000), then the Escrow Agent shall (A) release to Purchaser, in accordance with the terms of the Escrow Agreement, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.11(f), an amount equal to the lesser of (x) $3,000,000 or (y) an amount equal to the Final Adjustment Amount, and (B) release to Sellers, in accordance with the terms of the Escrow Agreement, in the manner and with interest as provided in Section 2.11(f), the difference, if any, between three million dollars ($3,000,000) and the Final Adjustment Amount; and

(iii)                               If the Final Adjustment Amount is a negative amount which exceeds three million dollars ($3,000,000), then (A) the Escrow Agent shall release to Purchaser, in accordance with the terms of the Escrow Agreement, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.11(f), the amount equal to three million dollars ($3,000,000), and (B) the Sellers shall pay in cash to Purchaser, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.11(f), the amount equal to the difference between the Final Adjustment Amount and three million dollars ($3,000,000) (the “Downward Adjustment Payment”).

(f)                                    Any payment pursuant to Section 2.11(e) shall be made within three (3) Business Days after Final Net Working Capital and the Final Adjustment Amount have been determined, by wire transfer of immediately-available funds and funds held pursuant to the Escrow Agreement shall be accompanied by interest in accordance with the Escrow Agreement.  Any funds required to be paid by Sellers or Purchaser which were not held in the Escrow Account shall be made within three (3) Business Days after Final Net Working Capital and the Final Adjustment Amount have been determined, by wire transfer of immediately-available funds and shall be accompanied by interest at a fixed annual rate equal to two-hundred and fifty (250) basis points over the “Prime Rate” as reported in The Wall Street Journal on the Closing Date and shall be calculated on the basis of the actual days elapsed between the Closing Date and the payment date based on a three hundred and sixty-five (365) day year.

Section 2.12.                             Inventory Audit.  In the two (2) day period beginning on the fourth (4th) calendar day prior to the Closing Date and ending on the third (3rd) calendar day prior to the Closing Date, the Sellers shall (or shall cause their Subsidiaries or representatives to) conduct a physical count of all Inventory and Excluded Inventory (the “Physical Count”) located at any location (including, without limitation, Contract Manufacturers’ premises) where the total value of Inventory exceeds fifty thousand dollars ($50,000) (each such location, a “Confirmed Inventory Location”).

At least seven (7) calendar days prior to the Physical Count, the Sellers shall notify Purchaser of the address of each Confirmed Inventory Location and the date(s) and time(s) when the Physical Inventory is scheduled at each such Confirmed Inventory Location and shall provide Purchaser with a schedule setting forth (A) the Inventory and Excluded Inventory located at each Confirmed Inventory Location and (B) all Inventory and Excluded Inventory.  Purchaser and its Affiliates and their respective Representatives shall have the right to monitor the Physical Count as well to have access at such reasonable times and to all such Confirmed Inventory Locations as Purchaser may reasonably request to conduct an inspection of all Inventory and Excluded Inventory located at such Confirmed Inventory Locations.  Based on the Physical Count, the Sellers shall confirm and identify all Inventory and Excluded Inventory at each Confirmed Inventory Location (such Inventory and Excluded Inventory, the “Confirmed Inventory”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Each of the Sellers, jointly and severally, represents and warrants to Purchaser as of the date hereof and as of the Closing Date, as set forth in this Article III.

Section 3.1.                                   Organization and Qualification.

(a)                                  Rafaella is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, license, use, lease and operate its assets and properties (including, without limitation, the Purchased Assets owned by Rafaella) and to carry on its business as it is now being conducted. Neither the Purchased Assets nor the Assumed Liabilities include any securities or ownership interests of any Person.  All of the outstanding capital stock of Rafaella is owned, directly or indirectly, by Parent and RA Cerberus Acquisition, LLC.

(b)                                 Verrazano is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite power and authority to own, license, use, lease and operate its assets and properties (including, without limitation, any Purchased Assets owned by Verrazano) and to carry on its business as it is now being conducted. All of the outstanding capital stock of Verrazano is owned directly by Rafaella.

(c)                                  Rafaella Apparel Far East is a limited company duly organized, validly existing and is of continuing registration under the Laws of Hong Kong and has all requisite power and authority to own, license, use, lease and operate its assets and properties (including, without limitation, any Purchased Assets owned by Rafaella Far East) and to carry on its business as it is now being conducted.  All of the outstanding capital stock of Rafaella Apparel Far East is owned directly by Rafaella.

Section 3.2.                                   Authority; Non-Contravention; Approvals.

(a)                                  Each Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated by this Agreement and the Transaction Documents.  The execution and delivery by each of the Sellers of this Agreement and the Transaction Documents and the performance by each of the Sellers of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized and approved by the respective Board of Directors and the requisite stockholders of each of the Sellers, and except as set forth on Section 3.2(a) of the Disclosure Schedule, no other corporate or other actions or proceedings on the part of any of the Sellers that are party thereto or any other Person are necessary to authorize the execution and delivery of this Agreement and the Transaction Documents by each of the Sellers that are party thereto or the performance and consummation by each of the Sellers of the transactions contemplated by this Agreement and the Transaction Documents.  This Agreement has been, and upon their execution the Transaction Documents will be, duly executed and delivered by each of the Sellers that are party thereto and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Purchaser and, with respect to the Escrow Agreement, the Escrow Agent, constitutes, and upon their execution the Transaction Documents will constitute, valid and binding obligations of each of the Sellers that are party thereto, enforceable against such Sellers in accordance with their respective terms.

(b)                                 The execution and delivery by each of the Sellers of this Agreement and the Transaction Documents that such Sellers are party to and the performance of the transactions contemplated by this Agreement and the Transaction Documents do not and will not (i) conflict with or result in a breach of any provision of the organizational documents of the Sellers; (ii) except as set forth in Section 3.2(b)(ii) of the Sellers’ Disclosure Schedule, constitute a material default or a material event of default under (with or without due notice, lapse of time or both), or give any third party the right to accelerate any obligation under, any material Contract to which any of the Sellers is a party, by which any of the Sellers may be bound or to which the Purchased Assets are subject (excluding the Identified Agreements), (iii) result in the creation of any material Encumbrance on the Purchased Assets or any other right or asset of any of the Sellers, (iv) violate any Law applicable to the Sellers, the Business, the Purchased Assets or the Assumed Liabilities, the violation of which could reasonably be expected to have a Business Material Adverse Effect, or (v) require any authorization, consent, approval, waiver, exemption or other action by, or notice to, any party (other than the Sellers) to any Purchased Contract (each, a “Consent”), except as disclosed in Section 3.2(b)(v) of the Sellers’ Disclosure Schedule.

(c)                                  Except for the filings by the Sellers required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and as disclosed in Section 3.2(c) of the Sellers’ Disclosure Schedule (collectively, the “Governmental Approvals”), and subject to the provisions of Section 5.12 below, no declaration, filing, or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by the Sellers or the performance by the Sellers of the transactions contemplated by this Agreement and the Transaction Documents, except as could not reasonably be expected to have a Business Material Adverse Effect.

Section 3.3.                                   Financial Statements; Adjusted EBITDA.

(a)                                  Section 3.3(a) of the Sellers’ Disclosure Schedule sets forth the audited balance sheet of the Sellers for each of the three (3) fiscal years ended June 30, 2008, June 30, 2009 and June 30, 2010 and the related audited consolidated statements of income, cash flows and stockholders’ equity for the periods then ended, and the Previous Month’s Balance Sheet and the related unaudited consolidated statements of income, and cash flows for the five (5)-month period then ended (collectively, the “Financial Statements”).  The Financial Statements were prepared in accordance with GAAP on a basis consistent with prior periods and fairly present the financial position and results of operations of the Sellers as of their respective dates and for the respective periods presented (subject, in the case of the unaudited portions of the Financial Statements, to the absence of notes, recordation of Taxes and certain footnote disclosures otherwise required by GAAP).

(b)                                 Rafaella has provided Purchaser true and complete copies of all written management representation letters delivered to its independent auditors since July 1, 2007 relating to the Financial Statements, accounting controls relating to the Business and all related matters.

(c)                                  The Previous Month Adjusted EBITDA Statement was prepared in on a basis consistent with the Financial Statements and fairly presents results of operations of the Business as of the period presented.

Section 3.4.                                   Absence of Undisclosed Liabilities.  Except as set forth in Section 3.4 of the Sellers’ Disclosure Schedule, there are no material Liabilities relating to the Business of any nature, whether accrued, contingent or otherwise, and there is no existing condition, situation or set of facts or circumstances that reasonably could be expected to result in such a Liability, except for Liabilities (a) reflected on the Balance Sheet, (b) that were incurred in the ordinary course of business and could not reasonably be expected to have a Business Material Adverse Effect, (c) disclosed in the SEC Reports, or (d) transaction expenses relating to the transactions contemplated by this Agreement or the Transaction Documents.

Section 3.5.                                   Absence of Certain Changes or Events. Since the date of the Balance Sheet (a) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have a Business Material Adverse Effect; and (b) except as disclosed in Section 3.5 of the Sellers’ Disclosure Schedule, the Business has been conducted only in the ordinary course of business.

Section 3.6.                                   [Intentionally Deleted].

Section 3.7.                                   Tax Matters.

(a)                                  All material Tax Returns required to be filed by any of the Sellers have been timely filed.  All such Tax Returns were correct and complete in all material respects. The Sellers have delivered or made available upon request to Purchaser complete and accurate copies of federal income and material state and local Tax Returns of the Sellers for all Tax years ending on or after December 31, 2007.

(b)                                 Except as set forth on Section 3.7(b) of the Sellers’ Disclosure Schedule, all Taxes (whether or not shown on any Tax Return) imposed on, or with respect to, the Sellers, the Business and the Purchased Assets have been paid.  No claim has been made by any Taxing Authority, and to the Sellers’ Knowledge threatened, in any jurisdiction in which the Sellers has not filed all appropriate Tax Returns or that any of the Sellers is or may be required to pay Taxes in such jurisdiction in connection with the Business or any of the Purchased Assets.

(c)                                  None of the Sellers is currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.

(d)                                 The Sellers have withheld and paid all Taxes required to have been withheld and paid by the Sellers in connection with amounts paid and/or owing to any Person by any of the Sellers and/or relating to the Business or any of the Purchased Assets.

(e)                                  No judicial, audit or other administrative proceeding is pending, and to the Sellers’ Knowledge, threatened, which involves or otherwise relates to any Tax imposed on, or any Tax Return filed by, any of the Sellers or otherwise related to the Sellers, the Business or any of the Purchased Assets.

(f)                                    No Taxing Authority has asserted, is asserting or, to the Sellers’ Knowledge, has threatened to assert, a claim against the Sellers and their respective Subsidiaries under, or as a result of, Section 482 of the Code or any similar provision of any other Law.

(g)                                 The Sellers have not made any payments, are not obligated to make any payments and none of them is a party to any agreement that under certain circumstances could obligate any of them to make any payments relating to the Business or any of the Purchased Assets that is or would not be deductible under Section 162(m) or 280G of the Code.

(h)                                 The Sellers have not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency which has not been previously resolved.

(i)                                     Section 3.7(i) of the Sellers’ Disclosure Schedule sets forth all closing agreements and Tax rulings requested or received from any Governmental Authority with respect to the Purchased Assets or the Business.

(j)                                     The Sellers are not obligated in connection with the Business or any of the Purchased Assets to pay the Taxes of another Person by Contract, as transferee, as successor or otherwise.

Section 3.8.                                   ERISA and Employee Benefits.

(a)                                  Section 3.8(a) of the Sellers’ Disclosure Schedule contains a true and complete list of each Seller Plan.  Except to the extent required by applicable Law or to maintain Tax-qualified status, neither the Sellers nor any ERISA Affiliate has any obligation to change or otherwise modify any existing Seller Plan or program or to establish any new plan or program.

(b)                                 Each of the Seller Plans is, and its administration (including, without limitation, with respect to reporting and disclosure) is in material compliance with, and none of the Sellers has received any claim or notice that any such Seller Plan is not in compliance with, the terms of the applicable Seller Plan and, to the extent applicable, with ERISA, the Code (including, without limitation, all Tax rules compliance with which is required for any intended favorable Tax treatment) and any and all other applicable Laws.

(c)                                  Neither the PBGC nor any of the Sellers has instituted proceedings to terminate any Seller Plan that is or has ever been subject to Part 3 of Subtitle B of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA.

(d)                                 All contributions, premiums and other payments required by Law or any Seller Plan to have been made under any such Seller Plan (without regard to any waivers granted under Section 412 of the Code) to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, and no amounts are or will be due to the PBGC (except for premiums in the ordinary course of business).

(e)                                  No Seller Plan that is or has ever been subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined therein), whether or not waived, no Liability under Title IV of ERISA has been incurred or is expected to be incurred with respect to any such Plan subject thereto (other than premiums incurred and paid when due), nor has there been any “reportable event” within the meaning of Section 4043(c) of ERISA (other than one for which all otherwise applicable notice requirements have been waived by the PBGC) with respect to any such Plan; and the actuarial present value on a termination basis of accrued benefits under each of the Seller Plans that is subject to Title IV of ERISA, based upon the interest rate assumptions that would be utilized by the PBGC to value annuities for a pension plan termination and the other actuarial assumptions and methods currently used for such Seller Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Seller Plan.

(f)                                    Neither the Sellers nor any ERISA Affiliate has at any time: (A) had any obligation to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA, or (B) withdrawn in any complete or partial withdrawal from any “multiemployer plan” as defined in Section 3(37) of ERISA; and, if the Sellers and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, neither the Sellers nor any ERISA Affiliate would incur any withdrawal Liability.

(g)                                 Each of the Seller Plans that is intended to be Tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and to the Knowledge of the Sellers no circumstances have occurred that would adversely affect the Tax-qualified status of any such Plan.

(h)                                 Except as set forth in Section 3.8(h) of the Sellers’ Disclosure Schedules, there is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the Sellers’ Knowledge, threatened alleging any breach of the terms of any Seller Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Plan.

(i)                                     No event has occurred and no condition exists with respect to any Seller Plan that has resulted or could result in: (A) Liability to the Sellers or any of their ERISA Affiliates under Section 4069 or 4212(c) or any other provision of Title IV of ERISA, or (B) an Encumbrance or other security interest under Section 401(a)(29) or Section 412(n) of the Code or under ERISA with respect to any property of the Sellers or any of their ERISA Affiliates.

(j)                                     None of the Sellers is in default in performing any of its contractual obligations under any of the Seller Plans or any related trust agreement or insurance Contract.

(k)                                  None of the Sellers, nor any “party in interest” (as defined in Section 3(14) of ERISA) nor any “disqualified person” (as defined in Section 4975 of the Code) with respect to any Seller Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA), has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to such Seller Plan.

(l)                                     (i) No Seller Plan that is a “welfare plan” as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by Law; (ii) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such Plan that could result in any material Liability; (iii) no such Plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA; (iv) none of the Sellers maintains or has any obligation to contribute to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other arrangement for the provision of welfare benefits that would cause any Seller Plan that is a welfare plan to be “funded” for purposes of ERISA; and (vi) all Seller Plans that provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Seller Plan could not result in any uninsured Liability to any of the Sellers or Purchaser.

(m)                               With respect to each Seller Plan, true, correct and complete copies of the applicable following documents have been delivered to Purchaser: (i) all current Plan documents and related trust documents, and any amendment thereto; (ii) Forms 5500, financial statements and actuarial reports for the last three Plan years; and (iii) summary plan descriptions and all summaries of material modifications.

(n)                                 Each of the Sellers has properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate governmental filings in connection with services provided by such Persons to any of the Sellers.

Section 3.9.                                   Employment Matters.

(a)                                  Section 3.9(a) of the Sellers’ Disclosure Schedule sets forth the name and title of all of the Sellers’ current officers and employees. To the Sellers’ Knowledge, no officer or director of Sellers have made a threat or otherwise indicated any intent to the Sellers to cancel or otherwise terminate such Person’s relationship with any of the Sellers or the Business.

(b)                                 Except as set forth in Section 3.9(b) of the Sellers’ Disclosure Schedule, neither the execution and delivery of this Agreement or the Transaction Documents, nor the performance of the transactions contemplated thereby, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including, without limitation, severance payments, payments under any other agreements, unemployment compensation payments, payments subject to Section 280G of the Code or otherwise) becoming due to any director or any employee of any of the Sellers from any of the Sellers under any Seller Plan (including, without limitation, any Seller Employment Agreement) or otherwise, (ii) materially increase any benefits otherwise payable under any Seller Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits under any Seller Plan.

Section 3.10.                             Labor Relations.  There is no unfair labor practice, charge or complaint or other proceeding pending or, to the Sellers’ Knowledge, threatened against any of the Business, the Purchased Assets or any of the Sellers.  Each of the Sellers is in material compliance with all Laws applicable to the Business respecting employment and employment practices, terms, and conditions of employment, and wages and hours, and none of them have engaged in any unfair labor practices.  None of the Sellers is a party to, or has any Liability with respect to, any collective bargaining agreement or other labor union Contract applicable to Persons employed by any of the Sellers, and to Sellers’ Knowledge there are not any activities or proceedings of any labor union or other Person to organize any Sellers’ employees.  There is no labor strike, slowdown, work stoppage or lockout pending or, to the Sellers’ Knowledge, threatened, against the Sellers or the Business.

Section 3.11.                             Litigation.  Except as set forth in Section 3.11 of the Sellers’ Disclosure Schedule, there are no inquiries, claims, suits, proceedings, actions, investigations, oppositions, challenges, cancellation proceedings or changes pending or, to the Sellers’ Knowledge, threatened against or affecting any of the Sellers or relating to or affecting the Purchased Assets, the Business or the Assumed Liabilities.  There are no outstanding orders, writs, judgments, decrees, injunctions or settlements rendered against the Sellers that restrict the Business, the Purchased Assets or the Assumed Liabilities.

Section 3.12.                             No Violation of Law; Permits.

(a)                                  Neither the Sellers nor the Business is, or in the past five (5) years has been, in material default under or in violation of, or has been charged with any material violation of, any Law to which the Sellers or the Business or any of the Purchased Assets or Assumed Liabilities is or was subject.

(b)                                 The Purchased Assets include all Permits that are now, or at the time of the Closing will be, used or held for use in or otherwise related to or necessary for the conduct of, the Business and the Purchased Assets and all such Permits are listed in Section 3.12(b) of the Sellers’ Disclosure Schedule (collectively, the “Business Permits”), except for such Business Permits the absence of which could not reasonably be expected to have a Business Material Adverse Effect.  All the Business Permits have been legally obtained and maintained and are in full force and effect.  None of the Sellers, the Business or any of the Purchased Assets is in violation of, in any material respect, or is being operated in violation of, in any material respect, the terms of any Business Permit.

(c)                                  Except as set forth in Section 3.12(c) of the Sellers’ Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance of any of the transactions contemplated hereby will: (i) require any assignment, consent, waiver or other action in respect of any Business Permit; (ii) result in the termination or modification of any Business Permit; or (iii) result in a need for additional Permits.

Section 3.13.                             Title to Purchased Assets; Encumbrances.  The Sellers have good, valid and marketable title in or to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances (other than Encumbrances under the Identified Agreements and Permitted Encumbrances) and, at the Closing, will convey to Purchaser good, valid and marketable title in or to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances (including, without limitation, any Encumbrances under the Identified Agreements) other than Permitted Encumbrances.

Section 3.14.                             Entire Business; Sufficiency of Purchased Assets.  The Purchased Assets constitute all of the assets, properties and rights used in or necessary for the conduct of the Business as heretofore conducted by the Sellers (except for the Excluded Assets) and are adequate to conduct the Business as presently conducted.  Immediately following the Closing, neither the Sellers nor any of their respective Affiliates will own or lease any assets, properties or rights that are necessary for the conduct of the Business, except for the Excluded Assets.  There are no facilities, services, assets or properties that are used by the Sellers in the conduct or operation of the Business and that are not required to be transferred to Purchaser pursuant to the provisions of this Agreement other than the Excluded Assets.  Upon consummation of the transactions contemplated by this Agreement, Purchaser will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets free and clear of all Encumbrances (including, without limitation, any Encumbrances under the Identified Agreements) other than Permitted Encumbrances.

Section 3.15.                             Transactions with Affiliates.  Except as disclosed in the SEC Reports or as set forth on Section 3.15 of the Sellers’ Disclosure Schedule, no director, officer or stockholder of the Sellers has, since July 1, 2008: (a) borrowed money from or loaned money to the Business that remains outstanding; (b) asserted any contractual or other claim, express or implied, of any kind whatsoever against or in respect of the Business; (c) acquired any interest in any assets used or held for use in the Business; or (d) engaged in any other transaction with or in respect of the Business involving amounts in excess of seventy-five thousand dollars ($75,000.00) per calendar year.

Section 3.16.                             Insurance.  Section 3.16 of the Sellers’ Disclosure Schedule sets forth a complete and correct list of all insurance policies (other than insurance policies that provide benefits under any Seller Plan) held by or on behalf of any of the Sellers relating to the Business and a brief description of such policies, including the names and addresses of the insurers, the principal insured and each named insured, the policy number and period of coverage, the expiration dates, the annual premiums and payment terms, a brief description of the interests insured by such policies and the amount of any deductible.  The Sellers have delivered to Purchaser a complete and correct copy of all such policies together with all riders and amendments thereto.  Except as disclosed on Section 3.16 of the Sellers’ Disclosure Schedule, none of the Sellers maintains any self-insurance arrangement with respect to the Business.  The insurance policies listed on Section 3.16 of the Sellers’ Disclosure Schedule include all policies of insurance that are required by the Purchased Contracts, in the amounts required under such Purchased Contracts.  All the insurance policies listed on Section 3.16 of the Sellers’ Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy.

Section 3.17.                             Contracts and Other Agreements.

(a)                                  Section 3.17(a) of the Sellers’ Disclosure Schedule lists all Purchased Contracts other than (i) Purchase Orders, (ii) Customer Orders and (iii) Purchased Contracts that involve the payment of less than seventy-five thousand dollars ($75,000) per year and the parties to such Purchased Contracts (other than the Sellers) are not parties to Purchased Contracts involving payments of more than one hundred seventy-five thousand dollars ($175,000) per year in the aggregate and that are not otherwise material to the Business.

(b)                                 Section 3.17(b) of the Sellers’ Disclosure Schedule attached as of the date hereof lists all Purchase Orders as of December 8, 2010, including the payment terms, delivery dates, item identification, quantities and shipping terms and Section 3.17(b) of the Sellers’ Disclosure Schedule as updated in accordance with Section 5.18 hereof on the Closing Date shall list all Purchase Orders as of the close of business as of the date which is four (4) Business Days preceding the Closing Date, including the payment terms, delivery dates, item identification, quantities and shipping terms, provided such updated Section 3.17(b) shall be provided to Purchaser two (2) Business Days prior to the Closing Date.

(c)                                  Section 3.17(c) of the Sellers’ Disclosure Schedule lists all Purchased Contracts that contain any provision or covenant that would, after giving effect to the transactions contemplated hereby and by the Transaction Documents, prohibit or limit the ability of Purchaser or any of its Affiliates to engage in any business activity or compete with any Person or prohibit or limit the ability of any Person to compete with Purchaser or any of its Affiliates.

(d)                                 Except as set forth in Section 3.17(d), each Purchased Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against any of the Sellers and, to the Sellers’ Knowledge, each other party thereto, in accordance with its terms. The Sellers are not, and to the Sellers’ Knowledge, no other party to any Purchased Contract is, in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) could constitute a default under, or permit the termination of, any such Purchased Contract.

(e)                                  Section 3.17(e) of the Sellers’ Disclosure Schedule lists all of the Collateral Agreements, the Financing Agreements, the Seller Factoring Agreements, the Rafaella Acquisition Agreements and the Seller Employment Agreements.

(f)                                    Except as noted in Sections 3.17(a), 3.17(c) or 3.17(e) of the Sellers’ Disclosure Schedule, the Sellers have delivered to Purchaser true and complete copies of each Contract listed on Sections 3.17(a), 3.17(c) and 3.17(e) of the Sellers’ Disclosure Schedule, together with all amendments and supplements thereto, to the extent not filed with the SEC; provided, that such Contracts filed with the SEC are publicly-available, unredacted, include facsimiles or conformed copies of all signatures thereto and include all exhibits, schedules, annexes and appendices thereto.

Section 3.18.                             Tangible Personal Property.  The Tangible Property is in good operating condition, subject to continued repair and replacement in accordance with past practice, and none of the Sellers has received notice that any of the Tangible Property is in material violation of any existing Law or order of any Governmental Authority.  During the past three years there has not been any material interruption of the operations of the Business due to inadequate maintenance or repair of the Tangible Property.  No approval or consent of any Person is needed so that the interest of the Sellers in the Tangible Property shall continue to be in full force and effect and enforceable by Purchaser following the Closing.

Section 3.19.                             Receivables; Disputed Accounts Payable.

(a)                                  All Receivables (other than Receivables collected since the date of the most recent balance sheet included in the Financial Statements) reflected on the most recent balance sheet included in the Financial Statements are, and all Receivables arising from or otherwise relating to the Business will be at the Closing Date, valid and genuine in the aggregate amount thereof subject to normal and customary trade discounts, customer allowances for discounts, returns, markdowns, co-op advertising and operational chargebacks, less any bona fide reserves for doubtful accounts in amounts consistent with those recorded on the most recent balance sheet included in the Financial Statements.

(b)                                 Except as set forth in Section 3.19(b) of the Sellers’ Disclosure Schedule, to Sellers’ Knowledge, there are no unpaid invoices or bills representing amounts in excess of $1,000 alleged to be owed with respect to the Business, or other alleged obligations of any of the Sellers or with respect to the Business, which any of the Sellers has disputed or determined to dispute or refused to pay.

Section 3.20.                             Intellectual Property.

(a)                                  Section 3.20(a) of the Sellers’ Disclosure Schedule sets forth a true, complete and accurate list of all Business Intellectual Property (other than trade secrets, know-how and goodwill attendant to the Business Intellectual Property and other intellectual property rights not reducible to schedule form).

(b)                                 Section 3.20(b) of the Sellers’ Disclosure Schedule sets forth a true, complete and accurate list of all Business Intellectual Property (the “Licensed Intellectual Property”) that any of the Sellers holds a license or sub-license (each, a “License”) to use thereof, excluding commercial “off-the-shelf” software with aggregate license fees of less than ten thousand dollars ($10,000).  All such Licenses are valid, enforceable, subsisting, in full force and effect, and binding upon the parties thereto, and to the Sellers’ Knowledge, each party thereto is and has been in full compliance with all applicable material terms and requirements thereof, including, without limitation, any payments of royalties thereunder, and there has occurred no event which, with notice or the passage of time or otherwise, would constitute a default thereunder or grounds for termination or modification thereof or the imposition of any charge or penalty thereunder.

(c)                                  None of the Sellers owns, any patents, nor does any Seller have any applications therefor pending.

(d)                                 The Sellers are the sole and exclusive owners of all right, title and interest in and to the Business Intellectual Property (other than the Licensed Intellectual Property), free and clear of all Encumbrances (other than any Encumbrances under the Identified Agreements and any Permitted Encumbrances).  Upon the Closing, Purchaser shall receive all right, title and interest in and to the Business Intellectual Property (other than the Licensed Intellectual Property), free and clear of all Encumbrances (including, without limitation, any Encumbrances under the Identified Agreements) other than Permitted Encumbrances.

(e)                                  Any and all documentation relating to any know-how and/or trade secrets included in the Business Intellectual Property:  (i) is current, accurate, and sufficient in detail and content to identify and explain such know-how and/or trade secrets and to allow its full and proper use, and the Sellers have taken all reasonable precautions to protect the secrecy, confidentiality and value of such know-how and/or trade secrets, and (ii) pertains to the know-how and/or trade secrets necessary for the operation of the Business as currently conducted.

(f)                                    (i) To Sellers’ Knowledge, none of the Business Intellectual Property, nor the conduct of the Business infringes upon or misappropriates the rights of any other Person nor is infringed upon or misappropriated by any other Person or its property; (ii) none of the Sellers has received any claim, any cease and desist or equivalent letter or any other notice of any allegation that any of the Business Intellectual Property or the Business infringes upon, misappropriates or otherwise violates the Intellectual Property of any third parties; (iii) to Sellers’ Knowledge, there has been no unauthorized use by, disclosure to or by or infringement, misappropriation or other violation of any of the Business Intellectual Property by any third party and/or any current or former officer, employee, independent contractor, consultant or any other agent of the Sellers; (iv) none of the Business Intellectual Property is subject to any suits, actions, claims or demands of any third party and no action or proceeding, whether judicial, administrative or otherwise, has been instituted or, to Sellers’ Knowledge, is threatened that challenges or affects the rights of any of the Sellers and there are no claims, demands, actions or proceedings that are pending or, to Sellers’ Knowledge, threatened with respect to any of the Business Intellectual Property; (v) Purchaser’s ownership and/or use of any of the Business Intellectual Property and continuation of the Business does not and will not infringe upon any Intellectual Property rights or any other rights of any third party; and (vi) none of the Sellers has received any written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any Business Intellectual Property.

(g)                                 (i) To Sellers’ Knowledge, all registrations with and applications to Governmental Authorities in respect of the Business Intellectual Property (other than Licensed Intellectual Property) are valid and in full force and effect, (ii) to Sellers’ Knowledge, each of the Sellers is in material compliance with all applicable Laws regarding the manufacture, advertising, sale, import, and export of the Business Intellectual Property and products incorporating or made using the Business Intellectual Property, (iii) there are no restrictions on the direct or indirect transfer of any License, or any interest therein, held by any of the Sellers in respect of the Business Intellectual Property, excluding Licenses for “off-the-shelf” software with aggregate license fees of less than ten thousand dollars ($10,000), and (iv) none of the Sellers is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any License, or any other Contract pursuant to which any of the Sellers has been granted a right to use the Business Intellectual Property.

(h)                                 Upon the Closing, Purchaser shall have acquired all of Sellers’ rights, with respect to any Business Intellectual Property (other than Licensed Intellectual Property), to: (i) sue for (and otherwise assert claims for) and recover damages and obtain any and all other remedies available at Law or in equity for any past, present or future infringement, misappropriation or other violation of any of such Business Intellectual Property (and to settle all such suits, actions and proceedings); (ii) seek protection therefor (including, without limitation, the right to seek and obtain copyright, trademark and service mark registrations and letters patent in the United States and all other countries and governmental divisions); and (iii) to claim all rights and priority thereunder.

(i)                                     Each of the Sellers has taken all commercially reasonable steps to protect and preserve the secrecy, confidentiality and value of all Business Intellectual Property (other than the Licensed Intellectual Property), including, without limitation, all trade secrets and source code included in the Business Intellectual Property not subject to issued letters patents other than steps which Sellers’ failure to take would not result in a Sellers Material Adverse Effect.

Section 3.21.                             Real Property.

(a)                                  Section 3.21(a) of the Sellers’ Disclosure Schedule contains a true and correct list of each parcel of real property leased to or by the Sellers that is now, or at the time of the Closing will be, used or held for use in or otherwise related to or necessary for the conduct of, the Business (the “Leased Real Property”).

(b)                                 Purchaser will assume the Sellers’ interests in the Leased Real Property listed in Section 3.21(b) of the Sellers’ Disclosure Schedule, exclusive however, of the New York Lease in the event that the New York Lease is terminated pursuant to Item 4 of Schedule 6.2(c) (the “Purchased Leased Real Property”) and such Purchased Leased Real Property shall be included in the Purchased Assets.  The Sellers have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Purchased Leased Real Property for the full term of the lease of such properties.  Each lease with respect to the Purchased Leased Real Property is a legal, valid and binding agreement, enforceable in accordance with its terms and there is no, and none of the Sellers has received notice of any, default (or any condition or event that, after notice or lapse of time or both, would constitute a default) thereunder.  None of the Sellers owes any brokerage commissions with respect to any such Purchased Leased Real Property (including, without limitation, any contingent obligation in respect of future lease extensions).

(c)                                  The Sellers have delivered to Purchaser prior to the execution of this Agreement true and complete copies of all leases (including any amendments and renewal letters) and, to the extent reasonably available, copies of all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents with respect to the Purchased Leased Real Property.

(d)                                 The buildings, structures, equipment and improvements on the Purchased Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Sellers’ Knowledge, there are no condemnation or appropriation proceedings pending or threatened against any of such Purchased Leased Real Property or any plants, buildings or other structures thereon.

(e)                                  None of the Sellers owns any real property.

Section 3.22.                             Environmental Matters.

(a)                                  (i) The Sellers, the Purchased Assets and the Business comply and at all times have materially complied with all applicable Environmental Laws; (ii) to Sellers’ Knowledge, no Hazardous Substances are present at or have been disposed on or released or discharged from, onto or under any of the properties currently owned, leased, operated or otherwise used by any of the Sellers or the Business (including, without limitation, soils, groundwater, surface water, buildings or other structures); (iii) to Sellers’ Knowledge, no Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by any of the Sellers or the Business; (iv) to Sellers’ Knowledge, none of the Purchased Leased Real Property contains an active or inactive incinerator, lagoon, landfill, septic system, wastewater treatment system or underground storage tank; (v) to the Sellers’ Knowledge, none of the Sellers, the Purchased Assets or the Business are subject to any material Liability in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party; (vi)  the Sellers have not received any Environmental Claim; (vii) none of the Sellers, any of the Purchased Assets or the Business is subject to any order, decree, injunction or other directive of any Governmental Authority and none of the Sellers, the Purchased Assets or the Business is subject to any indemnity or other agreement with any Person relating to Hazardous Substances except with respect to the Identified Agreements; and (viii) to Sellers’ Knowledge, there are no circumstances or conditions involving any of the Sellers, any of the Purchased Assets or the Business, any assets (including, without limitation, real property) or businesses previously owned, leased, operated or otherwise used by the Sellers that could reasonably be expected to result in a Business Material Adverse Effect arising under or pursuant to Environmental Law or in any material restriction on the ownership, use or transfer of any of the Purchased Assets arising under or pursuant to any Environmental Law.

(b)                                 Purchaser has been provided with true, correct and complete copies of all material environmental investigations, studies, audits, tests, reports, reviews or other analyses conducted by or on behalf of, and that are in the possession of, the Sellers in relation to any premises presently or formerly owned, used, leased or occupied by any of the Sellers or the Business.

Section 3.23.                             Casualties.  Except as set forth on Section 3.23 of the Sellers’ Disclosure Schedule, since the date of the Balance Sheet, neither the Business nor any Purchased Asset has been materially affected in any way by or as a result of any flood, fire, explosion or other casualty (whether or not covered by insurance).

Section 3.24.                             Product Liability.  Except as set forth on Section 3.24 of the Sellers’ Disclosure Schedule, there are not presently pending, or, to the Sellers’ Knowledge, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, inquiries, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, labeling, testing, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Sellers or the Business, including, without limitation, the Inventory and the Excluded Inventory.  To the extent required by any applicable Laws, the products manufactured, distributed or sold by or on behalf of the Sellers and the Business (including, without limitation, the Inventory and the Excluded

Inventory) have been tested for safety pursuant to, and in accordance with, in all material respects, all such applicable Laws (including, without limitation, the CPSA and Proposition 65).

Section 3.25.                             Product Warranties.  There are no Liabilities for product returns other than those arising in the ordinary course of business.  To the Sellers’ Knowledge, there are no threatened claims for (a) product returns, (b) warranty obligations or (c) product services other than in the ordinary course of business.  None of the Sellers has made any express warranties with respect to products sold or distributed by the Sellers (other than passing on warranties made by the manufacturers thereof) and, to the Sellers’ Knowledge, no other warranties have been made by their Representatives.  To Sellers’ Knowledge, there does not presently exist any circumstances that would constitute a valid basis for any voluntary or governmental recall of any product sold or distributed by the Sellers in the course of or that relates to the Business.

Section 3.26.                             Finished Goods.  All Finished Goods as of the Closing consist of items of merchantable quality for sale in the ordinary course of business.

Section 3.27.                             Promotions and Allowances. Section 3.27 of the Sellers’ Disclosure Schedule sets forth the material terms in effect as of the date hereof of all return, markdown, promotion, co-op advertising and other similar programs or allowances offered generally by the Sellers to any customer with respect to the Business.

Section 3.28.                             Bank and Brokerage Accounts; Investment Purchased Assets.  Section 3.28 of the Sellers’ Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Sellers have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship with respect to the Business or any of the Purchased Assets; and (b) a list of each investment asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

Section 3.29.                             Significant Customers and Suppliers.

(a)                                  Section 3.29(a) of the Sellers’ Disclosure Schedule lists the ten (10) most significant customers of the Business, on the basis of revenues for goods sold or services provided for the fiscal year ended June 30, 2010.  None of the Sellers has received any notice that any customer listed in Section 3.29(a) of the Sellers’ Disclosure Schedule has ceased, or will cease, to use the products, goods or services of the Business, or has substantially reduced, or will substantially reduce, the use of such products, goods or services at any time, except as may be attributable to general, industry-wide or market-wide conditions.

(b)                                 The Sellers have not received any notice from any of the ten (10) most significant Contract Manufacturers utilized by the Sellers that such Contract Manufacturer will not provide services to Purchaser at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Sellers, subject only to general and customary price increases.

Section 3.30.                             Absence of Certain Business Practices.  Neither the Sellers nor any of their respective Representatives has given or agreed to give any gift or similar benefit to any customer, supplier, employee of any Governmental Authority or any other Person that (a) could reasonably be expected to subject the Business, Purchased Assets or Assumed Liabilities to any material penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had a Business Material Adverse Effect or (c) if not continued in the future, might have a Business Material Adverse Effect or that might subject a the Sellers or any of their respective Affiliates to suit or penalty in any private or governmental litigation or proceeding.

Section 3.31.                             Propriety of Past Payments.  In connection with the Business, (a) no unrecorded fund or asset of the Sellers has been established for any purpose, (b) no material accumulation or material use of corporate funds of the Sellers has been made without being properly accounted for in the books and records of the Business, (c) no payment has been made by or on behalf of the Sellers with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of the Sellers, any of their respective Representatives or any other Person associated with or acting for or on behalf of the Sellers has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any of the Sellers in securing business, (ii) to pay for favorable treatment for business secured for any of the Sellers, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any of the Sellers or (iv) otherwise for the benefit of any of the Sellers in violation of Law, including, without limitation, the FCPA.  Neither the Sellers nor any current director, officer, agent, employee or other Person acting on behalf of the Sellers, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value that could reasonably be expected to have a Business Material Adverse Effect.

Section 3.32.                             Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Purchaser or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Sellers and their respective Affiliates, other than Financo, Inc., whose fees and expenses will be paid by Rafaella pursuant to an engagement letter dated, January [•], 2011, a correct and complete copy of which has been delivered to Purchaser and has not been modified or amended.

Section 3.33.                             Public Filings.  The SEC Reports, as filed with the SEC, were prepared in all material respects in accordance with the requirements of the Exchange Act and the Securities Act as the case may be, and the rules promulgated thereunder.  Except with respect to correspondence relating to the effectiveness of the Form S-4 filed by Rafaella, there has not been any written correspondence received by Rafaella from the SEC or any written responses thereto by, or on behalf of, Rafaella regarding any of the SEC Reports and Rafaella has provided to Purchaser true, correct and complete copies thereof.

Section 3.34.                             Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in the Sellers’ Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser pursuant to this Agreement (including, without limitation, the Financial Statements), contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each of the Sellers as of the date hereof and as of the Closing Date, as set forth in this Article IV:

Section 4.1.                                   Organization and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has all requisite power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.

Section 4.2.                                   Authority; Non-Contravention; Approvals.

(a)                                  Purchaser has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents and to perform the transactions contemplated by this Agreement and the Transaction Documents.  The execution and delivery by Purchaser of this Agreement and the Transaction Documents and the performance by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized and approved by the Board of Directors of Purchaser and no other corporate or other actions or proceedings on the part of Purchaser or any other Person are necessary to authorize the execution and delivery of this Agreement or the Transaction Documents or the performance and consummation by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents.  This Agreement has been, and upon their execution the Transaction Documents will be, duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by the Sellers and, with respect to the Escrow Agreement, the Escrow Agent, constitutes and upon their execution the Transaction Documents will constitute, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

(b)                                 The execution and delivery by Purchaser of this Agreement and the Transaction Documents and the performance of the transactions contemplated by this Agreement and the Transaction Documents do not and will not (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Purchaser; (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any Contract of any kind to which Purchaser or any of its subsidiaries is now a Party or by which Purchaser or any of its subsidiaries or any of their respective properties or assets may be bound or affected; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser or any of its Subsidiaries other than in the case of clauses (ii) and (iii) above as would not reasonably be expected to result in a Purchaser Material Adverse Effect.

(c)                                  Except for the filings by Purchaser required by the HSR Act and the Exchange Act, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by Purchaser or the performance by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, could not reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 4.3.                                   Financing.  Purchaser’s obligation to effect the Closing is not subject to any financing and Purchaser currently has, and at Closing will have, available sufficient funds (through existing credit facilities and cash on hand) to pay the Purchase Price in full at the Closing.

Section 4.4.                                   Brokers.  No agent, broker, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which any of the Sellers could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or any of its Affiliates.

Section 4.5.                                   Purchaser Public Filings.  The Purchaser Public Reports, as filed with the SEC, were prepared in all material respects in accordance with the requirements of the Exchange Act and the Securities Act as the case may be, and the rules promulgated thereunder.

Section 4.6.                                   Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to the Sellers pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS

Section 5.1.                                   Conduct of the Business.  During the period from the date of this Agreement to the Closing, except as otherwise expressly provided in this Agreement, the Sellers shall operate the Business only in the ordinary course of business. The Sellers shall use commercially reasonable efforts to (i) preserve intact the present organization of the Business, (ii) keep available the services of the present officers and employees of the Business and (iii) preserve relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with the Business.  Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, except as set forth in Section 5.1 of the Sellers’ Disclosure Schedule, the Sellers shall not, to the extent related to the Business:

(a)                                  sell, lease, encumber, transfer or dispose of any assets or rights or acquire any material assets or rights that, in either case, would be included in the Purchased Assets, except in the ordinary course of business;

(b)                                 engage in any activity of the type sometimes referred to as “trade loading” or “channel stuffing” or in any other activity that reasonably could be expected to result in a material reduction, temporary or otherwise, in the demand for the products offered by the Business following the Closing, including, without limitation, sales of a product (i) with payment terms longer than terms customarily offered by the Sellers for such product, (ii) at a greater discount from listed prices than customarily offered for such product, other than pursuant to a promotion of a nature previously used in the normal course of business of the Sellers for such product, (iii) at a price that does not give effect to any previously announced general increase in the list price for such product, (iv) with shipment terms more favorable to the customer than shipment terms customarily offered by the Sellers for such product, (v) in a quantity greater than the reasonable retail or wholesale (as the case may be) resale requirement of the particular customer or (vi) in conjunction with other material benefits to the customer not previously offered to such customer in the ordinary course of business;

(c)                                  waive any rights in respect of or write off any Receivables or fail to timely pay any account payable, except in either case other than in the ordinary course of business;

(d)                                 enter into any material commitment or transaction except in the ordinary course of business;

(e)                                  incur, create or assume any Indebtedness for borrowed money in excess of $100,000 (other than letters of credit entered into or issued in the ordinary course up to the amount of the LC Limit) or take or omit to take any action that results in an Encumbrance, other than a Permitted Encumbrance in excess of $100,000 (other than letters of credit entered into or issued in the ordinary course up to the amount of the LC Limit), being imposed on any asset that may be a Purchased Asset;

(f)                                    change (or permit to be changed) any accounting or Tax procedure or practice, make (or permit to be made) any Tax election or settle or compromise any Tax Liability, in each case relating to the Business or any of the Purchased Assets;

(g)                                 except to the extent required by this Agreement or applicable Law enter into, adopt, amend or terminate any Seller Plan, increase in any manner the compensation or benefits of any officer, employee or consultant of Seller or pay or otherwise grant any benefit not required by any Seller Plan, or enter into any Contract to do any of the foregoing;

(h)                                 except to the extent required by this Agreement or applicable Law enter into or offer to enter into or amend, terminate or waive any right under any employment or consulting arrangement with any Person or any group of Persons in excess of $100,000;

(i)                                     make or commit to any capital expenditures in excess of $50,000 outside the ordinary course of business;

(j)                                     enter into, amend or terminate any Contract of a type that, if in effect at the date of this Agreement, would be required to be disclosed pursuant to Section 3.17(a) or, except in the ordinary course of business, enter into, amend or terminate any other Contract;

(k)                                  pay, discharge or satisfy any claims, Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business in excess of $100,000, except in the ordinary course of business;

(l)                                     settle or compromise any claim, action, suit or proceeding pending or threatened against the Sellers, the Business or the Purchased Assets in excess of $100,000, except in the ordinary course of business;

(m)                               enter into any transaction or any Contract with any Affiliate, except in the ordinary course of business; or

(n)                                 take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would cause any representation or warranty of the Sellers contained in this Agreement to be untrue or incorrect as of the date when made or as of any subsequent date (as if made as of such date) or that could prevent the satisfaction of any condition set forth in Article VI.

Section 5.2.                                   Access to Information.

(a)                                  The Sellers shall (i) provide Purchaser and its Representatives with full access during normal business hours, upon no less than forty-eight (48) hours prior written notice, to all personnel, officers, employees, agents, accountants, properties (including, without limitation, for the purpose of environmental testing) and facilities, of the Sellers, the Business, the Purchased Assets and the books and records relating to the Business and the Purchased Assets and (ii) furnish Purchaser and its Representatives with all information and data available to Sellers or prepared in the normal course of business (including, without limitation, copies of Contracts, Plans and other books and records) concerning the Business and operations of the Business and the Purchased Assets as Purchaser or any of such Representatives reasonably may request in connection with such investigation. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated as of September 9, 2010 (the “Confidentiality Agreement”), between Purchaser and Cerberus Capital Management, L.P. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.

(b)                                 Upon the execution hereof, the provisions of the Confidentiality Agreement shall remain binding and in full force, except that the Confidentiality Agreement shall not apply to any documents prepared in connection with or proceeding before or filed with, or other disclosure made to, a court, arbitration tribunal or mediation service to enforce Purchaser’s or the Sellers’ rights arising in connection with the termination of this Agreement.  The information contained herein, in the Sellers’ Disclosure Schedule or delivered to Purchaser or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as Information (as defined and subject to the exceptions contained therein) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.  Except as otherwise provided herein, the Sellers shall and shall cause their respective Representatives to, treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law, including securities regulations) the terms of this Agreement and all nonpublic, confidential or proprietary information concerning the Business, and the Sellers shall not, and shall cause their respective Affiliates and their respective Representatives not to, use such information to the detriment of the Business.  None of the Sellers has waived, nor will it waive, any provision of any confidentiality or similar agreement that relates to any of the Business, the Purchased Assets or the Assumed Liabilities.

Section 5.3.                                   Reasonable Efforts.

(a)                                  Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, filing (as promptly as practicable, but in no event later than ten (10) Business Days after the Letter of Intent was executed and delivered by the parties thereto) with the FTC and the DOJ, the notification and report form under the HSR Act required for the transactions contemplated hereby and, thereafter, furnishing as promptly as reasonably practicable any supplemental information requested in connection therewith by any Governmental Authority pursuant to the HSR Act.  The Sellers and Purchaser each shall comply as promptly as practicable with any other Laws that are applicable to any of the transactions contemplated hereby or by the Transaction Documents and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary.  The Sellers and Purchaser each shall furnish to the others such necessary information and reasonable assistance as the other Party may request in connection with their preparation of any filing, registration or declaration which is necessary under the HSR Act or any other such Laws.  Purchaser and the Sellers shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other Person regarding any of the transactions contemplated by this Agreement or the Transaction Documents) in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing).  The Parties shall use their respective reasonable best efforts and take all necessary action to obtain any clearance under the HSR Act or any other consent, approval, order or authorization of any Governmental Authority under United States or foreign antitrust or competition Laws, necessary in connection with the transactions contemplated hereby or to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.  Without limiting the generality of the foregoing, Purchaser agrees to use its reasonable best efforts to take any and all reasonable actions to receive regulatory clearance under all applicable Laws to effect the Closing of the transaction contemplated by this Agreement; provided, however, that nothing in this Agreement shall require Purchaser or its Affiliates to divest or hold separate or agree to any limitations on or other requirements in respect of the operation of any business, division or operating unit of Purchaser or any of its Affiliates, including, without limitation, the Business and the Purchased Assets from and after the Closing.

(b)                                 Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including, without limitation, by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.

(c)                                  Purchaser and the Sellers shall each use its reasonable best efforts to obtain as promptly as practicable all Permits required by Law for Purchaser to conduct the Business following the Closing and to own the Purchased Assets at Purchaser’s expense.  Notwithstanding the foregoing, neither Purchaser nor the Sellers shall be required to expend any material sum or agree to a material concession to any Governmental Authority to obtain any such Permits.

(d)                                 The Sellers and Purchaser will cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all Consents and Permits required by third Persons to transfer the Purchased Assets to Purchaser in a manner that will avoid any applicable default, conflict, or termination of rights under or in respect of the Purchased Assets.  Nothing in this Section shall (i) require the Sellers or Purchaser to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such consent, approval or waiver or (ii) alter, diminish or otherwise affect Purchaser’s rights under Article VI.

Section 5.4.                                   [Intentionally Omitted.]

Section 5.5.                                   Use of Name.  Each of the Sellers agrees, for itself and its Affiliates, that from and after the Closing none of them will use the name “Rafaella,” “Verrazano” or “Ellavie,” any abbreviation of, or derivation from, those names or any name similar thereto in any form whatsoever, including, without limitation, in respect of advertising and promotional materials.  Promptly after the Closing, (a) Rafaella Apparel Far East shall amend its certificate or articles of incorporation or similar governing document to change its name to a name that does not contain the word “Rafaella,” or similar words, (b) Rafaella shall amend its certificate of formation or similar governing document to change its name to a name that does not contain the word “Rafaella,” or similar words and (c) Verrazano shall amend its certificate or articles of incorporation or similar governing document to change its name to a name that does not contain the word “Verrazano,” or similar words.

Section 5.6.                                   Tax Matters.

(a)                                  Prior to the Closing, each of Rafaella and Verrazano shall provide to Purchaser a certification in the form contained in Section 1.1445-2(b)(2)(iv) of the Treasury Regulations to the effect that neither Rafaella nor Verrazano is a “foreign person.”

(b)                                 All transfer, registration, stamp, documentary, sales, use and similar Taxes (including, without limitation, all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby shall be the sole responsibility of the Sellers and such Taxes will be timely paid by the Sellers.  The Sellers and Purchaser shall cooperate in the timely making of all filings, Tax Returns, reports and forms as may be required in connection therewith.

(c)                                  Purchaser shall be responsible for preparing and filing all Tax Returns with respect to the Purchased Assets and the Business, other than income Tax Returns, required to be filed for any period ending after the Closing Date or in respect to any Straddle Period.  With respect to Tax Returns for any period ending on or before the Closing Date, the Sellers shall be responsible for preparing and filing all Tax Returns with respect to the Purchased Assets and the Business.  With respect to Tax Returns for any Straddle Period, Purchaser shall provide to the Sellers copies of such Tax Returns for Sellers’ review and comment, and Purchaser shall make all revisions as are reasonably requested by the Sellers, as well as a statement containing the amount of Tax shown on such Tax Return that is allocable to the Sellers at least fifteen (15) days prior to the due date (including any extension thereof) for filing of such Tax Return.  Within ten (10) Business Days of the Sellers’ receipt of such notice, the Sellers shall pay to Purchaser in immediately-available funds (i) if for a period ending on or before the Closing Date, any amount owing on such Tax Return or (ii) if for a Straddle Period, the portion allocable to the Sellers.

(d)                                 In the case of any Taxes that are payable for a Straddle Period, the Sellers and Purchaser shall treat the Closing Date as the last day of such period (i.e., the Sellers and Purchaser shall “close the books” on the Closing Date) and shall elect to do so if permitted by applicable Law.  The portion of any such Tax payable for a Straddle Period that is allocable to the portion of the taxable period ending on the Closing Date shall be, (i) in the case of Taxes based on income or receipts determined under the closing of the books method and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes with respect to such periods under applicable Law) (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Section 5.7.                                   Non-Competition; Non-Solicitation.

(a)                                  From the Closing and for three (3) years thereafter, (i) the Sellers will not, directly or indirectly anywhere in the United States and in any other jurisdiction in which the Business operates, (A) engage in, own any interest in, invest in, lend funds to, or provide any management, consulting, financial, administrative or other services to any business that competes with the Business directly or indirectly in any manner, (B) solicit, sell or attempt to sell goods and services offered by the Business to any facility that is a customer of the Business (or any successor), and (ii) the Sellers will not, and will not cause their respective Affiliates to, directly or indirectly anywhere in the United States and in any other jurisdiction in which the Business operates, (A) disclose any confidential or non-public information regarding the Business or the Purchased Assets to any third party or (B) directly or indirectly solicit or encourage to leave employ or contract or offer to employ or contract with any person who is (or was during the previous twelve (12) months) an employee of the Business (or any successor) or who is (or was during the previous twelve (12) months) hired by Purchaser in connection with the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, the Sellers may collectively own, directly or indirectly, solely as an investment, securities of any Person that are traded on any national securities exchange or the NASDAQ Stock Market if the Sellers (alone or collectively) (1) is not a controlling Person of, or a member of a group that controls such Person and (2) does not, directly or indirectly, own 4.99% or more of any class of securities of such Person.

(b)                                 The Parties recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.7. It is the intention of the Parties that the provisions of this Section 5.7 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such

Laws or policies) of any provisions of this Section 5.7 shall not render unenforceable, or impair, the remainder of the provisions of this Section 5.7.  Accordingly, if any provision of this Section 5.7 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(c)                                  The Parties to this Agreement acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 5.7 would be inadequate, and each of the Sellers hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

Section 5.8.                                   Assignment of Contracts and Rights.  Prior to the Closing, the Sellers shall use commercially reasonable efforts, and Purchaser shall reasonably cooperate with such efforts, to obtain at the earliest practicable date all Consents of third parties related to the consummation of the transactions contemplated hereby and by the Transaction Documents, and the Sellers shall provide to Purchaser copies of each such Consent as such Consents are obtained; provided, that Purchaser shall be under no obligation to pay any Person in order to obtain such Person’s consent.  The Sellers shall be responsible for any reasonable out-of-pocket costs required to obtain the Consents for the Purchased Contracts; provided, that the Sellers shall be under no obligation to pay a third party in order to obtain such third party’s consent.  To the extent that (a) the assignment of any such Purchased Contract requires the Consent of another party that is not obtained prior to Closing, (b) Sellers acknowledge in writing their inability to obtain the Consent prior to Closing, and (c) the Purchased Contract requiring such Consent is specified on Section 3.2(b)(v) of the Sellers’ Disclosure Schedule as a Consent that any of the Sellers must obtain, then (x) such Purchased Contract will not be transferred or assigned at Closing (each such Purchased Contract, a “Deferred Purchased Contract”) and (y) the Sellers will continue to use commercially reasonable efforts, and Purchaser shall reasonably cooperate with such efforts, to obtain any such Consent and/or remove any other impediments to the transfer or assignment of such Deferred Purchased Contract at the earliest practicable date and shall transfer or assign such Deferred Purchased Contract within one (1) Business Day after receipt of such Consent.  Until the time of assignment of a Deferred Purchased Contract (each such period, a “Deferred Purchased Contract Period”), such Seller shall provide Purchaser the benefits of such Deferred Purchased Contract, cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and allow Purchaser to perform its obligations under the Assumed Liabilities, to the same extent as if the Deferred Purchased Contract were transferred or assigned to Purchaser at Closing.  Each Party shall bear its own administrative expenses incurred in connection with any such arrangement during a Deferred Purchased Contract Period.  Until the time of assignment or termination of a Deferred Purchased Contract, such Seller shall, at the request and for the account of Purchaser, and subject to Purchaser’s reasonable direction, enforce, at Purchaser’s expense, such Seller’s rights thereto or interests therein against other Persons.  Nothing in this Section 5.8 shall affect Purchaser’s other rights under this Agreement and shall not affect the conditions to Purchaser’s obligations under Article VI.  The provisions of this Section 5.8 shall not limit, modify or otherwise affect any representation or warranty of the Sellers under this Agreement.

Section 5.9.                                   Insurance Coverage.  With respect to any Assumed Liabilities and Purchaser’s indemnification obligations pursuant to Section 7.3 or any other Liabilities to which

Purchaser may become subject for pre-Closing occurrences, in each case to the extent such Liabilities may be covered by insurance maintained by any of the Sellers or as to which any of the Sellers is additional insured, the Sellers agree to prosecute diligently any insurance claims that may be asserted in respect thereof and to promptly notify Purchaser of the assertion of each such claim. From and after the date of this Agreement, if any of the Sellers recovers insurance proceeds in respect of any amounts in respect of the Liabilities described in the preceding sentence, such Seller shall promptly remit such proceeds to Purchaser and Purchaser shall pay such Liabilities with such proceeds unless Seller has previously paid such Liabilities.

Section 5.10.                             Employee Matters.

(a)                                  The Sellers shall update Section 3.9 of the Sellers’ Disclosure Schedule prior to the Closing Date to reflect new hires and employment terminations.  Purchaser will, immediately prior to the Closing Date and conditioned on the occurrence of the Closing, convey an offer of employment as of the Closing Date to those employees of the Sellers listed on a schedule to be delivered by Purchaser to the Sellers no more than five (5) Business Days prior to the Closing Date; provided, that any such offer shall be on terms and conditions that are no less favorable, in the aggregate, to employees of Purchaser or its Affiliates who have substantially similar duties and responsibilities.  Each such employee who accepts Purchaser’s offer of employment will be a “Transferred Employee”.  Purchaser shall credit periods of service prior to the Closing for purposes of determining eligibility and vesting of all Plans maintained by Purchaser on or after the Closing Date (the “Purchaser Plans”).  In addition and without limiting the generality of the foregoing, (i) each Transferred Employee shall be eligible to participate in each Purchaser Plan immediately after the Closing, without regard to any waiting period, to the extent coverage under such Purchaser Plan replaces coverage under a Seller Plan in which such Transferred Employee participated immediately prior to the Closing, and (ii) each Transferred Employee and his or her covered dependents shall be given credit under each Purchaser Plan providing medical, dental, pharmaceutical, vision and/or other health benefits (a “Purchaser Health Plan”) for amounts paid under a Seller Plan during any period for purposes of applying deductibles, copayments and out-of-pocket maximums under the corresponding Purchaser Health Plan for such period as though such amounts had been paid in accordance with the terms and conditions of such Purchaser Health Plan.

(b)                                 If, at any time on or after the Closing Date, Sellers and their ERISA Affiliates cease to provide any group health coverage, then, immediately upon such cessation, Purchaser shall assume the obligation to provide group health continuation coverage to persons who are M&A Qualified Beneficiaries (within the meaning of Treasury Regulation Section 54.4980B-9) with respect to the assets being purchased by Purchaser hereunder and the transactions contemplated hereby, commencing immediately as of the date coverage ceases to be provided under the Sellers’ group health plan(s), regardless of whether such M&A Qualified Beneficiaries were offered or accepted employment with Purchaser as of the Closing Date.  Any such continuation coverage shall be provided in accordance with Treasury Regulation Section 54.4980B-9 and any applicable state insurance law (to the extent such state law continuation coverage would otherwise have continued under Sellers’ group health plan(s) had such plan(s) not been terminated) under any appropriate group health plan(s) maintained by Purchaser.  Notwithstanding the foregoing, Purchaser’s obligations to provide such continuation coverage shall not arise unless, not later than five (5) Business Days prior to ceasing its group health coverage, Seller shall provide Purchaser with written notice of the effective date of such cessation and, in usable electronic format, the identifying data necessary to enable Purchaser to identify, locate and enroll such M&A Qualified Beneficiaries in Purchaser’s appropriate group health plan(s) in order to fulfill its COBRA responsibilities under this paragraph.

(c)                                  The Parties shall cooperate in good faith to determine whether any notification may be required under the Workers Adjustment and Retraining Notification Act as a result of the transactions contemplated by this Agreement and to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or similar event affecting Transferred Employees and occurring on or after the Closing.

(d)                                 Notwithstanding anything in this Section 5.10 to the contrary, no employee shall have any third-party beneficiary rights under this Agreement or any of the Transaction Documents.

(e)                                  The Sellers shall satisfy any and all severance and bonus obligations due to any employees of Rafaella Far East or any other employee of the other Sellers that are principally based in Hong Kong that is due and payable on or prior to the Closing or otherwise arising from, associated with, or related to the transactions contemplated by this Agreement.

(f)                                    Each of the Sellers and the Purchaser agree to take all actions reasonably necessary to accomplish the transactions contemplated by this Section 5.10.

Section 5.11.                             Parties’ Obligations.  Each of the Sellers and Purchaser will cause their respective Representatives to timely perform any of their respective obligations under this Agreement and the Transaction Documents.

Section 5.12.                             Bulk Sale Filings.  Purchaser hereby waives compliance for the Sellers and their respective Affiliates with the provisions of any bulk sales transfer Laws applicable to the transfers described in this Agreement.  The Sellers shall indemnify and hold harmless Purchaser from and against any and all Liabilities that may be asserted by third parties against Purchaser as a result of such Seller noncompliance.

Section 5.13.                             Public Announcements.  Until the Closing, no Party to this Agreement, nor any Affiliate of any Party, shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party, which consent will not be unreasonably withheld; provided, however, that a Party or its Affiliates may, upon written notice to the other Parties, disclose this Agreement and the transactions contemplated hereby in any press release or filing with the SEC or other governmental body as may be required by applicable Law (and in such case the disclosing Party shall use all reasonable efforts to consult with, and seek the consent of, the other Party prior to such release or statement) and, if required, may file this Agreement with the SEC.

Section 5.14.                             Chargebacks and Returns.

(a)                                  Chargebacks.  The Sellers shall be responsible for and shall indemnify Purchaser with respect to any and all (i) chargebacks in respect of Finished Goods identifiable to shipments by the Sellers prior to the Closing Date, and (ii) chargebacks in respect of Finished

Goods that are not identifiable or linkable to shipments to the extent they arise within one hundred twenty (120) calendar days following the Closing Date (the chargebacks referenced in clause (ii), the “Unidentifiable Chargebacks” and the chargebacks referenced in clauses (i) and (ii), collectively, the “Seller Chargebacks”); provided, however, that the Sellers shall have the exclusive right to negotiate, authorize and approve each Seller Chargeback; provided, that the Sellers are acting in good faith and in a reasonably prudent business manner consistent with Sellers’ past practices; provided further, that the Sellers shall only be responsible for and shall only indemnify Purchaser with respect to Seller Chargebacks in excess of the amounts reserved for Seller Chargebacks in the Closing Date Balance Sheet.  Purchaser shall be responsible for and shall indemnify the Sellers with respect to any and all (i) chargebacks in respect of Finished Goods identifiable to shipments by Purchaser or its Affiliates on or after the Closing Date and (ii) chargebacks in respect of Finished Goods that are not identifiable or linkable to any shipments to the extent they arise on or after the one hundred twenty-first (121st) calendar day following the Closing Date (collectively, the “Purchaser Chargebacks”); provided, however, that Purchaser shall have the exclusive right to negotiate, authorize and approve each Purchaser Chargeback; provided, that the Purchaser is acting in good faith and in reasonably prudent business manner consistent with Purchaser’s past practices.

(b)           Returns.  The Sellers shall be responsible for and shall indemnify Purchaser with respect to any and all returns in respect of (i) Finished Goods sold by the Sellers prior to the Closing Date and (ii) Finished Goods not identifiable as sold by either the Sellers or Purchaser or their respective Affiliates that are physically returned within one hundred twenty (120) calendar days following the Closing Date (the returns referenced in clause (ii), the “Unidentifiable Returns” and the returns referenced in clauses (i) and (ii) collectively, the “Seller Returns”); provided, however, that the Sellers shall have the exclusive right to negotiate, authorize and approve each Seller Return; provided, that the Sellers are acting in good faith and in a reasonably prudent business manner consistent with past practices; provided further, that the Sellers shall only be responsible for and shall only indemnify Purchaser with respect to Seller Returns in excess of the amounts reserved for such Seller Returns in the Closing Date Balance Sheet.  Purchaser shall be responsible for and shall indemnify Sellers with respect to any and all returns in respect of (i) Finished Goods sold by Purchaser or its Affiliates on or after the Closing Date and (ii) Finished Goods not identifiable as sold by, or that have not been authorized by, either Seller or Purchaser or their respective Affiliates and that are physically returned on or after the one hundred twenty-first (121st) calendar day following the Closing Date (“Purchaser Returns”).  Following the Closing Date, the Sellers and their respective Affiliates shall have the right, at their respective option, to either (i) sell off any Finished Goods relating to Seller Returns (“Returned Goods”) to Purchaser at a purchase price calculated at Landed Duty-Paid Value or otherwise agreed upon between the Parties, or (ii) negotiate with third parties to sell such Returned Goods at a negotiated price; provided, that Purchaser shall have a right of first refusal on any sale of Returned Goods as expressly described in the following four sentences (a “Right of First Refusal”).  Prior to agreeing to sell any Returned Goods to any third party, the Sellers shall send a written notice to Purchaser (a “Return Notice”) setting forth a description of the Returned Goods in question and the purchase price offered by the third party (the “Third Party Price”).  Purchaser shall have five (5) Business Days (the “ROFR Notice Period”) to notify the Sellers in writing pursuant to which it agrees to purchase such Returned Goods from the Sellers at the Third Party Price (an “Acceptance Notice”).  If within ROFR Notice Period, the Sellers receive an Acceptance Notice from Purchaser, the Sellers shall be obligated to sell such Returned Goods to Purchaser at the Third Party Price.  If Purchaser

does not exercise its Right of First Refusal (either by providing notice to the Sellers of its intention not to exercise its Right of First Refusal or by allowing the ROFR Notice Period to lapse), the Sellers shall have the right to sell such Returned Goods to a third party at the Third Party Price.

(c)           Disputes. The Sellers and Purchaser shall cooperate with each other to resolve any issues relating to or arising under this Section 5.14.  If a Party provides a dispute notice to the other Party, the representatives of the Sellers and Purchaser shall, within thirty (30) days following the date of receipt of the dispute notice (the “Chargeback Dispute Resolution Period”), attempt in good faith to resolve their differences and any resolution by them that is agreed to in writing shall be final, binding and conclusive.  If at the conclusion of the Chargeback Dispute Resolution Period there is any matter still remaining in dispute (“Chargeback Disputed Matters”), then all Chargeback Disputed Matters shall be submitted for resolution to an independent registered public accounting firm or third-party factoring company that is mutually agreeable to the Parties (the “Chargeback Special Accountants”). The Parties will cause the Chargeback Special Accountants to use commercially reasonable efforts to resolve all Chargeback Disputed Matters within ten (10) Business Days of submission to the Chargeback Special Accountants.  In making such resolution, the Chargeback Special Accountants will review only those items and amounts specifically set forth and objected to in writing and will resolve the dispute with respect to each such item and amount. The determination of the Chargeback Special Accountants shall be conclusive, nonappealable and binding upon the Parties for all purposes.  Purchaser and the Sellers agree that (x) the procedures established by this Section 5.14(c) shall be the exclusive procedures for resolving disputes or disagreements arising under this Section 5.14, and (y) that all of the time periods provided for in this Section 5.14 may be extended by mutual written agreement by Purchaser and the Sellers.  The fees, expenses and disbursements of the Chargeback Special Accountants shall be borne by Purchaser, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested.

(d)           Limitation on Unidentifiable Chargebacks and Returns. Notwithstanding the foregoing, in no event shall Sellers be responsible for Unidentifiable Chargebacks and Unidentifiable Returns in excess of $500,000 in the aggregate.

Section 5.15.         Escrow.  On the Closing Date, Rafaella, Purchaser and Wells Fargo Bank, N.A., a national banking association, as escrow agent (including its successors and permitted assigns in such capacity, the “Escrow Agent”) shall enter into an escrow agreement, substantially in the form of Exhibit B (the “Escrow Agreement”).  Rafaella and Purchaser shall each pay fifty percent (50%) of all fees and expenses of the Escrow Agent in connection with the Escrow Agreement.  Rafaella and Purchaser agree that, for Tax reporting purposes, all interest or other income from investment of such escrowed funds shall, as of the end of each calendar year and to the extent required by the IRS, be reported as having been earned by Rafaella, whether or not income was disbursed during a particular year, and, in accordance with the terms of the Escrow Agreement, the Escrow Agent shall release to Rafaella from the accounts established by the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Accounts”) funds sufficient to pay such Tax Liability. In accordance with the terms of the Escrow Agreement, to the extent that no unresolved claim for indemnification pursuant to Article VII hereof is outstanding on the one (1) year anniversary of the Closing Date, the Escrow Agent shall release and pay to Rafaella the portion of the Escrow Amount remaining after the one (1) year anniversary of the Closing Date.  In the event that any claim for indemnification has been asserted, but has not been fully and finally resolved on the one (1) year anniversary of the Closing Date, the Escrow Agent shall release and pay to Rafaella the Escrow Amount remaining on such one (1) year anniversary, less an amount equal to the maximum aggregate amount of all such unresolved claims, and thereafter, any portion of the Escrow Amount not required to pay such claims as soon as practicable following the full and final resolution of such claims.

Section 5.16.         Previous Month Adjusted EBITDA Statement.  No later than two (2) calendar days prior to the Closing Date, the Sellers shall deliver to Purchaser the Previous Month Adjusted EBITDA Statement.

Section 5.17.         Further Assurances; Post-Closing Cooperation.

(a)           From time to time after the Closing, without additional consideration, each of the Parties will (or, if appropriate, cause their Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement and the Transaction Documents. If either Party shall following the Closing have in its possession any asset or right that under this Agreement that should have been delivered to the other Party, then such Party shall promptly deliver such asset or right to the other Party.

(b)           Subject to the Sellers’ rights in Section 5.14, the Sellers hereby constitute and appoint, effective as of the Closing Date, Purchaser and its successors and assigns as the true and lawful attorney of the Sellers with full power of substitution in the name of Purchaser, or in the name of the Sellers, but for the benefit of Purchaser, at Purchaser’s cost (i) to collect for the account of Purchaser any items of Purchased Assets and (ii) to institute and prosecute all proceedings that Purchaser may in its sole discretion deem proper to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets.  Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including, without limitation, any amounts payable as interest in respect thereof.

(c)           Following the Closing, the Sellers will afford Purchaser and its Representatives (i) such access during normal business hours as Purchaser may reasonably request to all books, records and other data and information, including, without limitation, any information from employees of the Sellers, relating to the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities and (ii) the right to make copies and extracts therefrom. Further, each Party agrees for a period extending seven years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made and to inform the senders that Purchaser is the new rightful recipient.

(d)           Following the Closing, Purchaser may receive and open all mail addressed to the Sellers or Parent and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Business.  Purchaser agrees to deliver or cause to be delivered to the Sellers all mail received by Purchaser after the Closing addressed to the Sellers, Parent or any of their respective Affiliates that does not relate to the Business.

(e)           The Sellers will take, or cause to be taken, all actions and do, or cause to be done, at no cost to Sellers, all things necessary, proper, or advisable to register, maintain, and prevent the diminution in value of the Intellectual Property, including, without limitation, filing any affidavits of use in commerce with the U.S. Patent and Trademark Office, responding to all office actions or other correspondence from the U.S. Patent and Trademark Office, U.S. Copyright Office, and all other corresponding governmental offices throughout the world, obtaining and recording all documents necessary to establish, maintain, transfer, or identify Purchaser’s rights in such Intellectual Property, including, without limitation, all necessary assignments of such Intellectual Property and fulfilling all of its duties and obligations and avoid any defaults under all Contracts regarding Intellectual Property, and assist Purchaser after the Closing with respect to any legal or administrative action relating to the Intellectual Property, including before the U.S. Patent and Trademark Office, U.S. Copyright Office, and all other corresponding foreign and domestic Governmental Authorities.

(f)            To the extent that any moral rights or rights of droit moral are deemed to exist or apply in any jurisdiction to any of the Intellectual Property rights transferred hereunder, each of the Sellers agrees to, and hereby waives, or hereby agrees to seek a waiver in favor of the Sellers and Purchaser of any and all such moral rights or rights of droit moral.

(g)           Each of the Sellers shall affect all renewals of all Intellectual Property that are scheduled to or may expire between the date hereof and the date that is thirty (30) days after the Closing Date.  The Sellers shall be responsible for all out-of-pocket third-party fees and expenses incurred by the Sellers in connection with all such renewals, and Purchaser shall reasonably assist the Sellers in connection therewith, including executing and delivering, or causing to be executed and delivered, all such documents and instruments as the Sellers may reasonably deem necessary to affect such renewals.  The Sellers shall be fully responsible for, including paying all costs associated with, filing releases of all security Encumbrances currently placed on any or all of the Business Intellectual Property with the United States Patent and Trademark Office and any other applicable foreign intellectual property offices where Encumbrances have been recorded.

Section 5.18.         Disclosure; Updated Sellers’ Disclosure Schedule.  In the event that (a) any material fact relating to the Business and/or the Purchased Assets has not been disclosed to Purchaser in this Agreement or (b) any representation or warranty contained in this Agreement, any statement contained in the Sellers’ Disclosure Schedule or in any certificate furnished to Purchaser pursuant to this Agreement (including the Financial Statements), contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading, the Sellers shall disclose to Purchaser such facts and circumstances in writing (including, without limitation, by delivering to Purchaser an updated Sellers’ Disclosure Schedule) (the “Supplemental Disclosure”) at least one (1) Business Day prior to the Closing Date; provided, however, that no Supplemental Disclosure shall in any way affect the truthfulness of the Sellers’ representations and warranties in this Agreement or alter, diminish or otherwise affect Purchaser’s rights under this Agreement and the Transaction Documents, including, without limitation, Article VI and Article VIII.  Notwithstanding the foregoing, Sellers shall update (a) Section 2.3(a)(ii), Section 3.17(b) of the

Sellers’ Disclosure Schedule and the Order Book solely to reflect, and such updates shall be limited to, ordinary course transactions consistent with the past practices of the Business, which occur between the date hereof and the Closing Date, in accordance with Sections 2.3(a)(ii) and 5.1, and the Assumed Liabilities shall include the liabilities in respect to such Customer Orders and Purchase Orders and (b) Sections 1.1(a), 1.1(b) and 1.1(d) of the Sellers’ Disclosure Schedule and such revised Sections 1.1(a), 1.1(b) and 1.1(d) shall be included for purposes of Final Net Working Capital calculations.

Section 5.19.         Purchaser Cash Collateralized Letters of Credit.  On or before the Closing Date, Purchaser shall deposit cash with HSBC in an aggregate amount of 105%, or such lesser percentage agreed to in writing by HSBC, of the face value of the Purchaser Cash Collateralized Letters of Credit; provided, however, that in no event shall the face amount of such Purchaser Cash Collateralized Letters of Credit exceed the LC Limit.

ARTICLE VI

CONDITIONS OF CLOSING

Section 6.1.           Conditions to Each Party’s Obligations.  The respective obligations of each Party to affect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)           All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b)           No Law shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement or the Transaction Documents shall be in effect.

Section 6.2.           Conditions to the Purchaser’s Obligations. The obligations of Purchaser to affect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)           Each of the representations and warranties made by the Sellers in this Agreement that is qualified by reference to materiality, Business Material Adverse Effect or Seller Material Adverse Effect shall be true and correct in all respects, and each of the representations and warranties made by the Sellers in this Agreement that are not so qualified shall by true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b)           The Sellers shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Sellers at or before the Closing (including, without limitation, delivering to Purchaser the items set forth in Section 2.9).

(c)           All consents or approvals or the termination listed in Section 6.2(c) of the Sellers’ Disclosure Schedule shall have been obtained and Purchaser shall have received copies of such consents in form and substance reasonably satisfactory to Purchaser.

(d)           Since the date of this Agreement, no event, circumstance or change shall have occurred, that individually or in the aggregate with one (1) or more other events, circumstances or changes, have had or reasonably could be expected to have, a Seller Material Adverse Effect or a Business Material Adverse Effect.

(e)           Each of the Sellers shall have delivered to Purchaser a certificate, dated the Closing Date and duly executed by the Chief Executive Officer of such Seller, in form and substance reasonably satisfactory to Purchaser, to the effect that the conditions set forth in clauses (a) — (c) above have been satisfied.

(f)            Each of the Sellers shall have delivered to Purchaser a certificate of the corporate secretary of such Seller attaching thereto a true, correct and complete copy of resolutions of the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(g)           Each of the Sellers shall have delivered to Purchaser a certificate of good standing or similar document (which for Rafaella Apparel Far East is a certificate of continuing registration) with respect to such Seller issued by the applicable Governmental Authority as of a date within three (3) Business Days of the Closing Date.

(h)           [Intentionally omitted]

(i)            Each of Rafaella and Verrazano shall have provided to Purchaser a certification in the form contained in Section 1.1445-2(b)(2)(iv) of the Treasury Regulations to the effect that such Seller is not a “foreign person.”

(j)            The Sellers shall have delivered to Purchaser a certificate dated the Closing Date and duly executed by the Chief Financial Officer of Rafaella to the effect that the Previous Month’s Balance Sheet was prepared in accordance with GAAP (subject to the absence of recordation of Taxes and certain footnote disclosures and normal year-end audit adjustments otherwise required by GAAP) consistently applied.

(k)           The Sellers shall have delivered to Purchaser the Order Book, Customer Orders, Purchase Orders, all UPC Codes and any CPSA Certificates with respect to the Inventory and Excluded Inventory.

(l)            The Sellers shall have delivered to the Purchaser the Previous Month Adjusted EBITDA Statement.

(m)          Rafaella shall have delivered a written acknowledgment, in form and substance reasonably satisfactory to Purchaser, duly executed and delivered by the Senior Indenture Trustee pursuant to Section 8.04 of the Senior Indenture.

(n)           The Sellers shall have delivered written evidence, in form and substance reasonably satisfactory to Purchaser, that the Collateral Agreements have been terminated, all obligations thereunder have been satisfied or waived and any Encumbrances thereunder have been released.

(o)           The Sellers shall have delivered written evidence, in form and substance reasonably satisfactory to Purchaser, that the Financing Agreements other than the Note Purchase Agreement and the Cash Collateralized Letters of Credit have been terminated, all obligations under the Financing Agreements other than the Note Purchase Agreement and the Cash Collateralized Letters of Credit have been satisfied or waived and any Encumbrances thereunder other than applicable to the cash collateral in respect of the Cash Collateralized Letters of Credit have been released.

(p)           The Sellers shall have delivered written evidence, in form and substance reasonably satisfactory to Purchaser, that the Seller Factoring Agreements have been terminated and Seller Factor shall have consented in writing to the sale of Receivables, and the release of any and all Encumbrances against Sellers’ assets that are not Excluded Assets and that are subject to any Seller Factoring Agreement; provided, that Purchaser acknowledges that Seller Factor may require that Purchaser grant a lien to Seller Factor in respect of transferred Receivables, and that Purchaser (and any applicable lender to Purchaser) shall, if requested or required by the Seller Factor, enter into an intercreditor agreement for the benefit of Seller Factor in respect of all such transferred Receivables and proceeds thereof and such requirements and other customary requirements applicable to Purchaser for a transfer of Receivables of this type shall not be a basis for Purchaser to object to the written evidence delivered hereunder.

(q)           Rafaella shall have filed, and delivered to Purchaser a copy of, any Deregistration Notice required to be filed under applicable Law.

(r)            Rafaella and the Escrow Agent (or, if the Escrow Agent is unable or unwilling to serve in such capacity, an alternative escrow agent reasonably satisfactory to the Purchaser) shall have entered into and delivered the Escrow Agreement.

(s)            The Sellers shall have deposited the Sellers’ LC Cash Deposit with HSBC.

Section 6.3.           Conditions to the Sellers’ Obligations.  The obligations of the Sellers to affect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)           Each of the representations and warranties made by Purchaser in this Agreement that is qualified by reference to materiality or Purchaser Material Adverse Effect shall be true and correct in all respects, and each of the other representations and warranties made by Purchaser in this Agreement shall by true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b)           Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing (including, without limitation, delivering to the Sellers the items set forth in Section 2.8).

(c)           Since the date of this Agreement, no event, circumstance or change shall have occurred, that individually or in the aggregate with one (1) or more other events, circumstances or changes, have had or reasonably could be expected to have, a Purchaser Material Adverse Effect.

(d)           Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and duly executed by Purchaser’s Chief Executive Officer, in form and substance reasonably satisfactory to the Sellers, to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied.

(e)           Purchaser shall have delivered to the Sellers a certificate of the corporate secretary of Purchaser attaching thereto a true, correct and complete copy of resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(f)            Purchaser shall have delivered to the Sellers a certificate of good standing with respect to Purchaser issued by the Secretary of State of the State of Florida as of a date within three (3) Business Days of the Closing Date.

(g)           Purchaser shall have deposited cash with HSBC in an aggregate amount equal to 105%, or such lesser percentage agreed to in writing by HSBC, of the face value of the Purchaser Cash Collateralized Letters of Credit and HSBC shall release to the Sellers any cash previously deposited by the Sellers to cash collateralize the Purchaser Cash Collateralized Letters of Credit.

(h)           Purchaser and the Escrow Agent (or, if the Escrow Agent is unable or unwilling to serve in such capacity, an alternative escrow agent reasonably satisfactory to the Sellers) shall have entered into and delivered the Escrow Agreement.

(i)            Purchaser shall have entered into and delivered the Transition Agreement.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1.           Survival of Representations, Warranties, Covenants and Agreements.

(a)           The representations and warranties of each of the Parties contained in this Agreement will survive the Closing for a period of two (2) years following the Closing Date, except that (i) the representations and warranties set forth in Sections 3.1, 3.2(a), 3.7, 3.13, 3.22, 3.32, 3.33, 4.1, 4.2(a) and 4.4 shall survive until ninety (90) days following the expiration of the applicable statutory period of limitations with respect to the matter to which the claim relates, and (ii) each covenant and agreement contained in this Agreement will survive the Closing until the last date on which such covenant or agreement is to be performed, or if no such date is specified or such covenant or agreement is to be performed prior to or at the Closing, with no obligations thereafter, such covenant or agreement shall expire on the Closing; provided, that any claim regarding a breach of the covenants and agreements set forth in Section 5.1 shall survive until twelve (12) months following the Closing Date (as the case may be, the “Indemnity Period”).  No claim for indemnification may be asserted under this Article VII after the expiration of the applicable Indemnity Period; provided, that a specific claim for indemnification which was made timely and properly pursuant to Section 7.5(a) before expiration of the Indemnity Period but not resolved prior to its expiration will extend the Indemnity Period with respect to the specific representation or warranty underlying such claim through the date such claim is conclusively resolved.  Notwithstanding the foregoing, in no event shall a generalized notice that a claim may be commenced at some point be construed as satisfying the requirement of this Agreement for the purposes of the foregoing tolling provision.

(b)           For purposes of this Agreement, the Sellers’ representations and warranties shall be deemed to include the Sellers’ Disclosure Schedule and certificates delivered by or on behalf of the Sellers pursuant to Article VI hereof.  No Party’s rights hereunder (including, without limitation, rights under this Article VII) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such Party at any time, whether before or after the execution or delivery of this Agreement or the Closing.

Section 7.2.           Indemnification of Purchaser.  Subject to the limitations set forth in Article VII hereof, each of the Sellers shall, jointly and severally, indemnify and hold harmless Purchaser, its Affiliates and their respective successors and the respective Representatives of each such indemnified Person (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses paid, suffered or incurred by any Purchaser Indemnified Party (whether or not due to third party claims) that, directly or indirectly, arise out of, result from, are based upon or relate to:

(a)           any inaccuracy in or any breach of, as of the date of this Agreement or the Closing Date, any representation and warranty made by the Sellers in this Agreement, in any of the Transaction Documents or in any certificate delivered by the Sellers pursuant to Section 6.2 of this Agreement;

(b)           any failure by any of the Sellers to duly and timely perform or fulfill any of its covenants or agreements required to be performed by such Seller under this Agreement or the Transaction Documents;

(c)           any Excluded Liability;

(d)           the failure of the Sellers to comply with any bulk sales Laws and Purchaser’s waiver of compliance with such Laws;

(e)           the Seller Chargebacks and the Seller Returns net of applicable reserves on Closing Date Balance Sheet in accordance with Sections 5.14(a) and 5.14(b); and

(f)            any claim for a commission or similar fee brought or made by any Person who may have been hired by the Sellers as an investment adviser, agent, broker or finder in connection with the transactions contemplated by this Agreement, including, but not limited to, Financo, Inc.

Section 7.3.           Indemnification of the Sellers.  Subject to the limitations set forth in Article VII hereof, Purchaser shall indemnify and hold harmless each of the Sellers, its Affiliates and successors to the foregoing and the respective Representatives of each such indemnified Person (collectively, the “Seller Indemnified Parties”) from and against any and all Losses paid, suffered or incurred by any Seller Indemnified Party (whether or not due to third party claims) that, directly or indirectly, arise out of, result from, are based upon or relate to:

(a)           the inaccuracy in or any breach of, as of the date of this Agreement or the Closing Date, any representation or warranty made by Purchaser in this Agreement in any of the Transaction Documents or in any certificate delivered by Purchaser pursuant to Section 6.3 of this Agreement;

(b)           any failure by Purchaser to perform or fulfill any of its covenants or agreements required to be performed by Purchaser under this Agreement or the Transaction Documents;

(c)           any Assumed Liability;

(d)           The Purchaser Chargebacks and the Purchaser Returns; and

(e)           any claim for a commission or similar fee brought or made by any Person who may have been hired by Purchaser as an investment adviser, agent, broker or finder in connection with the transactions contemplated by this Agreement.

Section 7.4.           Limitations.

(a)           No amounts of indemnity shall be payable as a result of any claim arising under Section 7.2(a) relating to a breach or alleged breach of a representation or warranty unless and until the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in that clause in excess of one hundred seventy five thousand dollars ($175,000) in the aggregate (the “Threshold”), in which case the Purchaser Indemnified Parties may bring a claim for all such Losses in excess of the Threshold, except that the Purchaser Indemnified Parties may bring claims related to any breach or alleged breach of a representation or warranty under Sections 3.1, 3.2(a), 3.7, 3.22, 3.32 and 3.33 shall not be subject to, or in any way limited by, the Threshold.  Except for indemnity based on any of Sections 3.1, 3.2(a), 3.7, 3.13, 3.22, 3.32 and 3.33, the maximum Liability of the Sellers under Sections 7.2(a) shall not exceed three million five hundred thousand dollars ($3,500,000) in the aggregate (the “Indemnity Amount”).  Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Sellers under Section 7.2(a) shall not exceed the aggregate cash portion of the Purchase Price paid by Purchaser to the Sellers after giving effect to the adjustments in accordance with Section 2.10 and Section 2.11 (the “Maximum Indemnity Amount”).  For the purpose of calculating any Loss arising from a breach by the Sellers of any representation or warranty that is qualified in any respect by materiality, Seller Material Adverse Effect or Business Material Adverse Effect, solely for purposes of calculating such Loss for purpose of this Section 7.4(a), such materiality, Seller Material Adverse Effect or Business Material Adverse Effect qualification will in all respects be ignored. For purposes of determining if a breach occurred for any reason under this Agreement, such qualification in respect of materiality or Seller Material Adverse Effect should not be ignored.

(b)           No amounts of indemnity shall be payable as a result of any claim arising under Section 7.3(a) relating to a breach or alleged breach of a representation or warranty unless and until the Seller Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in that clause in excess of the Threshold, in which case the Seller Indemnified Parties may bring a claim for all such Losses in excess of the Threshold, except that the Seller Indemnified Parties may bring claims related to any breach or alleged breach of a representation or warranty under Sections 4.1, 4.2(a) and 4.4 and such claims shall not be subject to, or in any way limited by, the Threshold.  Notwithstanding anything herein to the contrary, the maximum aggregate liability of Purchaser under Section 7.3(a) shall not exceed the Indemnity Amount.  For the purpose of calculating any Loss arising from a breach by Purchaser of any representation or warranty that is qualified in any respect by materiality or Purchaser Material Adverse Effect, solely for purposes of calculating such Loss for purposes of this Section 7.4(b), such materiality or Purchaser Material Adverse Effect qualification will in all respects be ignored.  For purposes of determining if a breach occurred for any purpose under this Agreement, such qualifications in respect of materiality or Purchaser Material Adverse Effect shall not be ignored.

(c)           The amount of any claim pursuant to this Article VII will be reduced by the amount of any insurance proceeds and the amount of any Tax benefit (net of all Tax detriments incurred in the Loss) when actually realized to the Indemnified Party in respect of such claim or the facts or events giving rise to such indemnity obligation.  If the Indemnified Party realizes such Tax benefit or insurance proceeds after the date on which an indemnity payment has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the indemnifying party in an amount equal to such Tax benefit or insurance proceeds; provided, that such payment shall not exceed the amount of the indemnity payment.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Loss.

(d)           In no event will any of the Parties be liable under this Article VII for incidental, consequential (including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity), or punitive damages.

Section 7.5.            Method of Asserting Claims.  All claims for indemnification by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

(a)           If an Indemnified Party intends to seek indemnification under this Article VII, it shall promptly notify the Indemnifying Party in writing of such claim.  The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b)           The Indemnified Party and the Indemnifying Party shall make a bona fide attempt to settle any claim for indemnification amicably through negotiations within thirty (30) days of its submission to the Indemnifying Party. If the claim has not been settled within thirty (30) days or within such other period as the Indemnified Party and the Indemnifying Party may agree in writing then such claim shall be submitted to mediation under the Commercial Mediation Rules of the AAA in New York, New York prior to seeking relief from a court of competent jurisdiction. Either the Indemnified Party or the Indemnifying Party may submit a demand for mediation.  If within sixty (60) days after service of a written demand for mediation, the mediation does not result in settlement of the dispute or difference, the Indemnified Party or the Indemnifying Party may seek relief from a court of competent jurisdiction in accordance with Section 9.8.

(c)           If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within ten (10) calendar days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof; provided, that (ii) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party with respect to such claim subject to the terms and conditions of this Article VII and (iii) the Indemnified Party may participate at its own costs in such settlement or defense through counsel chosen by it.  If the Indemnified Party determines in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel.  Notwithstanding the foregoing, (A) the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 7.5(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, (B) the Indemnified Party may take over the control of the defense or settlement of a third-party claim (other than claims brought by a Taxing Authority against a Purchaser Indemnified Party) at any time if it irrevocably waives its right to indemnity under this Article VII with respect to such claim, except for claims by a Purchaser Indemnified Party in respect of Taxes and (C) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably delayed or withheld.  So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably delayed or withheld. If the Indemnifying Party is not entitled to assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the ten-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith.  The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.  Any defense costs required to be paid by the Indemnifying Party shall be paid as incurred, promptly against delivery of invoices therefor.

Section 7.6.            Payment of Claims.  If the Sellers are required to indemnify any Purchaser Indemnified Party pursuant to this Article VII (subject to the limitations set forth in Section 7.4), then Purchaser and Seller shall instruct the Escrow Agent to pay to such Purchaser Indemnified Party the Indemnity Amount pursuant to the terms of, and subject to, the Escrow Agreement.

Section 7.7.            Character of Indemnity Payments.  The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Law (including, without limitation, by a determination of a Taxing Authority that, under applicable Law, is not subject to further review or appeal).  If an indemnification payment by Law cannot be treated as an adjustment to Purchase Price, the Indemnifying Party will pay an amount to the Indemnified Party that reflects the hypothetical Tax consequences of the receipt or accrual of such indemnification payment, using the maximum applicable statutory rate (or, in the case of an item that affects more than one Tax, rates) of Tax and reflecting, for example, the effect of deductions available for Taxes such as state and local income Taxes.

Section 7.8.            Exclusive Remedy.  Following the Closing, absent fraud or intentional misrepresentation the provisions of this Article VII shall be the exclusive remedy for damages in connection with the matters covered hereby; provided, however, that this Section 7.8 shall not affect the Parties rights to equitable relief under Section 9.9.

ARTICLE VIII

TERMINATION OF AGREEMENT

Section 8.1.            Termination.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by:

(a)           Purchaser, (i) in the event of a material breach of this Agreement by the Sellers, if Sellers fail to cure such breach within five (5) Business Days following notification thereof by Purchaser, (ii) the satisfaction of any condition to Purchaser’s obligations under Section 6.2 becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach of this Agreement by Purchaser or its Affiliates and Purchaser has determined that it will not waive the satisfaction of such condition, (iii) in the event that, as set forth on the Previous Month Adjusted EBITDA Statement, the Adjusted EBITDA of the Business was less than fourteen million dollars ($14,000,000) or (iv) in the event of a Seller Material Adverse Change;

(b)           the Sellers, (i) in the event of a material breach of this Agreement by Purchaser, if Purchaser fails to cure such breach within five (5) Business Days following notification thereof by the Sellers, (ii) the satisfaction of any condition to the Sellers’ obligations under Section 6.3 becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the Sellers and the Sellers have determined that it will not waive the satisfaction of such condition or (iii) in the event of a Purchaser Material Adverse Change;

(c)           the mutual written agreement of the Sellers and Purchaser;

(d)           either the Sellers or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; or

(e)           the Sellers or Purchaser if the Closing shall not have occurred on or before January 28, 2011, but in all instances subject to the provisions of Section 8.2 below, or any later date as mutually agreed in writing by the Parties, unless the failure to consummate the Closing is due to the failure to act (subject in all instances to the provisions of Section 8.2 below) by the terminating Party or its Affiliates.

Section 8.2.            Automatic Amendment of Closing Date.

(a)           Notwithstanding anything else set forth herein to the contrary, the Parties hereto acknowledge and agree that in order to effect a Closing of this Agreement, and all transactions contemplated herein and contemplated by the Transaction Documents, including but not limited to the provisions of Section 2.1 hereof (a “Permitted Closing”), on or before January 28, 2011, that (i) the Company shall require the affirmative acknowledgement, agreement and written consent of the Senior Indenture Trustee with respect to the repayment of the Senior Notes under the Senior Indenture and the termination of all liens thereunder, and in connection therewith, the Senior Indenture Trustee may require the Sellers to effect certain amendments with respect to the Senior Indenture, and (ii) the Company may need to effect amendments to the Seller Factoring Agreement, the Collateral Agreements and/or the Financing Agreements.  Sellers agree that it shall use commercially reasonable efforts (i) to obtain the Senior Indenture Trustee’s acknowledgement, agreement and written consent with respect to the payment of the Senior Notes under the Senior Indenture and the termination of all liens thereunder, and any amendments required by the Trustee to the Senior Indenture and (ii) to obtain any amendments required pursuant to the Seller Factoring Agreements, the Collateral Agreements and/or the Financing Agreements in order to effect a Permitted Closing on or before January 28, 2011; provided, however, that it is expressly understood and agreed, and it shall be of the essence hereof, that in the event that at such time that Seller delivers written notice to Purchaser in accordance with Section 9.1 hereof that states that Seller, in good faith, is unable to obtain the requisite acknowledgement, agreement and written consent from the Senior Indenture Trustee, or any amendments to Senior Indenture required by the Senior Indenture Trustee, or any requisite amendment to any of the Seller Factoring Agreements, Collateral Agreements and/or Financing Agreements in order to effect a Permitted Closing on or before January 28, 2011 (the “Closing Extension Notice”), then in such event the date of January 28, 2011 set forth in Section 8.1(e) above shall automatically and irrevocably be amended, without any further action required by the Parties, to February 21, 2011.

(b)           Notwithstanding anything set forth herein to the contrary, the Parties hereto acknowledge and agree that in order to effect a Permitted Closing on or before January 28, 2011, the Company is required to obtain the consent of the landlord (the “Landlord”) with respect to the New York Lease.  The Parties further acknowledge and agree that pursuant to the express provisions of the New York Lease, the Landlord has thirty (30) days to provide such consent.  Sellers shall attempt to obtain the requisite consent of the Landlord prior to January 28, 2011; provided, however, that it is expressly understood and agreed, and it shall be of the essence hereof, that in the event that at such time as Sellers deliver written notice to Purchaser in accordance with Section 9.1 hereof on or before January 28, 2011 that states that the Landlord is unwilling to provide the requisite consent with respect to the New York Lease by January 28, 2011 (the “New York Lease Extension Notice”), in such event the date of January 28, 2011 set forth in Section 8.1(e) above shall automatically and irrevocably be amended, without any further action required by the Parties, to February 11, 2011, subject to the provisions of Section 8.2(c) below.

(c)           In the event Sellers have given the Closing Extension Notice and the New York Lease Extension Notice, the Parties expressly acknowledge and agree that the Closing Extension Notice shall govern for all purposes.

Section 8.3.            Effect of Termination.  If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void and have no further effect, without any Liability on the part of any Party hereto or its Affiliates, directors, officers or stockholders, except for any liability resulting from any fraud, actions taken in bad faith, intentional misrepresentation or intentional breach prior to termination, and other than the provisions of this Section 8.3 and Article IX hereof.  Nothing contained in this Section 8.3 shall relieve any Party from Liability for any breach of this Agreement occurring prior to termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1.            Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the Parties at the following addresses or facsimiles (or at such other address or facsimile for a Party as shall be specified by the notice):

If to the Sellers:

Rafaella Apparel Group, Inc.
1411 Broadway
New York, New York 10018
Attention:	Ms. Christa Michalaros, Chief Executive Officer
Facsimile:	(212) 764-9275

With a copy (which shall not constitute notice) to:

RA Cerberus LLC
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10017
Attention:	Mark Neporent, Esq., Senior Managing Director,
Chief Operating Officer and General Counsel
Facsimile:	(212) 891-1540

With a copy (which shall not constitute notice) to:

Zukerman Gore Brandeis & Crossman, LLP
875 Third Avenue
New York, New York 10022
Attention: Clifford A. Brandeis, Esq.
Facsimile: (212) 223-6433

If to Purchaser:

Perry Ellis International, Inc.
3000 NW 107 Avenue
Miami, Florida 33172
Attention: General Counsel
Facsimile: (305) 406-0513

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attention:	Clifford E. Neimeth
David C. Peck
Facsimile:	(212) 801-6400

Section 9.2.            Entire Agreement.  This Agreement, the exhibits and schedules hereto and the Transaction Documents supersede all prior and contemporaneous discussions and agreements, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Transaction Documents and constitute the sole and entire agreement among the Parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof, including but not limited to the Letter of Intent.

Section 9.3.            Expenses.  Except as otherwise expressly provided in this Agreement (including as provided in Article VII and Section 8.3), whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents.

Section 9.4.            Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 9.5.            Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party to this Agreement.

Section 9.6.            No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VII.

Section 9.7.            Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any Party to this Agreement by operation of Law or otherwise without the prior written consent of the other Party to this Agreement and any attempt to do so will be void, except that Purchaser may assign any or all of its rights, interests and obligations under this Agreement (i) before or after the Closing, to any Affiliate and (ii) after the Closing, to any Person; provided, that any such Affiliate or Person, as applicable, agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment shall relieve Purchaser of its obligations under this Agreement if such assignee does not perform such obligations.  Without limiting the generality of the foregoing, if requested by Purchaser, the Sellers agree to cause the Business and the Purchased Assets or any portion thereof at the Closing to be transferred to any Person that Purchaser may direct.  Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

Section 9.8.            CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 9.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE.  Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement or the Transaction Documents by complying with the provisions of Section 9.1.  Such service of process shall have the same effect as if the Party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction.  The Parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any Party to service process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.8 WITH ANY COURT AS

WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.9.            Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the Parties shall be entitled to full specific performance and enforcement of the terms hereof, in addition to any other remedy at Law or equity.

Section 9.10.          Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.11.          GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 9.12.          Counterparts.  This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

Section 9.13.          Interpretation.  The Parties have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Christa Michalaros
Name: Christa Michalaros
Title: Chief Executive Officer

RAFAELLA APPAREL FAR EAST LIMITED

By:	/s/ Christa Michalaros
Name: Christa Michalaros
Title: Chief Executive Officer

VERRAZANO, INC.

By:	/s/ Christa Michalaros
Name: Christa Michalaros
Title: Chief Executive Officer

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ George Feldenkreis
Name: George Feldenkreis
Title: Chairman and Chief Executive Officer

Exhibit A

Form of Bill of Sale

FORM OF
BILL OF SALE

Dated:  [•], 2011

Rafaella Apparel Group, Inc., a Delaware corporation (“Rafaella”), Rafaella Apparel Far East Limited, a Hong Kong limited company (“Rafaella Apparel Far East”), and Verrazano, Inc., a New York corporation (“Verrazano” and collectively with Rafaella and Rafaella Apparel Far East, the “Sellers”), do hereby sell, transfer, convey and deliver to Perry Ellis International, Inc., a Florida corporation (“Purchaser”), all of the Sellers’ rights, title and interests in and to the Purchased Assets, as such term is defined in, and pursuant to, that certain Asset Purchase Agreement, dated as of January 7, 2011 (the “Purchase Agreement”), by and among the Sellers and Purchaser, on the terms, and subject to the conditions of, the Purchase Agreement. This Bill of Sale and the sale, transfer, conveyance and delivery evidenced hereby are subject to the terms and conditions of the Purchase Agreement.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

In accordance with the Purchase Agreement, each of the Sellers, for itself and its successors and permitted assigns, does hereby covenant with Purchaser, its successors and permitted assigns, that such Seller and its successors and permitted assigns will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, bills of sale, instruments of transfer, assignments, conveyances and powers of attorney, conveying and confirming unto Purchaser, its successors and permitted assigns, any and all of the Purchased Assets hereby granted, sold, assigned, transferred, conveyed and delivered as Purchaser, its successors or permitted assigns shall reasonably require.

In accordance with the Purchase Agreement, (i) this Bill of Sale shall inure to the benefit of Purchaser and its successors and permitted assigns, (ii) shall be binding upon each of the Sellers and their respective successors and permitted assigns and (iii) Purchaser may assign its rights and interests hereunder pursuant to, and in accordance with, Section 9.7 of the Purchase Agreement.

This Bill of Sale is executed pursuant to the terms of the Purchase Agreement, and is intended to implement and be consistent with the terms and conditions of the Purchase Agreement.  If any of the provisions hereof are in conflict with the provisions of the Purchase Agreement, the Purchase Agreement shall control.

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IN WITNESS WHEREOF, each of the Sellers has executed this Bill of Sale as of the date first written above.

RAFAELLA APPAREL GROUP, INC.

By:
Name:
Title:

RAFAELLA APPAREL FAR EAST LIMITED

By:
Name:
Title:

VERRAZANO, INC.

By:
Name:
Title:

ACKNOWLEDGED BY:

PERRY ELLIS INTERNATIONAL, INC.

By:
Name:
Title:

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Exhibit B

Form of Escrow Agreement

FORM OF
ESCROW AGREEMENT

This Escrow Agreement, dated as of January [•], 2011 (this “Escrow Agreement”), is entered into by and among Rafaella Apparel Group, Inc., a Delaware corporation (“Rafaella”), and Perry Ellis International, Inc., a Florida corporation (“PEI” and together with Rafaella, the “Parties,” and each individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (in such capacity, including its successors and permitted assigns in such capacity, the “Escrow Agent”).

RECITALS

A.                                   Reference is hereby made to that certain Asset Purchase Agreement, dated as of January [•], 2011 (the “Purchase Agreement”), by and among Rafaella, Rafaella Apparel Far East Limited (“Rafaella Apparel Far East”), Verrazano, Inc. (“Verrazano” and collectively with Rafaella and Rafaella Apparel Far East, the “Sellers”) and PEI, pursuant to which PEI has agreed to purchase substantially all of the assets of the Sellers.

B.                                     Pursuant to the terms of the Purchase Agreement, PEI shall deposit into escrow the amount required to be deposited pursuant to the Purchase Agreement, and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

C.                                     Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

D.                                    The Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Purchase Agreement, that all references in this Escrow Agreement to the Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.                                   Receipt of Escrow Property.

(a)                                  On the Closing Date, PEI shall deposit with the Escrow Agent, by wire transfer of immediately-available funds, to the bank account set forth in Exhibit A hereto, an amount in cash equal to three million dollars ($3,000,000) (together with investment income earned thereon pursuant to the terms hereof, the “Net Working Capital Escrow Property”).

(b)                                 On the Closing Date, PEI shall deposit with the Escrow Agent, by wire transfer of immediately-available funds, to the bank account set forth in Exhibit B hereto, an amount in cash equal to three million five-hundred thousand dollars ($3,500,000) (together with investment income earned thereon pursuant to the terms hereof, the “Indemnity Escrow Property” and together with the Net Working Capital Escrow Property, the “Escrow Property”).

(c)                                  The Escrow Property will be segregated from other assets of the Escrow Agent.  The Escrow Agent agrees to hold and administer the Escrow Property subject to the terms of this Escrow Agreement.  The New Working Capital Escrow Property will be segregated from the Indemnity Escrow Property.

(d)                                 The parties acknowledge that the Net Working Capital Escrow Property and the Indemnity Escrow Property held in escrow hereunder may be reduced from time to time during the term hereof pursuant to the terms of this Escrow Agreement.

Section 1.2.                                   Investments.

(a)                                  The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit C hereto, or as set forth in any subsequent written instruction signed by both PEI and Rafaella, which may be executed and delivered in counterparts. Any investment earnings and income on the Net Working Capital Escrow Property shall become part of the Net Working Capital Escrow Property, and shall be disbursed in accordance with Section 1.3 of this Escrow Agreement. Any investment earnings and income on the Indemnity Escrow Property shall become part of the Indemnity Escrow Property, and shall be disbursed in accordance with Section 1.3 of this Escrow Agreement.

(b)                                 The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3.                                   Disbursements; Interest.

(a)                                  In the event that the calculation of the Final Adjustment Amount pursuant to Section 2.11 of the Purchase Agreement results in a decrease of the Purchase Price, PEI and

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Rafaella shall deliver a joint written direction signed by both PEI and Rafaella, substantially in the form attached as Exhibit D hereto (a “Joint Direction”), to the Escrow Agent instructing the Escrow Agent to release the applicable portion of the Net Working Capital Escrow Property to PEI pursuant to Section 2.11(e) of the Purchase Agreement, and release the remainder, if any, of the Net Working Capital Escrow Property to Rafaella. Upon receipt of such Joint Direction signed by PEI and Rafaella, the Escrow Agent will release to PEI and Rafaella the respective amounts of Net Working Capital Escrow Property indicated in such Joint Direction, with interest as set forth below as applicable, subject to any obligations under applicable law to withhold amounts in respect of taxes.

(b)                                 In the event that the calculation of the Final Adjustment Amount pursuant to Section 2.11 of the Purchase Agreement does not result in a decrease of the Purchase Price, PEI and Rafaella shall deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to release the full amount of the Net Working Capital Escrow Property to Rafaella pursuant to Section 2.11(e) of the Purchase Agreement.  Upon receipt of such Joint Direction signed by both PEI and Rafaella, the Escrow Agent will release to Rafaella the full amount of the Net Working Capital Escrow Property, with interest as provided below and subject to any obligations under applicable law to withhold amounts in respect of taxes.

(c)                                  In the event that the calculation of the Final Adjustment Amount pursuant to Section 2.11 of the Purchase Agreement is determined pursuant to a final order of a court of competent jurisdiction or a final arbitration decision to which no appeal is pending from such judgment or decision and if the time to appeal therefrom has elapsed (a “Court Direction”), either PEI or Rafaella shall provide a copy of such final Court Direction to the Escrow Agent, together with certificate substantially in the form attached as Exhibit E hereto (a “Court Direction Certificate”).  Upon receipt of such Court Direction (together with a Court Direction Certificate) in respect of the Final Adjustment Amount, the Escrow Agent will release the Net Working Capital Escrow Property in accordance with such Court Direction, with interest as set forth below and subject to any obligations under applicable law to withhold amounts in respect of taxes.

(d)                                 If, at any time on or prior to                              [Insert date which is one year from Closing Date] (the “Termination Date”), PEI claims that a Purchaser Indemnified Party (as defined in the Purchase Agreement) has suffered Losses (as defined in the Purchase Agreement) for which it is entitled to indemnification from the Sellers under Article VII of the Purchase Agreement, PEI shall deliver to the Sellers and the Escrow Agent the notice contemplated by Section 7.5 of the Purchase Agreement (a “Claim Notice”) when such notice is delivered to Sellers and shall include in that notice the maximum amount proposed to be disbursed from the Indemnity Escrow Property (the “Claimed Amount”).  Upon receipt, the Escrow Agent shall forward a copy to Rafaella.  If the Escrow Agent has not received from Rafaella a written objection (a “Dispute Notice”) to the Claim Notice within thirty (30) days after the date on which Rafaella receives such Claim Notice from the applicable Purchaser Indemnified Party (as such term is defined in the Purchase Agreement) under Section 7.5(a) of the Purchase Agreement in accordance with Section 9.1 of the Purchase Agreement (the “Date of Receipt”), then on the thirty-first (31st) day following the Date of Receipt, the Escrow Agent shall release to the applicable Purchaser Indemnified Party an amount of Indemnity Escrow Property equal to the Claimed Amount.  If the Escrow Agent and PEI receive from Rafaella a

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Dispute Notice with respect to the Claim Notice within thirty (30) days following the Date of Receipt, the Escrow Agent shall continue to hold in escrow the Claimed Amount set forth in such Claim Notice until (A) it shall receive a Joint Direction with further instructions as to the disposition of such sum in a writing signed by PEI and Rafaella or (B) it shall receive a copy of a Court Direction (together with a Court Direction Certificate) with respect to such Claimed Amount.  The parties acknowledge that PEI may give multiple Claim Notices in accordance with this Section 1.3(d) during the term hereof and that the PEI may amend any Claim Notice on or prior to the Termination Date (e.g., to increase or decrease the Claimed Amount stated therein); provided, however, the parties acknowledge that any amendment of a Claim Notice may be objected to or disputed by Rafaella in accordance with this Section 1.3(d) within thirty (30) days of the Date of Receipt of any such amendment.

(e)                                  To the extent that any unresolved claim for indemnification by a Purchaser Indemnified Party pursuant to Article VII of the Purchase Agreement has not been paid prior to the Termination Date (an “Unresolved Claim”), and a Claim Notice for such Unresolved Claim was received by the Escrow Agent in accordance with Section 1.3(d) hereof prior to the Termination Date, then the Escrow Agent shall release to Rafaella an amount equal to the difference between (i) the amount remaining of the Indemnity Escrow Property as of the Termination Date and (ii) the maximum aggregate amount of all Claimed Amounts with respect to such Unresolved Claims.  Any Indemnity Escrow Property held by the Escrow Agent beyond the Termination Date in connection with an Unresolved Claim shall be released by the Escrow Agent to the applicable party or parties at such time as a Joint Direction or a Court Direction (together with a Court Direction Certificate) in respect to such Unresolved Claim shall be delivered to the Escrow Agent, and any portion of the Indemnity Escrow Property not required to pay such Unresolved Claim shall be distributed to Rafaella as soon as practicable following the full and final resolution of Unresolved Claim.  After the resolution of all Unresolved Claims, any remaining Indemnity Escrow Property shall be released by the Escrow Agent to Rafaella.  PEI and Rafaella shall use their respective reasonable efforts to resolve all Unresolved Claims as promptly as possible following the Termination Date.

(f)                                    To the extent that no Unresolved Claim for indemnification by a Purchaser Indemnified Party pursuant to Article VII of the Purchase Agreement is outstanding as of the Termination Date, then promptly following the Termination Date, the Escrow Agent shall release and pay to Rafaella the full amount of the Indemnity Escrow Property remaining on such date.

(g)                                 At any time prior to the Termination Date, PEI and Rafaella may deliver to the Escrow Agent a Joint Direction relating to the disposition of the Escrow Property signed by both PEI and Rafaella.

(h)                                 The Escrow Agent may act and rely in good faith exclusively on the Joint Direction or the Court Direction (together with a Court Direction Certificate) and shall not be required to make any determinations in discharging its obligations pursuant to this Section 1.3.

(i)                                     Any amounts of the Escrow Property to be distributed to PEI or Rafaella pursuant to this Escrow Agreement shall be made within three (3) Business Days after receipt of the Joint Direction or the Court Direction (together with a Court Direction Certificate), as

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applicable, by the Escrow Agent, by wire transfer of immediately-available funds and shall be accompanied by any applicable interest accrued thereon.

(j)                                     Interest, dividends, gains and other income earned through the end of each calendar quarter with respect to the Escrow Property shall be released to Rafaella within five (5) Business Days after the end of each calendar quarter upon Rafaella’s written request.  All interest, dividends, gains or other income earned on the Escrow Property shall be fully taxable to Rafaella.  For avoidance of doubt, the interest, dividends, gains or other income earned on the Escrow Property shall not be part of the Escrow Property and shall not be subject to any Claims Notice or Claimed Amount.  Any the interest, dividends, gains or other income earned on the Escrow Property which is released to PEI, shall be paid to Rafaella at the time such Escrow Property is released to PEI.

Section 1.4.                                   Income Tax Allocation and Reporting.

(a)                                  The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Rafaella, whether or not such income was disbursed during such calendar year.

(b)                                 Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request.   The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c)                                  To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property.  The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5.                                   Termination.  Upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

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ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.                                   Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.                                   Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (reasonable fees, expenses and other costs) paid and/or reimbursed to such counsel.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.                                   Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns in accordance with this Escrow Agreement. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit F-1 and Exhibit F-2 to this Escrow Agreement.

Section 2.4.                                   Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.                                   No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.                                   Indemnification.  The Parties, jointly and severally, shall indemnify, defend and

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hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.                                   Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.                                   Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  No resignation or removal of the Escrow Agent shall become effective until the appointment of a successor Escrow Agent hereunder and the acceptance by such successor of the duties of the Escrow Agent hereunder.  Notwithstanding the foregoing, if no replacement Escrow Agent is appointed in accordance with this Section 3.3 within thirty (30) days after the Escrow Agent gives written notice to the Parties of its resignation or is otherwise removed, the Escrow Agent may petition a court of competent jurisdiction at the expense of the Parties (which shall each be responsible for fifty percent (50%) of such expenses) for the appointment of a successor Escrow Agent and any such resulting appointment shall be binding upon the Parties.  Such resignation or removal, as the case may be, shall be effective upon the appointment of a successor Escrow Agent, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor Escrow Agent as shall be appointed by the Parties, as evidenced by a joint written notice delivered to the Escrow Agent, or in accordance with the order of a court of competent jurisdiction.

Section 3.4.                                   Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit G.  PEI and Rafaella shall each pay fifty percent (50%) of the Escrow Agent’s fees and expenses pursuant to this Escrow Agreement. The fee agreed, upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this

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Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may deduct such amounts from the Escrow Property.  The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5.                                   Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Property until the Escrow Agent (a) receives a Court Direction (together with a Court Direction Certificate) directing delivery of the Escrow Property, (b) receives a Joint Direction directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such Court Direction, or Joint Direction, as the case maybe, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.                                   Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, obligations, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.                                   Attachment of Escrow Property; Compliance with Legal Orders.  In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person or entity, should, by reason of such compliance

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notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

ARTICLE 4
MISCELLANEOUS

Section 4.1.                                   Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons or entities shall have any rights under this Escrow Agreement.  Except as set forth in Section 3.3 hereof, neither this Escrow Agreement nor any right, interest or obligation under this Agreement may be assigned by the Escrow Agent by operation of Law or otherwise without the prior written consent of the Parties and any attempt to do so will be void. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.                                   Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.                                   Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) by overnight delivery with a reputable national overnight delivery service, or (d) by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail.  Any notice given personally, by facsimile or by overnight delivery service shall be deemed given upon the actual date of such delivery.  Copies of each notice or communication given or sent by the Escrow Agent to a Party or by a Party to the Escrow Agent shall be concurrently delivered to the other Party.  If notice is given to a Party, it shall be given at the address for the Escrow Agent or such Party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Rafaella:

Rafaella Apparel Group, Inc. [Name change]
[address]
New York, New York [ ]
Attention: [•]
Telephone: [•]
Facsimile: [•]]

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With a copy (which shall not constitute notice) to:

RA Cerberus LLC
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10017
Attention: [•]
Telephone: [•]
Facsimile: [•]

With a copy (which shall not constitute notice) to:

Zukerman Gore Brandeis & Crossman, LLP
875 Third Avenue
New York, New York 10022
Attention: Clifford A. Brandeis, Esq.
Telephone: (212) 223-6700
Facsimile: (212) 223-6433

If to PEI:

Perry Ellis International, Inc.
3000 NW 107 Avenue
Miami, Florida 33172
Attention: General Counsel
Telephone: [•]
Facsimile: (305) 406-0513

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attention:	Clifford E. Neimeth
David C. Peck
Telephone: [•]
Facsimile: (212) 801-6400

If to the Escrow Agent:

Wells Fargo Bank, National Association
625 Marquette Avenue, 11th Fl. MAC N9311-115
Minneapolis, MN 55479

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Attention: Aaron R. Soper, Corporate, Municipal and Escrow Services

Telephone:  (612) 667-5628

Facsimile:  (612) 667-2149

Section 4.4.            Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of the State of New York, without regard for the conflicts of laws principals thereof.

Section 4.5.            CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. EACH PARTY AND THE ESCROW AGENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS ESCROW AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 4.5 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE.  Any and all process may be served in any action, suit or proceeding arising in connection with this Escrow Agreement by complying with the provisions of Section 4.5.  Such service of process shall have the same effect as if the Party or the Escrow Agent, as the case may be, being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction.  The Parties and the Escrow Agent hereby waive all claims of error by reason of such service.  Nothing herein shall affect the right of any Party or the Escrow Agent to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.  EACH PARTY AND THE ESCROW AGENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS ESCROW AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT ANY PARTY TO THIS ESCROW AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 4.6.            Entire Agreement.  This Escrow Agreement, together with the Purchase Agreement, constitutes the entire agreement and understanding of the parties related to the

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Escrow Property and the subject matter hereof, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof (provided that the Escrow Agent is not a party to the Purchase Agreement, and with respect to the Escrow Agent the terms of this Escrow Agreement shall control).

Section 4.7.            Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.8.            Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.9.            Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.10.          Counterparts.  This Escrow Agreement, including all Exhibits hereto, may be executed in one or more original, facsimile or electronic counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed by the parties hereto as of the date first written above.

RAFAELLA APPAREL GROUP, INC.

By:
Name:
Title:

PERRY ELLIS INTERNATIONAL, INC.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

S-1

EXHIBIT A

Wire Transfer Instructions with respect to the

Net Working Capital Escrow Property

Wire Instructions:

Wells Fargo Bank, National Association

ABA # 121000248

Account Name: Corporate Trust Clearing Account

Attn: Brent Jordahl

A/C # 0001038377

Ref: Perry Ellis/Rafaella NWC

EXHIBIT B

Wire Transfer Instructions with respect to the

Indemnity Escrow Property

Wire Instructions:

Wells Fargo Bank, National Association

ABA # 121000248

Account Name: Corporate Trust Clearing Account

Attn: Brent Jordahl

A/C # 0001038377

Ref: Perry Ellis/Rafaella Indem.

EXHIBIT C

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (each, an “Account” and collectively, the “Accounts”) established under the Escrow Agreement to which this Exhibit C is attached.

You are hereby directed to deposit, as indicated below, or as jointly directed by the parties hereto in writing from time to time, all cash in the Account(s) in the following money market deposit account of Wells Fargo Bank, National Association (Bank):

Wells Fargo Institutional Money Market Deposit Account (IMMA)

The undersigned parties understand that amounts on deposit in the IMMA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

The undersigned parties acknowledge that they have full power to direct investments of the Account(s) when acting jointly.

The undersigned parties understand that the parties hereto may jointly change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

RAFAELLA APPAREL GROUP, INC.		PERRY ELLIS INTERNATIONAL, INC.

By:		By:
	Name:		Name:
	Title:		Title:

EXHIBIT D

JOINT DIRECTION

TO:                                                                            WELLS FARGO BANK, NATIONAL ASSOCIATION

(the “Escrow Agent”)

RE:                                                                             Escrow Agreement, dated as of January [•], 2011 (the “Escrow Agreement”), by and among  Rafaella Apparel Group, Inc., a Delaware corporation (“Rafaella”), and Perry Ellis International, Inc., a Florida corporation (“PEI”) and the Escrow Agent.

Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Escrow Agreement.

The undersigned hereby irrevocably directs the Escrow Agent to pay as soon as reasonably practicable, but in no event more than three (3) business days following receipt of this notice, the following Net Working Capital  Escrow Property, by wire transfer of immediately-available funds, to the following persons or entities in the amounts referenced:

Recipient	Wire Transfer Instructions	Payment Amount

The undersigned hereby irrevocably directs the Escrow Agent to pay as soon as reasonably practicable, but in no event more than three (3) business days following receipt of this notice, the following Indemnity Escrow Property, by wire transfer of immediately-available funds, to the following persons or entities in the amounts referenced:

Recipient	Wire Transfer Instructions	Payment Amount

RAFAELLA APPAREL GROUP, INC.

By:
Name:
Title:

PERRY ELLIS INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT E

CERTIFIED COPY OF COURT DECISION

TO:                                                                            WELLS FARGO BANK, NATIONAL ASSOCIATION

(the “Escrow Agent”)

RE:                                                                             Escrow Agreement, dated as of January [•], 2011 (the “Escrow Agreement”), by and among Rafaella Apparel Group, Inc., a Delaware corporation (“Rafaella”), and Perry Ellis International, Inc., a Florida corporation (“PEI”) and the Escrow Agent.

Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Escrow Agreement.

I, [insert name], the [insert title] of [PEI][Rafaella], hereby certify on behalf of [PEI][Rafaella] and not in my individual capacity that attached to this certificate as Appendix A is a true, correct and complete certified copy of the final decision of [•], which remains in full force and effect, unamended as of the date hereof.

The undersigned hereby directs the Escrow Agent to pay from the [Net Working Capital Escrow Property][Indemnity Escrow Property] the amounts set forth in the decision attached hereto to the specified recipients as soon as reasonably practicable, but in no event more than three (3) business days following receipt of this notice, by wire transfer of immediately-available funds, in accordance with the terms of the Escrow Agreement and the decision attached hereto.

Dated this [•] day of [•], 20[•]

)
)
)
)
Witness

EXHIBIT F-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Rafaella Apparel Group, Inc., a Delaware corporation (“Rafaella”), and are authorized to initiate and approve transactions of all types for the escrow accounts established under the Escrow Agreement to which this Exhibit F-1 is attached, on behalf of Rafaella.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT F-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Perry Ellis International, Inc., a Florida corporation (“PEI”), and are authorized to initiate and approve transactions of all types for the escrow accounts established under the Escrow Agreement to which this Exhibit F-2 is attached, on behalf of PEI.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT G

FEES OF ESCROW AGENT

Acceptance One Time Fee:	$2,500

The Acceptance Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of Wells Fargo Bank, National Association. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account.  The Acceptance Fee is due at the time of closing and covers the life of the Escrow.

Wells Fargo’s bid is based on the following assumptions:

•                  Number of escrow accounts to be established:  Two (2);

•                  Investment in the Wells Fargo Institutional Money Market Deposit Account

Exhibit C

Form of Intellectual Property Power of Attorney

RECORDING REQUESTED BY

WHEN RECORDED MAIL TO

IRREVOCABLE LIMITED POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS: That I,                  , the                      (enter official officer authorized to sign on behalf of Rafaella Apparel Group, Inc.) of Rafaella Apparel Group, Inc., a Delaware corporation with offices located at 1411 Broadway, New York, NY 10018 hereby makes, constitutes and appoints PEI Licensing, Inc. and its respective affiliates through each of the respective company’s officers as the true and lawful Attorney for Rafaella Apparel Group, Inc. and in its name, place and stead and for its use and benefit effective as of the date set forth below as follows:

(a)  To execute and sign all power of attorney documents, assignment documents, agreements or other written documents relating to the registration, application, opposition, cancellation or assignment of all world wide “Rafaella”, “Rafaella Jeans”, “Rafaella Form and Function”, “Ellavie”, “Ergofit”, “V Verrazano”, “2 W 2 Way Stretch” and logo design marks and all “Rafaella”, “Rafaella Jeans”, “Rafaella Form and Function”, “Ellavie”, “Ergofit”, “V Verrazano”, “2 W 2 Way Stretch” and related logo design domain names, social media user names, patents, trademark and copyright applications, registrations, oppositions, cancellation, infringement and/or counterfeiting action proceedings owned by, or instituted on behalf of Rafaella Apparel Group, Inc.

(b)  This Power of Attorney shall remain effective in perpetuity.

(c)  WARNING TO THE PERSON EXECUTING THIS DOCUMENT:

This is an important legal document.  It creates a limited power of attorney.  Before executing this document, you should know these important facts:

1.  This document may provide the persons you designate as your attorney in fact with power to execute, amend or modify transactions, documents and agreements on your behalf.

2.  The duration of these powers have been granted in perpetuity.  These powers will remain effective even upon your subsequent disability or incapacity.

3.  You do not have the right to revoke or terminate this power of attorney.

4.  If there is anything about this form that you do not understand, you should ask a lawyer to explain it to you.

GIVING AND GRANTING unto my said Attorney full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or appropriate to be done in and relating to the matters set forth above and to all intents and purposes as I might or could do if personally present, hereby ratifying all that my said Attorney shall lawfully do or cause to be done by virtue of these presents.  The powers and authority hereby conferred upon my said Attorney shall be limited and applicable only to those acts and matters as set forth above.

My said Attorney is empowered hereby to determine in their sole discretion the time when, purpose for and manner in which any power herein conferred upon them shall be exercised, and the conditions, provisions and covenants of any instrument or document which may be executed by them pursuant hereto.

WITNESS my hand this        day of                ,2011.

Accepted by:
Rafaella Apparel Group, Inc.	PEI Licensing, Inc.

By:	By:
Print Name:	Print Name:
Title:	Title:

Witness:	Witness:
Name:	Name:

Exhibit D

Form of Trademark and Copyright Assignment

UNITED STATES AND CANADA

INTELLECTUAL PROPERTY AND DOMAIN NAME ASSIGNMENT

This INTELLECTUAL PROPERTY AND DOMAIN NAME ASSIGNMENT (this “Assignment”), effective the        day of                  , 2011, is made and entered into by and between Rafaella Apparel Group, Inc., a Delaware corporation, having a place of business at 1411 Broadway, New York, New York 10018 (hereinafter referred to as “Assignor”), and PEI Licensing, Inc., a Delaware corporation, having a place of business at 3000 N.W. 107th Avenue, Miami, Florida 33172 (hereinafter referred to as “Assignee”) (“Assignee” and “Assignor” each a “Party,” and collectively, the “Parties”). Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in that certain Asset Purchase Agreement, dated as of January       , 2011 between Perry Ellis International, Inc. and Rafaella Apparel Group, Inc., a Delaware Corporation,  having a place of business located at 1411 Broadway, New York, NY 10018, Rafaella Apparel Far East Limited, a Hong Kong limited company, having a place of business located at                                                   ,  Verrazano, Inc., a New York corporation, having a place of business located at                                                    (the “Purchase Agreement”).

WHEREAS, Assignor is the owner of each of (i) the patents and patent applications set forth on Schedule A hereto (the “Patents”); (ii) the copyrights, copyright registrations and copyright applications set forth on Schedule B hereto (the “Copyrights”); and (iii) the trademarks (including those which may be entitled to be registered in additional territories), trademark registrations and trademark applications  (including any and all goodwill symbolized thereby) set forth on Schedule C hereto, (the “Trademarks”), and any and all copyright subsisting in the subject matter of the Trademarks, including any design or word components ((i)-(iii), collectively, the “Purchased Intellectual Property”);

WHEREAS, Assignor is the registrant of record and owner of each of the Internet domain names (including any and all goodwill symbolized thereby) set forth on Schedule D hereto and the domain name registrations therefor (the “Domain Names”);

WHEREAS, Assignor is the registration of record and owner of each of the social media user names (including any and all goodwill symbolized thereby) set forth on Schedule E hereto (the “Social Media User Names”);

WHEREAS, the execution and delivery of this Assignment is a condition to Closing.

NOW THEREFORE, for the consideration set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Assignment.  Effective upon Closing, Assignor hereby assigns to Assignee:

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(a)                                                        all of Assignor’s right, title and interest in, and good will associated with, the Purchased Intellectual Property, the Domain Names, and the Social Media User Names, including all rights therein provided by international conventions and treaties, and the right to sue for past, present and future infringement thereof (“Transferred Rights”); and

(b)                                                        any and all rights to sue at law or in equity for any infringement, imitation, impairment, distortion, dilution or other unauthorized use or conduct in derogation of the Transferred Rights occurring prior to the Closing, including the right to receive all proceeds and damages therefrom;

(c)                                                         any and all rights to royalties, profits, compensation, license fees or other payments or remuneration of any kind relating to the Transferred Rights; and

(d)                                                        any and all rights to obtain renewals, reissues, and extensions of registrations or other legal protections pertaining to the Transferred Rights.

Assignee, its successors and assigns, shall hold the rights to the foregoing for and during the existence of such Transferred Rights, and all renewals, reissues and extensions thereof, as fully and as entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made.

2.             Further Assurances.  Assignor shall, at the cost and expense of Assignee, timely execute and deliver any additional documents and perform such additional acts reasonably necessary or desirable to record and perfect the interest of Assignee in and to the Purchased Intellectual Property, the Domain Names and the Social Media User Names, and shall not enter into any agreement in conflict with this Assignment.

3.             Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

4.             Counterparts.  This Assignment may be executed by facsimile and/or .pdf in one (1) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.  Facsimile or .pdf transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

2

IN WITNESS WHEREOF, each Party has caused this Assignment to be executed by its duly authorized representative.

ASSIGNOR:

By:
Name:
Title:

Witness:	Witness:
Name:	Name:

ASSIGNEE:
PEI LICENSING, INC.

By:
Name:
Title:

Witness:	Witness:
Name:	Name:

3

SCHEDULE A - PATENTS

Country	Application No.	Patent No.	Filing Date	Issue Date

4

SCHEDULE B -  COPYRIGHTS

Country	Title	App. No.	Reg. No.	Filing Date	Issue Date

5

SCHEDULE C -  TRADEMARKS

See Attached

6

SCHEDULE D -  DOMAIN NAMES

Domain Name	Registering Authority

7

SCHEDULE E -  SOCIAL MEDIA USER NAMES

8

Exhibit E

Form of Transition Agreement

FORM OF
TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (“Agreement”) is made and entered into this [      ] day of         , 2011 by and between Rafaella Apparel Group, Inc., a Delaware corporation (“Rafaella”), Rafaella Apparel Far East Limited, a Hong Kong company (“Far East”) and Verrazano, Inc., a New York corporation (“Verrazano”), on one hand (Rafaella, Far East and Verrazano are collectively referred to as the “Sellers”), and Perry Ellis International, Inc., a Florida corporation (“Purchaser”, and along with Sellers, each sometimes hereinafter a “Party”, and sometimes collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Sellers and Purchaser have entered into the Asset Purchase Agreement dated as of January [   ], 2011 (the “Purchase Agreement”), pursuant to which Purchaser has purchased substantially all of the assets and assumed certain liabilities relating to the Business.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, the Sellers seek the orderly winding down of the operations of each of the Sellers following the closing of the transactions contemplated by the Purchase Agreement (the “Closing”);

WHEREAS, historically, the persons named on Schedule A attached hereto (the “Named Employees”) were employed by one of the Sellers and performed certain corporate and administrative, accounting, financial and other services for the Sellers in connection with the Business;

WHEREAS, effective as of or subsequent to the Closing, the Named Employees shall be employed by Purchaser or one of its Affiliates; and

WHEREAS, in consideration for the Sellers’ obligations under the Purchase Agreement (including but not limited to the liabilities that are to remain on account of the Sellers after Closing and the covenants that survive Closing), the Purchaser shall make available, or cause to be made available, to the Sellers the Named Employees who provided certain services to the Business  prior to the date hereof, and during the “Transition Services Period” (as hereinbelow defined).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to the Sellers upon which the Sellers relied in executing the Purchase Agreement, the Parties agree as follows:

1

Section 1.                                          Provision of Services.

(a)                                  Purchaser shall make available, or cause its Affiliates to make available, to the Sellers the Named Employees and Sellers may directly engage the Named Employees during any leave period to perform those services set forth on Schedule A (the “Transition Services”), during the time period(s) set forth on Schedule A (the “Transition Services Period”); provided that the Named Employees are then employed by Purchaser or its Affiliates (and not otherwise incapacitated).  In order to conclude the Transition Services Period as promptly as practicable,(i) the Sellers hereby agree, subject to the provisions of Section 4 below, to provide the Named Employees access to the books and records of the Sellers in a timely fashion and a license to use any systems of the Sellers during the Transition Services Period at no cost to Named Employees to the extent necessary for Named Employees to provide the Transition Services, and (ii) Purchaser hereby agrees to provide the Named Employees access to the books and records of the Business and any necessary systems of the Purchaser or the Business during the Transition Services Period at no cost to Sellers to the extent necessary for the Named Employees to perform the Transition Services as directed by Sellers.  No equipment or facility of either Party used by Named Employees in performing the Transition Services for or subject to use by the other Party shall be deemed to be transferred, assigned, conveyed or leased by such performance or use.

(b)                                 Purchaser may in its sole discretion, but only as pre-approved in writing by Sellers, agree to incur certain third party costs or expenses on behalf of the Sellers in connection with the Transition Services.  In such event, Purchaser shall, or shall cause its Affiliates to, invoice Rafaella monthly in arrears, subject to Section 3 of this Agreement, for any third party costs or expenses incurred in connection with the provision of the Transition Services provided by the Named Employees and such invoices shall be due and payable by Sellers in accordance with the provisions of Section 3.

(c)                                  During the Transition Services Period, Sellers shall not be required to engage the services of the Named Employees and may engage third parties or professional advisors for the completion of the Transition Services.

(d)                                 The Parties hereby understand and agree that, notwithstanding anything to the contrary in this Agreement or the Purchase Agreement (including without limitation Section 5.7 of the Purchase Agreement), in the event that any Named Employee ceases to be employed by Purchaser or its Affiliates, the Sellers shall have the right to directly or indirectly solicit or contact or offer to employ or contract with such Named Employee.

(e)                                  Sellers acknowledge and understand that Purchaser’s obligation hereunder is limited to making available to Sellers the Named Employees in accordance with the terms hereof, and that Purchaser and its Affiliates do not undertake to provide any Transition Services to Sellers or any third parties.  Any Transition Services performed by the Named Employees pursuant to this Agreement shall be as engaged with, and as directed by, Sellers and/or their respective Affiliates.

(f)                                    Sellers agree to use commercially reasonable best efforts to conclude the Transition Services as promptly as practicable.  Sellers further agree to notify Purchaser, in advance where practicable under the circumstances, of the dates and times when any of the

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Named Employees shall be needed.  Purchaser reserves the right to reasonably reject any request for services to be provided by any Named Employee in the event such request is in conflict with the legitimate business needs of Purchaser; provided, however, that the foregoing shall not in any way prohibit Sellers from subsequently requesting that the Named Employees provide Transition Services hereunder, subject to all of the terms and conditions hereof.

(g)                                 Sellers acknowledge and agree that Purchaser does not undertake to supervise, manage or otherwise direct the provision of any Transition Services by any Named Employee. The obligation to supervise, manage and direct the Transition Services remains at all times with Sellers and/or their respective Affiliates.  The Named Employees shall be subject to the direction and control of the Sellers while providing such Transition Services to Sellers and/or their respective Affiliates. The Named Employees shall be independent contractors of Sellers in connection with their providing any Transition Services to Sellers.

(h)                                 Purchaser promises to allow the Named Employees to use Purchaser’s workspace, materials, and equipment necessary for the performance of the Transition Services.

Section 2.                                          Termination.

(a)                                  The Transition Services Period shall be deemed to terminate on the earliest of: (i) the date set forth on Schedule A, (ii) the date on which any Seller terminates this Agreement upon five (5) days’ prior written notice to Purchaser, or (iii) the date on which this Agreement is terminated or expires in accordance with its terms.

(b)                                 In the event that either Party fails to perform, or cause to be performed, any material obligation under this Agreement (the “Failing Party”), and such failure is not cured within ten (10) Business Days after receipt by the Failing Party of written notice from the other Party, then such other Party may, upon written notice to Failing Party, and in addition to the rights and remedies provided in at law or in equity, terminate this Agreement and, except as otherwise set forth in Section 2(c) hereof, all rights and privileges granted or created hereunder.

(c)                                  Upon termination of this Agreement for any reason, Sellers shall have no payment obligations to the Purchaser or any of its Affiliates with respect to this Agreement other than any unfulfilled payment obligations provided for in Section 3 of this Agreement.

(d)                                 Notwithstanding the termination of this Agreement, each of Sections 1(c), 3, 5, 6, 8, 9, 10, 12, 13, 14, 15 and 16 of this Agreement shall survive any such termination.

Section 3.                                          Reimbursement for Costs and Expenses Incurred in Connection with the Transition Services; Relationship of the Parties.  Sellers shall pay Purchaser a fee of Two Hundred Dollars ($200.00) per hour (pro rated for any partial hours) for any Transition Services performed by the Named Employees for Sellers hereunder, and Sellers shall also reimburse Purchaser for all reasonable, third-party out-of-pocket expenses incurred by Purchaser in connection with the Named Employees providing the Transition Services that have been pre-approved in writing by any Seller and Purchaser in accordance with the provisions of Section 1(b) above.  Sellers shall pay Purchaser, by wire transfer, in accordance with the wire transfer instructions annexed hereto as Schedule B, within fifteen (15) Business Days of its receipt of any invoice; provided that in the event that Sellers fail to make timely payment of any

3

fees or costs invoiced to Sellers, which Sellers are not disputing in good faith, such amounts shall bear interest at the rate of eight percent (8%) per annum from the date on which such payment is due until the same is paid in full.

Section 4.                                          Access to Records and Properties.   In the event that the Named Employees require access to the Sellers’ books and records to perform the Transition Services as engaged by Rafaella hereunder, the Sellers shall, during normal business hours, provide Named Employees with reasonable access to its books and records .

Section 5.                                          Standard of Care; Limitation of Liability; Indemnification.

(a)                                  Purchaser shall use its reasonable best efforts to ensure that the Named Employees are permitted to provide Transition Services during periods reasonably requested by Rafaella.

(b)                                 NO PARTY NOR ANY OF ITS REPRESENTATIVES OR AFFILIATES WILL BE LIABLE FOR ANY AMOUNTS REPRESENTING OPPORTUNITY COSTS, LOSS OF PROFITS, LOSS OF BUSINESS OR SALES OR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF SUCH PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO LIABILITY RESULTING FROM A BREACH BY EITHER PARTY AND/OR THEIR RESPECTIVE AFFILIATES OF THEIR CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT.

(c)                                  NONE OF PURCHASER, ITS REPRESENTATIVES, ITS AFFILIATES OR ITS EMPLOYEES OR AGENTS WILL BE LIABLE, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, IN EXCESS OF THE SUM (I) THE AMOUNTS PAID TO PURCHASER AND ITS AFFILIATES UNDER THIS AGREEMENT, AND (II) ANY AMOUNTS DUE TO PURCHASER AND ITS AFFILIATES UNDER THIS AGREEMENT.

(d)                                 IN FURTHERANCE AND NOT IN LIMITATION OF THE FOREGOING, PURCHASER AND ITS REPRESENTATIVES AND AFFILIATES AND EMPLOYEES WILL NOT BE LIABLE IN RESPECT OF ANY DECISIONS MADE BY ANY OF THE SELLERS AND/OR THEIR RESPECTIVE AFFILIATES AS A RESULT OF THE PROVISION OF TRANSITION SERVICES DURING THE WINDING DOWN OF THE SELLERS’ BUSINESS.

(e)                                  Except as otherwise hereinabove provided, Purchaser, its Affiliates and their respective successors and the respective Representatives shall have no indemnification obligation to Sellers or their Affiliates arising out of or related to the performance of Purchaser’s obligations pursuant to this Agreement, in any manner whatsoever, including but limited to any alleged or actual gross negligence or willful misconduct by Purchaser, its Affiliates and their respective Representatives and/or the Named Employees.

(f)                                    Sellers shall indemnify Purchaser, its Affiliates and their respective successors and the respective Representatives against whom a claim for indemnification is being

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asserted under this Agreement, and hold them harmless from and against, any and all loss, liability, damage, claim, cost or expense (including, but not limited to, the reasonable fees and expenses of their legal counsel and reasonable costs of investigation) arising out of or related to the performance of Sellers’ obligations pursuant to this Agreement.

Section 6.                                          Relationship of the Parties.  In performing their respective obligations hereunder, each Party shall be a independent to the other and no such Party nor any of such Party’s representatives, agents or employees shall be deemed to be the representative, agent or employee of the other Party.  The Parties do not intend to create a partnership, joint venture, association, agency or other relationship between them and any legal relationship other than that of independent contractors on the terms set forth herein, no Party shall have the authority to act on behalf of or bind the other Party.  Accordingly, Purchaser acknowledges and agrees that Purchaser is obligated to report as income all consideration received by Purchaser pursuant to this Agreement and that Purchaser is solely responsible for all taxes, withholdings, and other similar statutory obligations including, but not limited to, self-employment tax and workers’ compensation insurance with respect to any Named Employee.  Purchaser agrees to defend, indemnify and hold Sellers harmless from any and all claims made by any entity on account of a failure by Purchaser to satisfy any such tax or withholding obligations.

Section 7.                                          Representatives.  Each of the Parties will designate a qualified employee to serve as its principal representative to coordinate and facilitate the providing of Transition Services by the Named Employees.  Such employees designated will be granted sufficient authority to resolve on behalf of each of the Parties all questions and problems arising with respect to the provision of Transition Services.  From the date hereof until further notice, the representative of Rafaella shall be            and the representative of Purchaser shall be the CFO of Purchaser.

Section 8.                                          Confidentiality.  In addition to any and all other confidentiality agreements made in writing between the Parties, which shall remain in effect in accordance with their terms and shall not be deemed to be limited hereby, each Party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all information concerning the other Party (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such Party or (b) later lawfully acquired on a non-confidential basis from other sources by the Party to which it was furnished), and neither Party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 9.

Section 9.                                          Non-Performance.  Neither party shall be liable for any loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement to the extent such delay or failure results from events beyond the control of that party, including but not limited to acts of God, acts or regulations of any governmental entity, war, terrorism, riots, insurrection or other hostilities, accident, fire, flood, strikes, lockouts, industrial disputes or shortages of fuel, the termination, nonperformance, illness

5

or resignation of the Named Employees.  Neither party shall be entitled to terminate this Agreement in respect of any such delay or failure resulting from any such event.

Section 10.                                   Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made (a) in the case of personal delivery or delivery by facsimile (with confirmation of delivery), on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day following dispatch and (c) in the case of mailing, on the fifth Business Day following such mailing if sent by certified mail, return receipt requested, postage prepaid.  All such notices, requests, demands and other communications shall be addressed at the address or facsimile number shown in this Section 10 for, or such other address or facsimile number as may be designated in writing hereafter by, such Party:

If to Seller:	Rafaella Apparel Group, Inc. 1411 Broadway New York, New York 10018 Attention: [•] Facsimile: [•]

With a copy (which shall not constitute notice) simultaneously by like means to each of:	RA Cerberus LLC c/o Cerberus Capital Management, L.P. 299 Park Avenue New York, New York 10017 Attention: [•] Facsimile: [•]

Zukerman Gore & Brandeis, LLP 875 Third Avenue New York, New York 10022 Attention: Clifford A. Brandeis, Esq. Fax: 212-223-6433

If to Purchaser:	Perry Ellis International, Inc. 3000 NW 107 Avenue Miami, Florida 33172 Attention: General Counsel Facsimile: (786) 221-8245

With a copy (which shall not constitute notice) simultaneously by like means to:	Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 Attention: Clifford E. Neimeth David C. Peck Facsimile: (212) 801-6400

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Section 11.                                   Counterparts.  This Agreement may be executed in one or more original, facsimile or electronic counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 12.                                   Entire Agreement; No Third Party Beneficiaries; Amendments.  This Agreement (including the Schedules hereto) embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings relative to such subject matter.  Each Party acknowledges that it is not relying on any promise or representation not explicitly set forth herein in entering into this Agreement.  Nothing herein shall grant to or create in any person or entity not a Party hereto, including but not limited to an employee of the Sellers, or their Affiliates or Purchaser, or any of its Affiliates, any right to any benefits hereunder, and no such person or entity shall be entitled to sue either Party to this Agreement with respect thereto.  No amendment or modification of this Agreement shall be valid unless in writing and signed by all the Parties.

Section 13.                                   Severability.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

Section 14.                                   Governing Law; Waiver of Jury Trial.

(a)                                  This Agreement shall be interpreted and governed by the laws of New York without giving effect to those principles of conflict of laws that may require the application of the laws of a jurisdiction other than New York.  The Parties irrevocably agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of New York or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in a court in the State of New York sitting in New York County with proper jurisdiction to hear the dispute, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction and venue of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have based on forum non coveniens or any other objection to the laying of the venue in any of those courts.

(b)                                 The Parties each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any of the parties against any other party, whether with respect to contract claims, tort claims, or otherwise. The Parties each agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the Parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or

7

enforceability of this Agreement or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

Section 15.                                   Assignment.  This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by either Party hereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld).

Section 16.                                   Headings; Interpretation.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to a Section or Schedule, unless otherwise indicated, shall mean a Section of this Agreement or Schedule attached to this Agreement, respectively. References herein to “days”, unless otherwise indicated, are to consecutive calendar days.  References to a “corporation” or “company” shall be construed so as to include any corporation, company or other body corporate, wherever and however incorporated or established.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

RAFAELLA APPAREL GROUP, INC.

By:
Name:
Title:

RAFAELLA APPAREL FAR EAST LIMITED

By:
Name:
Title:

VERRAZANO, INC.

By:
Name:
Title:

PERRY ELLIS INTERNATIONAL, INC.

By:
Name:
Title:

Signature Page to Transition Services Agreement

Schedule A

Named Employees and Transition Service Periods

Reference is hereby made to that certain Transition Services Agreement by and between Rafaella Apparel Group and Perry Ellis International, Inc. (the “Agreement”) to which this Schedule A is annexed.  Unless otherwise expressly set forth on this Schedule A to the contrary, all capitalized terms on this Schedule A shall have the same meanings as ascribed to them in the Agreement.

The Sellers have requested the services of Lance Arneson, Michelle Pavon or David Regasky (the “Named Employees”) for a period not to exceed nine (9) months after the Closing Date.  During such period, Sellers may request that the Purchaser make available the Named Employees to facilitate (i) the orderly winding down of the business and operations of each of the Sellers, (ii) the sale of Excluded Assets, (iii) the settlement and satisfaction of the Excluded Liabilities; (iv) the negotiation of any Seller Returns and Seller Chargebacks in accordance with Section 5.14 of the Purchase Agreement (the “Transition Services”). Purchaser will agree to make the Named Employees available to provide such Transition Services; provided that the Named Employees are then employed by Purchaser or its Affiliates (and not otherwise incapacitated); provided further, that Seller directly engages, supervises, manages and otherwise directs the provision of the Transition Services by the Named Employees; and provided further that the services of the Named Employees will be provided at reasonable times and on a reasonable basis taking into account their duty and responsibilities to provide services to Purchaser.

Schedule B

Purchaser Wire Transfer Instructions

Exhibit F

Form of Warrant Assignment

FORM OF

WARRANT AGREEMENT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES REPRESENTED HEREBY ARE RESTRICTED AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, UNLESS (A) REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE COMPANY, IS OBTAINED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

Dated as of January , 2011	No. W-1

PERRY ELLIS INTERNATIONAL, INC.

Warrant for the Purchase of Shares of Common Stock

FOR VALUE RECEIVED, Perry Ellis International, Inc., a corporation organized under the laws of the State of Florida (the “Company”), hereby certifies that Rafaella Apparel Group, Inc., a corporation organized under the laws of Delaware, or its registered assigns, is the registered holder (the “Holder”) of a warrant (the “Warrant”) of the Company that entitles the Holder to purchase from the Company, on the terms and subject to the conditions hereinafter set forth, the number of shares of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (as defined below) set forth in Section 1 hereof at the Exercise Price (as defined in Section 2) per share of Common Stock. This Warrant has been issued pursuant to that certain Asset Purchase Agreement dated as of January [    ], 2011 (the “Agreement”) by and among the Company and Rafaella Apparel Group, Inc., Rafaella Apparel Far East Limited, and Verrazono, Inc.

The term “Common Stock” means the Common Stock, par value $0.01 per share, of the Company as constituted on the date of issuance of this Warrant.  The number of shares of Common Stock to be received upon the exercise of this Warrant may be adjusted from time to time as hereinafter set forth.  The term “Warrant Shares” means the shares of Common Stock deliverable upon exercise of the Warrant, as may be adjusted from time to time. The term “Company” means and includes Perry Ellis International, Inc., as well as any person or entity which shall succeed, or assume the obligations of, Perry Ellis International, Inc. The term “Business Day” means any day, except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.  The term “Closing Price” means on any date specified herein, the amount per share of Common Stock equal to (a) if shares of Common Stock are then listed or admitted to trading on any national securities exchange, the last sale price of such share of Common Stock on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, (b) if shares of Common Stock are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security by Financial Industry Regulatory Authority, Inc. (“FINRA”), the last trading price of the shares of Common Stock on such date, (c) if there shall have been no trading on such date or if the shares of Common Stock are not so designated, the average of the closing bid and asked prices of the shares of Common Stock on such date as shown by a FINRA automated quotation system, or (d) if shares of Common Stock are not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined by a nationally recognized investment bank selected by the Board of Directors of the Company and reasonably acceptable to the Holders.

The Holder agrees with the Company that this Warrant is issued, and all the rights hereunder shall be held subject to, all of the conditions, limitations and provisions set forth herein.

1.                                      Number of Shares.  The Holder of this Warrant is entitled to purchase 106,565 duly authorized, validly issued, fully paid and nonassessable shares of the Company’s Common Stock, as such amount may be adjusted under Section 9 hereof.

2.                                      Exercise Price.  The Exercise Price shall be $0.01 per share, subject to adjustment pursuant to Section 9 hereof (originally and as adjusted, the “Exercise Price”).

3.                                      Exercise of Warrant.  This Warrant may be exercised in whole or in part, at any time or from time to time during the period (a) commencing on the Business Day immediately following the first Business Day on which the Closing Price of the Company’s Common Stock equals or exceeds $28.152 subsequent to the closing of the transactions contemplated by the Agreement (the “Threshold Price”) and (b) expiring as of 5:00 p.m. on [January]       , 2013, or if such date is not a Business Day, then as of 5:00 p.m. on the next succeeding day that shall be a Business Day (the “Expiration Date”).

4.                                      Notice of Exercise.

(a)                                  The purchase rights represented by this Warrant may be exercised by presentation and surrender of this Warrant to the Company at its principal office, or at the office of a warrant agent designated by the Company by written notice to the Holder (the “Warrant Agent”), with the form of Warrant exercise attached hereto as Exhibit A (the “Warrant Exercise Form”), duly executed by the Holder or its duly authorized attorney and either (i) accompanied by payment of the Exercise Price, as adjusted as provided herein, or (ii) otherwise paid for in accordance with the provisions of Section 5 below, in each instance for the number of Warrant Shares specified in such Warrant Exercise Form.

(b)                                 Payment in cash of the aggregate Exercise Price shall be made by wire transfer in cash or by certified check or cashier’s check, payable to the order of the Company in accordance with the provisions of Section 4(a).

(c)                                  Upon surrender of this Warrant, the Warrant Exercise Form and payment of the aggregate Exercise Price, whether in accordance with this Section 4 or Section 5 below, the Company shall direct its transfer agent to issue and cause to be delivered as soon as reasonably practicable, and in any case within three (3) Business Days after the surrender of this Warrant, to or upon the written order of the Holder, and in such name or names, as the Holder may designate as provided in Section 10, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of this Warrant.  If this Warrant should be exercised in part only, the Company shall execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder.  In no event shall the Company be liable to the Holder for any failure by the Company’s transfer agent to issue and cause to be delivered any Warrant Shares as provided herein.

(d)                                 Upon receipt by the Company at its office, or by the Warrant Agent at its office, of this Warrant, together with the Warrant Exercise Form and the payment of the aggregate Exercise Price in accordance with either this Section 4 or Section 5, the Holder shall immediately be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

5.                                      Cashless Exercise.  Notwithstanding any provision herein to the contrary, in lieu of paying the Exercise Price in cash upon the exercise of this Warrant, in whole or in part, a Holder may exercise this Warrant, in whole or in part, by electing to receive that number of shares of Common Stock as determined below by surrendering to the Company such Warrant, with the Warrant Exercise Form duly completed and signed by the Holder or its duly authorized attorney, in which event the Company shall issue to the Holder the number of shares of Common Stock computed using the following formula (“Cashless Exercise”):

For purposes of the foregoing formula:

CS =	the number of shares of Common Stock to be issued to the Holder;

WCS =	equals the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised;

CP =	the Closing Price of the Common Stock on the date immediately preceding the date of the applicable Warrant Exercise Form; and

EP =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

Upon such surrender of this Warrant and the Warrant Exercise Form indicating the Holder’s election to exercise pursuant to a Cashless Exercise, the Company shall issue and cause to be delivered promptly, and in any case within three (3) Business Days after the surrender of this Warrant, to or upon the written order of the Holder and in such name or names, as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of this Warrant. If this Warrant should be exercised in part only, the Company shall execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder.

6.                                      Reservation of Shares.  The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock for issuance and delivery upon exercise of this Warrant the maximum number of shares of Common Stock or other shares of capital stock of the Company (and other securities) from time to time receivable upon exercise of this Warrant, and all shares so reserved shall not be affected or limited by preemptive rights granted to others. All such shares (and other securities) shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and non-assessable and free of all preemptive rights, liens, charges and encumbrances.

7.                                      Fractional Shares.  No fractional shares or script representing fractional shares shall be issued upon the exercise of the Warrants, but the Company shall pay to the Holder in cash an amount equal to the Closing Price multiplied by such fraction in respect of such fractional share of Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of the Warrants.

8.                                      Rights of the Holder.  Prior to exercise of the Warrants, the Holder, in its capacity hereunder, shall not, by virtue hereof, be entitled to any rights as a shareholder of the Company, either at law or in equity, and the rights of the Holder, in its capacity hereunder, are limited to those expressed in this Warrant.

9.                                      Adjustment of Exercise Price and Number of Shares.  The number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(a)                                  Consolidation, Merger, Equity Exchange, etc.  In case a consolidation, merger or equity exchange of the Company shall be effected with another Person (as defined in Section 10) after the date hereof and the Company shall not be the surviving entity, or the Company shall be the surviving entity but its shares of Common Stock shall be changed into securities or other property of another Person, and in either such case, this Warrant shall not then be exercisable as provided in Section 3 hereof, then, as a condition of such consolidation, merger, or equity exchange, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive, upon the exercise of this Warrant, on the basis and the terms and conditions specified herein (and in lieu of each Warrant Share immediately theretofore purchasable and receivable upon the exercise of this Warrant), such securities, cash or other property receivable upon such consolidation, merger, or equity exchange, as such Holder would have been entitled to receive if this Warrant had been exercised immediately prior to such event.  In any such case, appropriate and equitable provision also shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including Section 9 hereof) shall thereafter be applicable, as nearly as may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.  The Company shall not effect any such consolidation, merger, or equity exchange at a time when this Warrant is not then exercisable as provided in Section 3 hereof, unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such consolidation, merger or equity exchange shall assume, by written instrument, the obligation to deliver to such Holder such securities, cash or other property as, in accordance with the foregoing provisions, such Holder may be entitled to receive upon the exercise of this Warrant.  The above provisions of this Section 9 (a) shall similarly apply to any successive consolidations, mergers, or equity exchanges, provided that this Warrant is not then exercisable at the time of such successive consolidation, merger or equity exchange.

(b)                                 Reclassification, Etc.  If the Company at any time shall, by combination or reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification or other change.

(c)                                  Stock Dividends, Splits, Subdivisions or Combination of Shares.  If the Company at any time shall pay a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, or split or subdivide its Common Stock, (i) the number of Warrant Shares issuable pursuant to this Warrant shall be proportionately increased, (ii) the Threshold Price shall be proportionately decreased; provided, however, if the Closing Price has exceeded the Threshold Price prior to such stock dividend, split or subdivision, the adjustment to the Threshold Price hereunder shall not effect the exercisability hereunder in accordance with Section 3 hereof and (iii) the Exercise Price per share of Common Stock shall remain $0.01 per share.  If the Company at any time shall combine or reverse split its Common Stock, the Exercise Price and the Threshold Price shall be proportionately increased and the number of Warrant Shares issuable pursuant to this Warrant shall be proportionately decreased; provided, however, if the Closing Price has exceeded the Threshold Price prior to such combination or reverse stock split, the adjustment to the Threshold Price hereunder shall not effect the exercisability hereunder in accordance with Section 3 hereof.  The Company will not take any action to increase the par value of the Common Stock or take any action which results in an increase of the par value of the Common Stock in either case above the then current Exercise Price per share of Common Stock, unless concurrently therewith (i) the Exercise Price per share will be adjusted to an amount equal to the lowest Exercise Price per share required to permit exercise of the Warrant, in whole or in part, under applicable law, and (ii) an increase is made in the number of Warrant Shares issuable pursuant to this Warrant to preserve the economic value of the Warrant as determined immediately prior to such increase in par value in order to offset the higher Exercise Price per share required under applicable law to permit exercise of the Warrant.

(d)                                 No Other Rights.  Except as expressly set forth in this Section 9, the Holder shall not be entitled to receive any preferences, anti-dilution adjustments, preemptive rights, rights of first refusal or other rights with respect to this Warrant or the Warrant Shares.

(e)                                  Notice of Adjustments; Notices.  Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted as set forth in this Section 9, the Company shall as promptly as reasonably practicable deliver in accordance with Section 11 to the Holder a certificate signed by its President, Chief Executive Officer or Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment.

(f)                                    Notices of Corporate Events.  If the Company (i) shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of cash, securities or other property in respect of its Common Stock, including without limitation granting any rights or warrants to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, or to receive any other right; (ii) authorizes or approves any (A) capital reorganization of the Company, (B) any reclassification of the capital stock of the Company, (C) any consolidation or merger of the Company with or into another corporation, (D) any sale of all or substantially all of its assets in one or a series of related transactions; (E) any tender offer or exchange offer pursuant to which holders of the Common Stock are permitted to tender or exchange their shares for other securities, cash or property; or (F) an increase in the par value per share of the Common Stock, or (iii) authorizes the voluntary dissolution, liquidation or winding up of the Company, then the Company shall mail to the Holder a notice describing the material terms and conditions of such transaction (but only to the extent such disclosure would not result in the dissemination of material non-public information) at least ten (10) calendar days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps necessary in order to provide the Holder with the opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10.                               Transferability of Warrant; Compliance with the Securities Act.  Except as set forth herein, a Holder may not transfer, assign or encumber all or any part of this Warrant (“Transfer”).  Notwithstanding the foregoing, a Holder may Transfer all or any part of this Warrant to a Permitted Transferee.  “Permitted Transferee” means (i) Cerberus Capital Management, L.P. (“Cerberus”), (ii) any Affiliate of Cerberus, (iii) any investment fund or managed account managed or controlled by Cerberus or any Affiliate of Cerberus, (iv) any Affiliate of any investment fund or managed account managed or controlled by Cerberus or any Affiliate of Cerberus, (v) RSW 2005 Inc. or any Affiliate of RSW 2005, Inc.  The term “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  The term “Person” shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity.  The term “control” (including the terms “controlled by”, “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.  The Company shall from time to time register the transfer of any outstanding Warrant certificates upon the records to be maintained by it for that purpose, upon surrender thereof accompanied by a Warrant assignment in the form of Exhibit B hereto, duly executed by the Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney.  Upon any such registration of transfer, a new Warrant certificate shall be issued to the transferee(s) and the surrendered Warrant certificate shall be cancelled by the Company.  Cancelled Warrant Certificates shall thereafter be disposed of by or at the direction of the Company in accordance with applicable law.  The Company shall number and register the Warrant certificates in a Warrant register as they are issued by the Company.  The Warrant register will show the names and addresses of the Holders, the numbers of Warrants and Warrant Shares evidenced on the face of each Warrant certificate and the date of each Warrant certificate. The Company shall change the address of the registered Holder in the Warrant register upon written notice of such Holder delivered in accordance with Section 11 hereof.

The Warrant Shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of unless registered under the Securities Act and any applicable state securities laws or pursuant to available exemptions from such registration, provided that the transferor delivers to the Company an opinion of counsel reasonably satisfactory to the Company confirming the availability of such exemption.  All certificates representing the Warrant Shares shall bear on the face thereof substantially the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under applicable state securities laws and may not be sold, offered for sale, assigned, transferred or otherwise disposed of, unless registered pursuant to the provisions of the Securities Act and any applicable state securities laws or unless an opinion of counsel reasonably acceptable to the Company is obtained stating that such disposition is in compliance with an available exemption from such registration.”

11.                               Notices.  Any notice or demand authorized or permitted by this Warrant to be given or made by any Holder to or on the Company shall be sufficiently given or made when and if (i) transmitted in legible form by facsimile machine to the facsimile number below with confirmation of receipt, or (ii) (A) deposited in the mail, first class or registered, postage prepaid, or (B) delivered to a nationally recognized private delivery service (such as FedEx) on an overnight basis, postage or freight prepaid, addressed (until another address is sent in writing by the Company to the Holders) as follows:

Perry Ellis International, Inc.
3000 NW 107 Avenue
Miami, Florida 33172
Attention:  General Counsel

Facsimile: (786) 221-8245

Any notice pursuant to this Warrant Agreement to be given by the Company to a Holder shall be sufficiently given when and if (i) transmitted in legible form by facsimile machine to the facsimile number appearing on the Warrant register, with confirmation of receipt, or (ii) (A) deposited in the mail, first-class or registered, postage prepaid, or (B) delivered to a nationally recognized private delivery service (such as FedEx) on an overnight basis, postage or freight prepaid, addressed to such Holder at the address appearing on the Warrant register, and with a copy simultaneously by like means to:

Zukerman Gore Brandeis & Crossman, LLP
875 Third Avenue
New York, New York 10022
Attention:  Clifford A. Brandeis, Esq.
Facsimile:  (212) 223-6433

The initial address for the initial Holder to be included in the Warrant register is set forth below:

Rafaella Apparel Group, Inc.
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10017
Attention:  [•]
Facsimile:  [•]

12.                               Payment of Taxes and Customary Expenses of Issuance.  No service charge shall be made to any Holder for any exercise, exchange or registration of a Transfer permitted in accordance with Section 10 of this Warrant.  The Company shall pay its expenses and the customary expenses of its transfer agent in connection with the issuance of the Warrant Shares.  The Company shall not be required to pay any tax or taxes which may be payable in respect of any subsequent Transfer of this Warrant or a Transfer involved in the issue of any Warrant certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant certificate surrendered upon the exercise of a Warrant, and all required opinions of counsel shall be at the sole expense of the Holder.  The Company shall pay all stamp taxes attributable to the issuance of Warrant Shares to the registered Holder upon exercise of the Warrant by the registered Holder.

13.                               Rule 144 Information.

(a)                                  With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission (the “SEC”) which may permit the sale of the Warrant Shares to the public without registration, the Company agrees to:

(b)                                 make and keep public information available, as those terms are defined in Rule 144 under the Securities Act;

(c)                                  use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(d)                                 furnish to each Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act.

14.                               General Provisions.

(a)                                  Successors.  All the covenants and provisions of this Warrant shall bind and inure to the benefit of the respective executors, administrators, successors and permitted assigns of the Holder and the Company.

(b)                                 Amendment.  This Warrant may only be modified or amended by a writing signed by the Company and the Holder.

(c)                                  Applicable Law.  This Warrant shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the internal laws of said State, without giving effect to such State’s conflicts of laws provisions.  The parties hereto irrevocably consent to the jurisdiction of the state and federal courts sitting in the Miami-Dade County, Florida in connection with any action, suit or proceeding arising out of or relating to this Warrant.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any action in any jurisdiction.

(d)                                 Entire Agreement.  Except as provided herein, this Warrant, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations or agreements and other oral, written, or other communications between them concerning the subject matter of this Warrant.

(e)                                  Severability.  If any provision of this Warrant is unenforceable, invalid, or violates applicable law, such provision shall be deemed stricken and shall not affect the enforceability of any other provisions of this Warrant.

(f)                                    Captions.  The captions in this Warrant are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Warrant or the relationship of the parties, and shall not affect this Warrant or the construction of any provisions herein.

(g)                                 Lost or Mutilated Warrant.  The Company covenants to the Holder that upon receipt by the Company of documentation reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver a new warrant of like tenor and date in lieu of this Warrant.  Any such new warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

(h)                                 Further Assurances.  The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person, and otherwise fulfilling, or causing the fulfillment of, the various obligations made herein), as may be reasonably required or desirable to carry out or to perform the provisions of this Warrant and to consummate and make effective as promptly as possible the transactions contemplated by this Warrant.

(i)                                     Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall have such remedies to which they are entitled at law or in equity; provided, however, that each Holder’s equitable relief shall be limited to (i) the right to enforce specifically the right of such Holder to exercise this Warrant in accordance with the terms hereof and to receive delivery of the Warrant Shares issuable upon such exercise and (ii) the right to seek such equitable remedies as may apply as a result of the bankruptcy or insolvency of the Company, in each instance in any Florida state court or any federal or bankruptcy court located in the State of Florida.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.

PERRY ELLIS INTERNATIONAL, INC.
a Florida corporation

By:
Name:
Title:

EXHIBIT A

WARRANT EXERCISE FORM

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To Perry Ellis International, Inc.:

In accordance with the Warrant for the Purchase of Shares of Common Stock (the “Warrant”) enclosed with this Warrant Exercise Form, the undersigned hereby irrevocably elects to purchase                                              shares of Common Stock, $0.01 par value per share (“Common Stock”), of Perry Ellis International, Inc. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.                                       Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

a “Cash Exercise” with respect to                            Warrant Shares; and/or

a “Cashless Exercise” with respect to                      Warrant Shares.

2.                                       Payment of Exercise Price.  In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the aggregate Exercise Price in the sum of $                     to the Company in accordance with the terms of the Warrant.

3.                                       Delivery of Warrant Shares.  In accordance with the terms of the Warrant, the Company shall deliver to the Holder                      Warrant Shares issued in the name of:

(Please print name and address)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock that the undersigned had elected to purchase in accordance with the enclosed Warrant, the undersigned requests that a new Warrant evidencing the right to purchase the shares of Common Stock not issued pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

(Please print name and address)

Dated:
(Print name of holder)

By:
Name:
Title:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,

hereby sells, assigns, and transfers unto

Name:
(Please type or print in block letters)

the right to purchase Common Stock of Perry Ellis International, Inc., a Florida corporation (the”Company”), represented by this Warrant to the extent of                                  shares as to which such right is exercisable and does hereby irrevocably constitute and appoint                                                                        Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Dated:

By:

Name

Title

13

Schedule I

Sellers’ Disclosure Schedules

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]